Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS

BEEN REQUESTED IS OMITTED AND NOTED WITH

“****”.

AN UNREDACTED VERSION OF THIS DOCUMENT

HAS ALSO BEEN PROVIDED TO THE

SECURITIES AND EXCHANGE COMMISSION.

$300,000,000

CREDIT AGREEMENT

dated as of March 27, 2013

among

SIRVA WORLDWIDE, INC.,

as Borrower,

SIRVA, INC.,

as Holdings,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

GOLDMAN SACHS BANK USA,

as Administrative Agent and Collateral Agent

GOLDMAN SACHS BANK USA and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

and

WELLS FARGO BANK, N.A.,

as Syndication Agent

i

4.17 No Material Misstatements	58
4.18 Labor Matters	59
4.19 Insurance	59
4.20 Anti-Corruption Laws and PATRIOT Act	59
4.21 Compliance with OFAC Rules and Regulations	59

SECTION 5. CONDITIONS PRECEDENT	59

SECTION 6. AFFIRMATIVE COVENANTS	63

6.1 Financial Statements	63
6.2 Certificates, Other Information. Furnish to the Administrative Agent	65
6.3 Payment of Obligations	66
6.4 Conduct of Business and Maintenance of Existence	66
6.5 Maintenance of Property; Insurance	66
6.6 Inspection of Property; Books and Records; Discussions	67
6.7 Notices	67
6.8 Environmental Laws	69
6.9 After Acquired Real Property and Fixtures	69
6.10 Acquired Subsidiaries; Further Security and Guarantees	70
6.11 Employee Relocation Business Entity	71
6.12 Lenders’ Meetings and Conference Calls	72
6.13 Maintenance of Ratings	72
6.14 Compliance with Laws	72
6.15 Flood Zone	72
6.16 Certain Post-Closing Obligations	72
6.17 Subordination	72

SECTION 7. NEGATIVE COVENANTS	72

7.1 Financial Condition Covenants	72
7.2 Limitation on Indebtedness	73
7.3 Limitation on Liens	77
7.4 Limitation on Guarantee Obligations	79
7.5 Limitation on Fundamental Changes	81
7.6 Limitation on Sale of Assets	81
7.7 Limitation on Loans and Dividends to Holdings	83
7.8 Limitation on Capital Expenditures	85
7.9 Limitation on Investments, Loans and Advances	85
7.10 Limitations on Certain Acquisitions	88
7.11 Limitation on Transactions with Affiliates	89
7.12 Limitation on Sales and Leasebacks	90
7.13 Limitations on Dispositions of Collateral	90
7.14 Limitation on Changes in Fiscal Year	91
7.15 Limitation on Lines of Business; Creation of Subsidiaries	91
7.16 Limitation on Modifications of Tax Sharing Agreement	91
7.17 Use of Proceeds	91
7.18 Covenants of Holdings	91
7.19 Limitation on Negative Pledge Clauses	93

7.20 Clauses Restricting Subsidiary Distributions	93
7.21 Modifications of Organizational Documents	94
7.22 **** Receivables Debt	94

SECTION 8. EVENTS OF DEFAULT	94

8.1 Events of Default	94
8.2 Right to Cure	97

SECTION 9. AGENTS	98

9.1 Appointment of Agents	98
9.2 Powers and Duties	98
9.3 General Immunity	99
9.4 Agents Entitled to Act as Lender	101
9.5 Lenders’ Representations, Warranties and Acknowledgment	101
9.6 Right to Indemnity	101
9.7 Successor Administrative Agent and Collateral Agent	102
9.8 Security Documents and Guarantee	103
9.9 Withholding Taxes	105
9.10 Administrative Agent May File Proofs of Claim	105

SECTION 10. MISCELLANEOUS	105

10.1 Amendments and Waivers	105
10.2 Notices	108
10.3 No Waiver; Cumulative Remedies	110
10.4 Survival of Representations and Warranties and Agreements	111
10.5 Expenses	111
10.6 Indemnity	112
10.7 Successors and Assigns	113
10.8 Adjustments; Set-off	118
10.9 Counterparts	119
10.10 Severability	119
10.11 Integration	119
10.12 GOVERNING LAW	119
10.13 Submission to Jurisdiction; Waivers	120
10.14 WAIVER OF JURY TRIAL	121
10.15 Confidentiality	121
10.16 Purchasing Borrower Parties	122
10.17 PATRIOT Act	122

SCHEDULES

A	Notices
4.4	Required Consents
4.8	Real Property
4.9	Intellectual Property Claims
4.15	Subsidiaries
5(d)	Lien Searches
5(g)	Filing Jurisdictions
6.16	Post-Closing Obligations
7.2(f)	Permitted Indebtedness
7.3(j)	Permitted Liens
7.4(a)	Permitted Guarantee Obligations
7.9(c)	Permitted Investments
7.11(iv)	Permitted Transactions with Affiliates

EXHIBITS

A	Form of Note
B	Form of U.S. Tax Compliance Certificate
C	Form of Assignment and Assumption
D-1	Form of Borrowing Notice
D-2	Form of Conversion/Continuation Notice
E	Form of Closing Certificate
F	Form of Discounted Prepayment Option Notice
G	Form of Lender Participation Notice
H	Form of Discounted Voluntary Prepayment Notice
I	Form of Compliance Certificate

APPENDICES

A	Commitments
B	Competitors

CREDIT AGREEMENT (this “Agreement”), dated as of March 27, 2013, among SIRVA WORLDWIDE, INC., a Delaware corporation (the “Borrower”), SIRVA, INC., a Delaware corporation (“Holdings”), the lenders from time to time party hereto (the “Lenders”) and GOLDMAN SACHS BANK USA, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”).

INTRODUCTORY STATEMENT

The Borrower has requested that the Lenders provide a term loan facility and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Agent”: the “Administrative Agent” under (and as defined in) the ABL Credit Agreement.

“ABL Collateral Documents”: the security agreements, the mortgages and each of the other agreements, instruments or documents that create or purport to create a Lien in favor of the ABL Agent for the benefit of the ABL Lenders.

“ABL Credit Agreement”: that certain Credit Agreement, dated as of the date hereof, among, among others, the Borrower, Holdings, the ABL Lenders and the ABL Agent, as amended, restated, refinanced, refunded, renewed, extended, supplemented or otherwise modified from time to time.

“ABL Lenders”: the “Lenders” under (and as defined in) the ABL Credit Agreement.

“ABL Obligations”: the “Obligations” under (and as defined in) the ABL Credit Agreement.

“ABR”: for any day, a rate per annum equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as (i) quoted in the print edition of The Wall Street Journal, Money Rates Section as the “prime rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time, or (ii) as established from time to time by the Administrative Agent as its “prime rate” at its principal U.S. office, and (c) the Eurodollar Rate that would be payable on such day for a Eurodollar Loan with a one-month Interest Period plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate, and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in ABR due to a change in the Federal Funds Effective Rate or such “prime rate” established by the Administrative Agent shall be effective as of the opening of business on the effective day of such change in the Federal Funds Effective Rate or “prime rate”, as the case may be. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the “prime rate”.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceleration”: as defined in subsection 8.1(e).

“Acceptable Price”: as defined in subsection 3.4(f)(iii).

“Acceptance Date”: as defined in subsection 3.4(f)(ii).

“Accepting Lenders”: as defined in subsection 10.1(c).

“Accounts”: as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to the Borrower and its Subsidiaries, all such Accounts of such Persons, whether now existing or existing in the future, including, without limitation, (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including, without limitation, all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including, without limitation, returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender”: a Lender that is a Sponsor or an Affiliate of the Sponsor (other than the Borrower and its Subsidiaries).

“Agent”: each of the Administrative Agent and the Collateral Agent. “Agent Affiliate”: as defined in subsection 10.2(b)(iii).

“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternative Financing”: an alternative Relocation SPV Financing or other source of liquidity, in each case, replacing the Securitization.

“Anti-Corruption Laws”: as defined in subsection 4.20.

“Applicable Discount”: as defined in subsection 3.4(f)(iii).

“Applicable Margin”: (a) with respect to Eurodollar Loans, 6.25% per annum and (b) with respect to ABR Loans, 5.25% per annum.

“Applicable Reserve Requirement”: at any time, for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications”: any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agents or to Lenders by means of electronic communications pursuant to subsection 10.2(b).

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”: any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, through a Sale and Leaseback Transaction) (a “Disposition”) by the Borrower or any of its Subsidiaries, in one or a series of related transactions, of any real or personal, tangible or intangible, property (including, without limitation, Capital Stock) of the Borrower or such Subsidiary to any Person (other than to the Borrower or any of its Wholly Owned Subsidiaries) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee Group”: two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Assumed Indebtedness”: as defined in subsection 7.2(i).

“Aurora”: Commercial Finance Services 1107, LLC and any Affiliates thereof.

“Available Amount”: the sum of the aggregate cumulative amount, not less than zero, of (a) Excess Cash Flow, commencing with the fiscal year ending December 31, 2013, that is not required to be applied to the prepayment of the Loans pursuant to subsection 3.4(c) without, for purposes of this clause (a), giving effect to the deduction for optional prepayments pursuant to subsection 3.4(c)(ii), plus (b) the Net Cash Proceeds or Fair Market Value received after the Closing Date from the issuance and sale of Capital Stock (other than Disqualified Stock) or other cash contributions to the capital of the Borrower or assets or property contributed to the Borrower, plus (c) an amount equal to any returns in cash and cash equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments pursuant to subsection 7.9(q); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to subsection 7.9(q), minus (d) the sum of the aggregate amount of (i) Investments made after the Closing Date using the Available Amount pursuant to subsection 7.9(q), (ii) loans, advances and cash dividends made after the Closing Date using the Available Amount pursuant to subsection 7.7(i), (iii) any Capital Expenditures made using the Available Amount after the Closing Date pursuant to subsection 7.8, and (iv) any permitted acquisitions made using the Available Amount after the Closing Date subject to subsection 7.10(c)(ii).

“Bankruptcy Code”: the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.

“Board”: the Board of Governors of the Federal Reserve System.

“Borrower”: as defined in the preamble hereto.

“Borrower Obligations”: with respect to the Borrower, the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Borrower’s Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy or the commencement of any case, proceeding or other action under any Debtor Relief Law (or which, but for the filing of such petition or commencement of such case, proceeding or other action, would be accruing), relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such case, proceeding or other action) to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, the provision of cash management services by any Lender or any Affiliate thereof to the Borrower or any Subsidiary thereof, any Permitted Hedging Arrangement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with the provision of such cash management services or a termination of any transaction entered into pursuant to a Permitted Hedging Arrangement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to any other Secured Party that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrower’s Pro Forma Balance Sheet”: as defined in subsection 4.1(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”: with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by subsection 7.9 and for acquisitions permitted by subsection 7.10) which, in accordance with GAAP, are or should be included in “capital expenditures” and are reflected in the consolidated statement of cash flows of such Person for such period plus expenditures by such Person and its consolidated Subsidiaries paid to Local Agents in connection with the entry into or renewal of contracts with such Local Agents.

“Capital Stock”: any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment),

(d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Borrower, in each case provided in clauses (a), (b), (c) and (e) above only, maturing within 12 months after the date of acquisition.

“Certificate of Designation”: Certificate of Designations, Preferences, and Relative, Optional and other Special Rights of Series A Preferred Stock of Holdings.

“Change in Consolidated Working Capital”: for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period; provided that, for the purpose of determining Excess Cash Flow, any change in Consolidated Working Capital in a period directly or indirectly attributable to the capitalization of any Relocation SPV or SIRVA Mortgage (including receipt of any consideration by the Borrower or any of its Subsidiaries in connection therewith) shall be disregarded.

“Change of Control”: (a) if prior to an IPO, the Sponsors shall collectively cease to own, directly or indirectly, beneficially or of record, shares representing at least 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings (exclusive of any capital stock of Holdings issued to any current or former directors, officers or employees of Holdings or its Subsidiaries), (b) if after an IPO, any “person” (within the meaning of the Exchange Act), other than any one or more of the Sponsors, is or becomes the “beneficial owner” (within the meaning of Rule 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of 35% or more of the outstanding voting securities having ordinary voting power for the election of directors of Holdings, (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated, (d) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower (or any successor to the Borrower permitted pursuant to subsection 7.5) or (e) a Specified Change of Control shall occur.

“Closing Date”: the date on which all the conditions precedent set forth in Section 5 shall be satisfied or waived, which date is March 27, 2013.

“Closing Fee”: as defined in subsection 3.13(a).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble hereto.

“Commitment”: as to each Lender, its obligation to make a Loan to the Borrower hereunder pursuant to subsection 2.1. The amount of each Lender’s Commitment is set forth on Appendix A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto. The original aggregate principal amount of the Commitments is $300,000,000.

“Competitor”: those Persons listed on Appendix B; provided that the Borrower shall be permitted to supplement Appendix B in writing and delivered to the Administrative Agent to include any additional Person identified by the Borrower as a competitor of the Borrower or any of its Subsidiaries as determined by the Borrower in its reasonable judgment in consultation with the Administrative Agent. The Administrative Agent shall make any supplement to Appendix B available to the Lenders not later than two (2) Business Days after the delivery of such supplement by the Borrower to the Administrative Agent. Notwithstanding anything herein to the contrary, in no event shall a supplement to Appendix B apply retroactively to disqualify any Eligible Assignees that have previously acquired an assignment or participation interest in the Loans or Commitments that was otherwise permitted hereunder at such time.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit I.

“Consolidated Cash Interest Expense”: for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding (i) any amortization or write off of financing costs, (ii) any non-cash or deferred interest financing costs, (iii) all fees (including, without limitation, any agency fees and any cash management fees) and (iv) any prepayment penalty related to the termination and/or payoff of the Existing Term Loan Credit Agreement) on Indebtedness of the Borrower and its consolidated Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Borrower and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters ended prior to the fiscal quarter ending December 31, 2013, the applicable calculation period shall be from March 31, 2013 to the date of determination, and the amount of Consolidated Cash Interest Expense for such period shall be the aggregate amount of Consolidated Cash Interest Expense for such calculation period times (x) in the case of the fiscal quarter ending March 31, 2013, four, (y) in the case of the fiscal quarter ending June 30, 2013, two and (z) in the case of the fiscal quarter ending September 30, 2013, 4/3.

“Consolidated Current Portion of Long Term Debt”: at the date of determination thereof, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt.

“Consolidated Indebtedness”: at the date of determination thereof, the sum (without duplication) of (a) Consolidated Long Term Debt, plus (b) Consolidated Short Term Debt minus the aggregate amount of cash and Cash Equivalents of such Person and its Subsidiaries as of such date not to exceed $30,000,000; provided that such cash and Cash Equivalents shall be Unrestricted Cash.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

In making the foregoing calculation, in each case to the extent applicable, (1) pro forma effect will be given to any Consolidated Indebtedness incurred in connection with a matter requiring determination of the Consolidated Interest Coverage Ratio on a Pro Forma Basis, as

well as the use of proceeds of such Consolidated Indebtedness, (2) Consolidated Cash Interest Expenses related to any Indebtedness or Disqualified Stock no longer outstanding or to be repaid, redeemed or defeased on the date of determination (including, without limitation, for purposes of this calculation, interest, fees, debt discounts, charges and other items) will be excluded, and such Indebtedness or Disqualified Stock shall be deemed to have been repaid, redeemed, discharged or defeased as of the first day of the applicable period, and (3) pro forma effect will be given to (a) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other Material Acquisition or Material Disposition by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division, line of business, operation and (b) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other Material Acquisition or Material Disposition, the pro forma calculation will be based upon the most recently completed period of four consecutive fiscal quarters for which financial statements have been provided under subsection 6.1(c) or (d). For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an officer’s certificate, to reflect operating expense reductions and other operating improvements or synergies less any costs associated therewith; provided that (i) any such adjustments shall not exceed 15% of EBITDA as of the most recently completed period of four consecutive fiscal quarters of the Borrower for which financial statements have been provided under subsection 6.1(c) or (d), (ii) to the extent resulting from an acquisition, disposition or repayment, redemption, discharge or defeasance of Indebtedness, such operating expense reductions, operating improvements and synergies less such costs associated therewith are reasonably expected to result from the applicable event within 12 months after the applicable event as if such operating expense reductions, operating improvements and synergies less such costs associated therewith had been fully realized on the first day of the applicable period; provided further that actions to realize such operating expense reductions, other operating improvements and synergies less such costs associated therewith are taken or are reasonably expected to be taken with 12 months after the applicable event and (iii) to the extent not resulting from such an event described in clause (ii), the actions taken to realize such operating expense reductions, other operating improvements and synergies less such costs associated therewith have been taken.

“Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for the period of four full fiscal quarters ending on such date.

In making the foregoing calculation, in each case to the extent applicable, (1) pro forma effect will be given to any Consolidated Indebtedness incurred in connection with a matter requiring determination of the Consolidated Leverage Ratio on a Pro Forma Basis, as well as the use of proceeds of such Consolidated Indebtedness, and (2) pro forma effect will be given to (a) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other Material Acquisition or Material Disposition by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division, line of business, operation and

(b) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other Material Acquisition or Material Disposition, the pro forma calculation will be based upon the most recently completed period of four consecutive fiscal quarters for which financial statements have been provided under subsection 6.1(c) or (d). For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an officer’s certificate, to reflect operating expense reductions and other operating improvements or synergies less any costs associated therewith; provided that (i) any such adjustments shall not exceed 15% of EBITDA as of the most recently completed period of four consecutive fiscal quarters of the Borrower for which financial statements have been provided under subsection 6.1(c) or (d), (ii) to the extent resulting from an acquisition, disposition or repayment, redemption, discharge or defeasance of Indebtedness, such operating expense reductions, operating improvements and synergies less such costs associated therewith are reasonably expected to result from the applicable event within 12 months after the applicable event as if such operating expense reductions, operating improvements and synergies less such costs associated therewith had been fully realized on the first day of the applicable period; provided further that actions to realize such operating expense reductions, other operating improvements and synergies less such costs associated therewith are taken or are reasonably expected to be taken with 12 months after the applicable event and (iii) to the extent not resulting from such an event described in clause (ii), the actions taken to realize such operating expense reductions, other operating improvements and synergies less such costs associated therewith have been taken.

“Consolidated Long Term Debt”: at the date of determination thereof, all long term debt of the Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1; provided that the term “Consolidated Long Term Debt” shall not include (i) any debt of the Borrower or any of its Subsidiaries to the extent such debt is owed to Holdings or (ii) the Indiana Note.

“Consolidated Net Income”: for any period, net income of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (b) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting).

“Consolidated Short Term Debt”: at the date of determination thereof, all short term debt of the Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1; provided that the term Consolidated Short Term Debt shall not include any Indebtedness of the type described in clause (m) of subsection 7.2; provided, further, that the term “Consolidated Short Term Debt” shall not include any debt of the Borrower or any of its Subsidiaries to the extent such debt is owed to Holdings.

“Consolidated Working Capital”: at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents, assets held for sale (other than assets purchased and sold through the Employee Relocation Business in the ordinary course of business)) and deferred taxes recorded as assets minus the aggregate amount of all current liabilities (excluding the Consolidated Current Portion of Long Term Debt, working capital debt of Foreign Subsidiaries (other than Indebtedness of the type described in clause (m) of subsection 7.2), liabilities related to assets held for sale (other than assets purchased and sold through the Employee Relocation Business in the ordinary course of business) and deferred taxes recorded as liabilities), in each case determined on a consolidated basis for the Borrower and its consolidated Subsidiaries.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Entity”: as to any Person, any other Person that is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit D-2.

“Cure Amount”: as defined in subsection 8.2(a).

“Cure Date”: as defined in subsection 8.2(a).

“Cure Right”: as defined in subsection 8.2(a).

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in subsection 8.1, whether or not any requirement for the giving of notice (other than, in the case of subsection 8.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in subsection 8.1, has been satisfied.

“Default Notice”: as defined in subsection 8.1(e).

“Defaulting Lender”: any Lender that (i) has failed to (a) fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder or (b) otherwise pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute and such Lender has notified the Administrative Agent and the Borrower in writing in reasonable detail of the subject of such dispute, or (ii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. In the event and on the date that each of the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender shall no longer be considered a Defaulting Lender.

“Discount Range”: as defined in subsection 3.4(f)(ii).

“Discounted Prepayment Option Notice”: as defined in subsection 3.4(f)(ii).

“Discounted Voluntary Prepayment”: as defined in subsection 3.4(f)(i).

“Discounted Voluntary Prepayment Notice”: as defined in subsection 3.4(f)(v).

“Disinterested Director”: as defined in subsection 7.11.

“Disposition”: as defined in the definition of the term “Asset Sale” in this subsection 1.1.

“Disqualified Person”: any bank, financial institution or other institutional lender identified by the Borrower to the Administrative Agent in writing prior to the Closing Date; provided that the names of all Disqualified Persons shall be available to any Lender or prospective Lender that requests such names from the Administrative Agent.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than upon the occurrence of a Change of Control or Asset Sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or Asset Sale are subject to the prior payment in full of all of the Obligations other than contingent indemnification obligations not yet due and payable), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 90 days after the Termination Date at the time such Capital Stock is issued. For the avoidance of doubt, the Preferred Stock shall not be deemed to be Disqualified Stock.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower which is not a Foreign Subsidiary.

“EBITDA”: for any period, Consolidated Net Income for such period (i) adjusted to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) net interest expense, (b) total income tax expense, (c) depreciation expenses, (d) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (e) income and/or loss from discontinued operations, (f) any gain or loss associated with the sale or writedown of assets not in the normal course of business (it being understood that sales of operating assets to Local Agents or Owner/Operators and sales of home inventory are in the normal course of business), (g) gains/losses from the extinguishment of liabilities (including any prepayment penalty related to the termination and/or payoff of the Existing Term Loan Credit Agreement), (h) non-cash long-term asset impairment charges, (i) any nonrecurring or extraordinary expenses, gains or losses and (j) gains/losses arising in connection with foreign exchange transactions, (ii) plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, (a) cash and non-cash fees (including legal fees and other similar advisory and consulting fees, administrative fees and working fees), charges, payments and expenses taken or paid in connection with the consummation of the Transactions and, to the extent permitted hereunder, any permitted acquisition, Investment, disposition of property or assets, issuance of Capital Stock or Indebtedness issuance (in each case, whether or not consummated), plus (b) indemnification payments, fees and expense reimbursement paid to directors in the ordinary course of business, plus (c) all non-cash charges, expenses or losses, plus (d) proceeds from business interruption insurance, plus (e) expenses and charges which are actually reimbursed (pursuant to indemnity or otherwise), plus (f) net periodic benefit cost or income related to the SIRVA Employees’ Retirement Plan and the SIRVA Nonqualified Pension Plan and (iii) minus, to the extent not already deducted in determining Consolidated Net Income for such period, the amount of any loan, advance or cash dividend made by the Borrower or any of its Subsidiaries to Holdings pursuant to subsection 7.7(a)(iv); provided that for the avoidance of doubt, regardless of whether any Discounted Voluntary Prepayment pursuant to subsection 3.4(f) or any other payment of Indebtedness is deemed to result in a non-cash gain, no such gain shall increase EBITDA. Notwithstanding the foregoing, EBITDA for the fiscal quarter periods ended June 30, 2012, September 30, 2012 and December 31, 2012 shall be deemed to be equal to $14,000,000, $30,000,000 and $14,000,000, respectively.

“ECF Percentage”: if the Consolidated Leverage Ratio as of the last day of such fiscal year is (a) greater than 3.00:1.00, 75%, (b) less than or equal to 3.00:1.00 but greater than 2.50:1.00, 50%, and (c) less than or equal to 2.50:1.00, 25%.

“EGI”: EGI-Fund (08-10) Investors, L.L.C., EGI-Fund (11-13) Investors, L.L.C. and any Affiliates thereof.

“Eligible Assignee”: any Person, subject to the proviso at the end of this definition, that meets the requirements to be an assignee under subsection 10.7 (subject to such consents, if any, as may be required under subsection 10.7(b)(iii)) and, in the case of a Purchasing Borrower Party, subject to subsections 10.7(b)(v) and 10.16; provided that in no event shall any Disqualified Person, any Competitor or any Defaulting Lender be an Eligible Assignee.

“Employee Relocation Business”: the business of providing relocation services including home sale and purchase assistance, management of tenant responsibilities and other services to corporations that assist employees in their relocation needs, and other business related thereto.

“Environmental Costs”: any and all costs or expenses (including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages (including natural resource damages), settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any violation of, noncompliance with or liability under any Environmental Laws or any orders, requirements, demands, or investigations of any Person related to any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority having the force and effect of law or other Requirements of Law (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health, the environment or natural resources, as now or at any relevant time hereafter are or at any relevant time have been, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, together with the regulations thereunder, in each case, as amended from time to time.

“ERISA Event”: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation in effect from time to time); (b) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan as described in Section 4041(b) or 4041(c) of ERISA; (f) the incurrence by any member of the ERISA Group of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension

Plan within the meaning of Section 4062(e) of ERISA; (g) the withdrawal by any member of the ERISA Group from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to any member of the ERISA Group pursuant to Section 4063 or 4064 of ERISA; (h) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (i) the imposition of any liability under Title IV of ERISA on any member of the ERISA Group, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (j) the withdrawal of any member of the ERISA Group in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any member of the ERISA Group of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or is expected to be, in “critical” or “endangered” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (k) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“ERISA Group”: Holdings, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Holdings or the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Loan, the greater of (I) 1.25% per annum and (II) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1.00%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Event of Default”: any of the events specified in subsection 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, EBITDA for such period minus (a) the amounts for such period paid or payable in cash from internally generated cash for any Capital Expenditures during such period, minus (b) any principal payments (other than (i) voluntary principal payments of the Loans during such period pursuant to subsection 3.4(a) and (ii) Discounted Voluntary Prepayments made during such period pursuant to subsection 3.4(f)) of the Loans, minus (c) the aggregate amount of cash used to make Discounted Voluntary Prepayments during such period pursuant to subsection 3.4(f), minus (d) any principal payments resulting in a permanent reduction of any other Indebtedness (excluding the Loans) of the Borrower or any of its Subsidiaries made during such period, minus (e) Consolidated Cash Interest Expense for such period, plus, without duplication, any cash fees for such period excluded from the definition of Consolidated Cash Interest Expense pursuant to clause (a)(iii) of the definition thereof, minus (f) any taxes paid or payable (including, for the avoidance of doubt, any amounts paid or payable under the Tax Sharing Agreement) in cash during such period, minus (g) the Net Cash Proceeds from any Asset Sale to the extent that such Net Cash Proceeds (i) (without duplication of clause (a) or (h) of this definition) consist of any Reinvested Amount or are otherwise applied in accordance with subsection 3.4(b) and (ii) are included in the calculation of EBITDA, minus (h) (without duplication of clause (a) of this definition) the amounts for such period paid in cash from internally generated cash for any Investment made in accordance with subsection 7.9(e), (g), (l), (o) or (q), minus (i) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Subsidiaries in accordance with subsection 7.12 during such period to the extent included in EBITDA, minus (j) to the extent not otherwise subtracted from EBITDA in this definition of “Excess Cash Flow”, any cash dividends, and other loans and advances, made during such period by the Borrower or any of its Subsidiaries to Holdings, so long as such dividends, loans and advances are expressly permitted by clauses (a) through (g) of subsection 7.7, minus (k) to the extent not subtracted in the calculation of EBITDA, the amount of any cash contributions required by law to be made by the Borrower or any of its Subsidiaries to any Plan, minus (l) fees (including legal fees and other similar advisory and consulting fees, administrative fees and working fees), charges, payments and expenses paid or payable in cash during such period in connection with the consummation of the Transactions and, to the extent permitted hereunder, any permitted acquisition, Investment, disposition of property or assets, issuance of Capital Stock or Indebtedness issuance (in each case, whether or not consummated), minus (m) indemnification payments, fees and expense reimbursement paid to directors in cash during such period in the ordinary course of business, plus or minus (as applicable) (n) any nonrecurring or extraordinary cash expenses, gains or losses during such period, plus or minus (as applicable) (o) cash gains or losses arising in connection with foreign exchange transactions during such period, plus (p) the Change in Consolidated Working Capital for such period, minus (q) any prepayment penalty during such period related to the termination and/or payoff of the Existing Term Loan Credit Agreement.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Domestic Subsidiary”: as defined in subsection 6.10(a).

“Excluded Information”: information regarding the Loans or the applicable Loan Parties hereunder that is not known to a Lender participating in an assignment to an Affiliated Lender pursuant to subsection 10.7(f) or in a Discounted Voluntary Prepayment made pursuant to subsection 3.4(f) that may be material to a decision by such Lender to participate in such Discounted Voluntary Prepayment or assignment to such Affiliated Lender, as applicable.

“Excluded Taxes”: as defined in subsection 3.10(a).

“Existing ABL Credit Agreement”: that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time) dated as of March 17, 2011, among the Borrower, certain Subsidiaries of the Borrower, the lenders party thereto and Wells Fargo Capital Finance, LLC, as agent.

“Existing Credit Agreements”: collectively, the Existing ABL Credit Agreement, the Existing Term Loan Credit Agreement and the Existing Second Lien Credit Agreement.

“Existing Indebtedness”: the Borrower’s indebtedness under the Existing Credit Agreements.

“Existing Second Lien Credit Agreement”: that certain unsecured Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time) dated as of May 12, 2008 among the Borrower, the lenders party thereto and Wilmington Trust Company, as administrative agent.

“Existing Term Loan Credit Agreement”: that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time) dated as of March 17, 2011 among the Borrower, Holdings, the lenders party thereto and Barclays Bank PLC, as administrative agent and collateral agent.

“Fair Market Value”: with respect to any asset or item, the fair market value of such asset or item as determined in good faith by (a) a financial officer for transactions valued at or below $25,000,000 or (b) by the board of directors of the Borrower or a Subsidiary, as applicable, for transactions in excess of $25,000,000.

“FATCA”: (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any treaty, law, regulation or other official guidance enacted in any non-U.S. jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) directly relates to the implementation of (a) above, and (c) any agreement pursuant to the implementation of clause (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“Federal Funds Effective Rate”: for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Finance Subsidiary”: SIRVA Mortgage, SIRVA Finance Limited, SIRVA Relocation Funding, LLC and SIRVA Relocation Credit.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Flood Zone”: areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Subsidiary”: any Subsidiary of the Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America.

“Fund”: any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or securities for investment purposes in the ordinary course of its activities.

“GAAP”: with respect to the covenants contained in subsections 7.1 and 7.8 and all defined terms relating thereto, generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

“Goldman Sachs”: Goldman Sachs Bank USA.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the European Union.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of the date hereof among the Loan Parties and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantees”: the collective reference to the Guarantee and Collateral Agreement and any other guarantee hereafter delivered to the Administrative Agent guaranteeing the obligations and liabilities of the Borrower hereunder.

“Guarantor Obligations”: all obligations and liabilities of each Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document), in each case, excluding the Excluded Swap Obligations. Without limiting the generality of the foregoing, Guarantor Obligations shall include all amounts that constitute part of the Guarantor Obligations and would be owed by the Borrower to the Agents and the Lenders but for the fact that they are unenforceable or not allowable, including due to the existence of a case, proceeding or other action under any Debtor Relief Law involving the Borrower or any other Guarantor.

“Guarantors”: any Person delivering a Guarantee pursuant to this Agreement.

“Holdings”: as defined in the preamble hereto.

“Holdings Obligations”: as defined in the Guarantee and Collateral Agreement.

“Holdings’ Pro Forma Balance Sheet”: as defined in subsection 4.1(b).

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of bankers’ acceptances issued or created for the account of such Person, (e) for purposes of subsection 7.2 and subsection 8.1(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) Disqualified Stock and (g) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (f) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. Notwithstanding the foregoing, in no event shall “Indebtedness” include (i) obligations of SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of the Borrower primarily engaged in the Employee Relocation Business to make payments under or with respect to mortgage notes payable in the ordinary course of business in connection with the provision of relocation services or (ii) such mortgage notes.

“Indemnified Liabilities”: collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, reasonable documented out-of-pocket costs (including Environmental Costs), reasonable documented out-of-pocket expenses and reasonable disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including any Loan Party or its Subsidiaries), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee)); (ii) any Environmental Cost relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Loan Party or any of its Subsidiaries; or (iii) any Loan or the use of proceeds thereof.

“Indemnitee”: as defined in subsection 10.6(a).

“Indiana Note”: the Promissory Note dated June 5, 2009 (as may be amended, restated, supplemented or otherwise modified from time to time) in the original principal amount of $2,400,000 issued by North American Van Lines, Inc. to the order of the Indiana Economic Development Corporation.

“Intellectual Property”: as defined in subsection 4.9.

“Intercompany Subordination Agreement”: the Intercompany Subordination Agreement dated as of the date hereof among the Loan Parties and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, among the Loan Parties, the Administrative Agent, and the ABL Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: in connection with a Eurodollar Loan, an interest period of one, two, three or six months (or, if consented to by all of the applicable Lenders, nine or 12 months), as selected by the Borrower in the applicable notice of borrowing or conversion, (i) initially, commencing on the Closing Date; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day and (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Determination Date”: with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Rate Protection Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement.

“Inventory”: as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to the Borrower and its Subsidiaries, all such Inventory of the Borrower and such Subsidiaries, including, without limitation: (a) all goods, wares and merchandise held for sale or lease and (b) all goods returned or repossessed by the Borrower or such Subsidiaries.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investments”: as defined in subsection 7.9.

“IPO”: the initial offering by Holdings or any direct or indirect parent company of Holdings of its Capital Stock to the public by means of an offering registered with the SEC.

“Joint Bookrunners”: Goldman Sachs and Wells Fargo.

“Joint Lead Arrangers”: Goldman Sachs and Wells Fargo.

“Lender Counterparty”: each Lender, each Agent and each of their respective Affiliates counterparty to an Interest Rate Protection Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into an Interest Rate Protection Agreement, ceases to be an Agent or a Lender, as the case may be); provided that, at the time of entering into an Interest Rate Protection Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Lender Participation Notice”: as defined in subsection 3.4(f)(iii).

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: as defined in subsection 2.1.

“Loan Documents”: this Agreement, any Notes, the Intercreditor Agreement, the Guarantees, and any other Security Documents, each as amended, restated, supplemented or otherwise modified from time to time.

“Loan Modification Agreement”: as defined in subsection 10.1(c).

“Loan Modification Offer”: as defined in subsection 10.1(c).

“Loan Parties”: the Borrower and the Guarantors; individually, a “Loan Party”.

“Local Agents”: those independently owned local moving and storage companies that have entered into certain contractual arrangements with the Borrower or any of its Subsidiaries to provide customers with local sales, packing or warehousing services and/or a portion of the hauling services required to support the operations of the Borrower and its Subsidiaries, or any combination of such services.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents, taken as a whole, or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Material Subsidiary and (y) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Material Real Property”: any real property or fixtures owned by the Borrower or any Subsidiary of the Borrower that is a Loan Party (or owned by any Person required to become a Loan Party hereunder), in each case with a purchase price or a Fair Market Value of at least $1,000,000.

“Material Subsidiary”: the collective reference to any Subsidiary of the Borrower that had (a) total revenues of more than $5,000,000 during the most recently completed period of four consecutive fiscal quarters of the Borrower or (b) total assets of more than $5,000,000 as of the last day of such period.

“Materials of Environmental Concern”: any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products or any pollutant or contaminant or any hazardous or toxic substances, materials or wastes defined or regulated as such in or under or which may give rise to liability under any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: as defined in the definition of “Cash Equivalents” in this subsection 1.1.

“Mortgaged Properties”: the real properties listed on Schedule 4.8, Part I, as to which the Administrative Agent for its benefit and for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust on the real property listed on Schedule 4.8, Part I, if any, executed and delivered by the Borrower or any Guarantor to the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has any liability (whether actual or contingent).

“Net Cash Proceeds”: (i) with respect to any Asset Sale, any Recovery Event, the issuance of any debt securities or any borrowings by the Borrower or any of its Subsidiaries (other than issuances and borrowings permitted pursuant to subsection 7.2, except as otherwise specified), an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, issuance or borrowing, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, issuance or borrowing, (b) taxes paid or reasonably estimated to be payable (including for the avoidance of doubt amounts paid or reasonably estimated to be payable under the Tax Sharing Agreement) as a result thereof, (c) appropriate amounts provided or to be provided by the Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by the Borrower or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by the Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event and (d) in the case of a sale or Recovery Event of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including, without limitation, payments in respect of principal, interest and prepayment premiums and penalties and (ii) in connection with any Public Equity Issuance or other issuance of sale of Capital Stock or issuance or sale of debt securities or instruments or the incurrence of Indebtedness, in each case, by Holdings, the Borrower or any Subsidiary, the cash proceeds received from such issuance or incurrence, net of transaction costs, attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions, placement fees and other reasonable fees and expenses (including legal fees and expenses) actually incurred in connection therewith.

“Non-Consenting Lender”: as defined in subsection 3.12(c).

“Non-Excluded Taxes”: as defined in subsection 3.10(a).

“Notes”: as defined in subsection 2.2(a).

“****”: collectively, ****, and any Affiliate of the foregoing as may from time to time be agreed between the Borrower and the Administrative Agent.

“**** Accounts”: Accounts owing to any Loan Party by ****.

“**** Accounts Purchaser”: a financial institution, commercial finance company, factor or other Person acceptable to the Administrative Agent, and any successor or replacement of such Person acceptable to the Administrative Agent.

“**** Purchased Accounts”: those **** Accounts which are sold, assigned or transferred in connection with the Permitted **** Accounts Purchase Program.

“**** Receivables Debt”: the Indebtedness (if any) of any Loan Party as evidenced by the **** Receivables Documents.

“**** Receivables Documents”: collectively, (a) a receivables purchase agreement or other agreements to transfer, or create a security interest in, the **** Accounts entered into by a Loan Party and (b) each other instrument, agreement and document related to the transactions contemplated by the agreement referred to in clause (a) of this definition, each in form and substance satisfactory to the Administrative Agent and as each may be restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Obligations”: collectively, the Borrower Obligations, Holdings Obligations and the Guarantor Obligations.

“OFAC”: the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offered Loans”: as defined in subsection 3.4(f)(iii).

“Other Taxes”: as defined in subsection 3.10(a).

“Owner/Operators”: individuals who are retained by the Borrower or any of its Subsidiaries as independent contractors and who own and drive their own tractors on behalf of the Borrower or any of its Subsidiaries.

“Participant Register” as defined in subsection 10.7(d).

“Participants”: as defined in subsection 10.7(d).

“PATRIOT Act”: the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended from time to time.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Pension Plan”: any single employer “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code, which is maintained, contributed to or sponsored in whole or in part by any member of the ERISA Group, or with respect to which any of the foregoing have any liability (whether actual or contingent), but excluding any Multiemployer Plan.

“Permitted Amendments”: as defined in subsection 10.1(c).

“Permitted Hedging Arrangement”: any Interest Rate Protection Agreement which (a) has been entered into by the Borrower with a Lender Counterparty and (b) the Administrative Agent has acknowledged in writing constitutes a “Permitted Hedging Arrangement” hereunder; provided that in no event shall any Hedge Obligations (as defined under the ABL Credit Agreement as of the date hereof) constitute a Permitted Hedging Arrangement.

“Permitted Liens”: Liens permitted by subsection 7.3.

“Permitted **** Accounts Purchase Program”: as defined in the ABL Credit Agreement.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any “employee benefit plan” as defined in Section 3(3) of ERISA which is maintained by Holdings, the Borrower or any of their Subsidiaries in whole or in part for current or former employees (or any beneficiary thereof) of the Borrower or any of its Subsidiaries, as the case may be.

“Platform”: IntraLinks, SyndTrak or another relevant website or other information platform.

“Preferred Stock”: the Series A Preferred Stock, par value $0.01 per share, issued by Holdings pursuant to the terms of Holdings’ Restated Certificate of Incorporation.

“Pro Forma Balance Sheets”: as defined in subsection 4.1(b).

“Pro Forma Basis”: on a basis such that (a) (i) pro forma effect will be given to any Indebtedness incurred during or after the reference period to the extent the Indebtedness is outstanding or is to be incurred on the date of determination as if the Indebtedness had been incurred on the first day of the reference period, (ii) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date of determination (taking into account any Interest Rate Protection Agreement applicable to the Indebtedness if the Interest Rate Protection Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period; and (iii) items related to any Indebtedness no longer outstanding or to be repaid, redeemed or defeased on the date of determination (including, without limitation, for purposes of this calculation, interest, fees, debt discounts, charges and other items) will be excluded and such Indebtedness shall be deemed to have been repaid, redeemed or defeased as of the first day of the applicable period; and (b) unless otherwise specifically provided herein, otherwise in accordance with the application of GAAP and Article 11 of Regulation S-X promulgated under the Securities Act, or otherwise in express compliance with the definition of the financial metric being calculated.

“Proposed Discounted Prepayment Amount”: as defined in subsection 3.4(f)(ii).

“Public Equity Issuance”: any issuance by Holdings, the Borrower or any Subsidiary of its Capital Stock to the public by means of an offering registered with the SEC.

“Purchasing Borrower Party”: the Borrower or any Subsidiary of the Borrower that makes a Discounted Voluntary Prepayment pursuant to subsection 3.4(f).

“Qualifying Lenders”: as defined in subsection 3.4(f)(iv).

“Qualifying Loans”: as defined in subsection 3.4(f)(iv).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries giving rise to Net Cash Proceeds to the Borrower or such Subsidiary, as the case may be, in excess of $1,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid or to be paid by the Borrower or any of its Subsidiaries in respect of any loss, casualty or condemnation.

“Refinanced Loans”: as defined in subsection 10.1(b).

“Register”: as defined in subsection 10.7(c).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvested Amount”: with respect to any Asset Sale or Recovery Event, that portion of the Net Cash Proceeds thereof as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days of such Asset Sale or Recovery Event, be reinvested in assets used or useful in the business of the Borrower or any of its Subsidiaries in a manner consistent with the requirements of subsection 7.9 and the other provisions hereof within 365 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event (or if committed to be reinvested within 365 days after receipt of such Net Cash Proceeds, shall have been reinvested within 180 days thereafter); provided that, notwithstanding anything in this Agreement to the contrary, any Net Cash Proceeds not so reinvested by the date required pursuant to the terms of this definition shall be utilized on such day to prepay the Loans pursuant to subsection 3.4(b).

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relocation Properties Cap”: as defined in subsection 7.1(c).

“Relocation Properties Line Item”: the “Relocation Properties Held For Resale” line item in the balance sheet of the Borrower (excluding residential real properties under contract as of the date of determination and calculated without giving effect to any loss or expense associated with the write-down of home inventory to the extent excluded from EBITDA pursuant to clause (i)(f) in the definition thereof).

“Relocation SPV”: as defined in the definition of “Relocation SPV Financing”.

“Relocation SPV Financing”: the financing of (a) purchases of residential properties, fixtures and related assets (including the funding of the full purchase price of such residential properties, fixtures and assets (including the pay-off of any existing mortgage thereon), (b) the funding of advances to employees of customers in respect of the equity value of residential properties, fixtures and assets of such employees, and (c) other ordinary course Employee Relocation Business activities of the Borrower, SIRVA Relocation, SRHL, SIRVA Global Relocation, Inc., a Delaware corporation, SIRVA Relocation Properties, or any of their respective Subsidiaries engaged in the Employee Relocation Business, in each case by a special-purpose Subsidiary of Holdings that is not a Subsidiary of the Borrower or an unaffiliated third-party (the “Relocation SPV”); provided that (i) the lender of any Indebtedness of any borrower or obligor with respect to such financing shall not have any recourse to any Loan Party for payment of such Indebtedness, (ii) such Indebtedness shall not be secured by any property or assets of any Loan Party other than property or assets the Disposition of which is permitted under clause (xi) of subsection 7.6(a) and (iii) such financing shall be upon terms and pursuant to documentation (as amended, restated, supplemented or otherwise modified from time to time) in form and substance reasonably satisfactory to the Administrative Agent, as evidenced by its written approval thereof (such approval not to be unreasonably withheld); it being agreed that notwithstanding anything to the contrary herein, the documentation governing the Securitization and the Relocation SPV Financing evidenced by that certain Purchase and Sale Agreement dated as of September 30, 2008, between SIRVA Relocation Funding, LLC, as buyer, and SIRVA Relocation LLC, as seller and servicer, in each case, as in effect on the date hereof are reasonably satisfactory to the Administrative Agent.

“Replacement Loans”: as defined in subsection 10.1(b).

“Required Lenders”: at any time, Lenders the aggregate outstanding Loans of which aggregate greater than 50%; provided that the Loans of any Defaulting Lender shall be disregarded in the determination of the calculation of Required Lenders.

“Required Prepayment Date”: as defined in subsection 3.4(h).

“Requirement of Law”: as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including, without limitation, laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Residential Properties”: as defined in subsection 4.8.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, and (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person; provided that the Secretary or Assistant Secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Responsible Officer.

“Sale and Leaseback Transaction”: as defined in subsection 7.12.

“Sanctioned Country”: a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/ programs/index.shtml, or as otherwise published from time to time.

“Sanctioned Person”: (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sdn/ index.shtml, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“S&P”: as defined in the definition of “Cash Equivalents” in this subsection 1.1.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Party”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Securitization”: the Relocation SPV Financing with Wells Fargo Bank, N.A. as agent for the receivables purchase program maintained through SIRVA Relocation Credit.

“Security Documents”: the collective reference to the Mortgages, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and under any of the other Loan Documents to which it is party, including, without limitation, any security documents executed and delivered or caused to be delivered to the Administrative Agent pursuant to subsection 6.9 or 6.10, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Set”: the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“SIRVA Finance Limited”: SIRVA Finance Limited, a company organized under the laws of England and Wales.

“SIRVA Global Relocation”: SIRVA Global Relocation, Inc., a Delaware corporation.

“SIRVA Mortgage”: SIRVA Mortgage, Inc., an Ohio corporation.

“SIRVA Relocation”: SIRVA Relocation LLC, a Delaware limited liability company and Wholly Owned Subsidiary of the Borrower.

“SIRVA Relocation Credit”: SIRVA Relocation Credit, LLC, a Delaware limited liability company.

“SIRVA Relocation Properties”: SIRVA Relocation Properties, LLC, a Delaware limited liability company.

“Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) of Holdings or any of its Subsidiaries under the ABL Credit Agreement.

“Sponsors”: Aurora and EGI.

“SRHL”: SIRVA Relocation Holdings Limited, a company organized under the laws of England and Wales.

“Subordinated Debt”: any unsecured Indebtedness of the Borrower or any of its Subsidiaries (a) having no scheduled principal payments (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is 90 days after Termination Date and (b) the payment of the principal of and interest on which and other obligations of the Borrower and its Subsidiaries in respect thereof are subordinated, on terms and conditions customarily contained in indentures for publicly issued high yield subordinated debt securities, to the prior payment in full of the principal of and interest (including post-petition interest) on the Loans and all other payment obligations of the Loan Parties to the Administrative Agent and the Lenders hereunder and under the other Loan Documents.

“Subordinated Intercompany Debt”: any Indebtedness of the Borrower or any other Loan Party owed to Holdings, the terms of which are expressly subordinated in right of payment in full to the Obligations by the execution and delivery of the Intercompany Subordination Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent”: Wells Fargo Bank, N.A.

“Tax”: means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the overall net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Tax Sharing Agreement”: the Tax Sharing Agreement, dated as of December 1, 2003, among Holdings, the Borrower and certain other Subsidiaries of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, as amended and in effect on the date hereof and as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with subsection 7.16.

“Termination Conditions”: the payment in full in cash or immediately available funds of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Permitted Hedging Arrangements provided by Lender Counterparties) other than (i) unasserted contingent indemnification Obligations and (ii) any Obligations owing to Lender Counterparties under any Permitted Hedging Arrangement that, at such time, are allowed by the applicable Lender Counterparty to remain outstanding without being required to be repaid.

“Termination Date”: March 27, 2019.

“Transactions”: collectively, (a) the entering into by the Loan Parties of the Loan Documents and the borrowing of the Loans on the Closing Date, (b) the entering into by the Loan Parties of the ABL Credit Agreement and the ABL Collateral Documents and the borrowing of the loans thereunder, (c) the repayment of the Existing Indebtedness, (d) the redemption of $109,000,000 of Preferred Stock, and (e) the payment of fees and expenses incurred in connection therewith.

“Transferee”: any Participant or Eligible Assignee.

“Treasury Rate”: as of any date of repayment, prepayment, refinancing or repricing of the Loans or other event described in Section 3.4(g), the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the 18-month anniversary of the Closing Date; provided, however, that if the period from such date to the 18-month anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Unrestricted Cash”: as of any date, unrestricted cash and Cash Equivalents owned by the Borrower and its Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on the Borrower or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Borrower or any Subsidiary (other than to secure the Obligations or the ABL Obligations) or (b) otherwise segregated from the general assets of the Borrower and its Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Borrower or any Subsidiary (other than to secure the Obligations or the ABL Obligations). It is agreed that cash and Cash Equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by the Borrower or a Subsidiary will not be excluded from Unrestricted Cash by reason of set-off rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

“U.S. Tax Compliance Certificate”: as defined in subsection 3.10(b)(Y)(ii).

“Waivable Mandatory Equity Proceeds Prepayment”: as defined in subsection 3.4(h).

“Wells Fargo”: Wells Fargo Securities, LLC.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Yield Maintenance Amount”: as defined in subsection 3.4(g).

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The phrase “the date hereof” and phrases of similar import when used in this Agreement shall refer to March 27, 2013.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Loans. Subject to the terms and conditions hereof, each Lender, severally and not jointly with the other Lenders, agrees to make a single loan (the “Loan”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsection 3.2. Amounts prepaid on account of the Loans may not be reborrowed.

2.2 Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loan, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A (each, as amended, restated, supplemented or otherwise modified from time to time, a “Note”), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and in a principal amount equal to the lesser of (x) the amount of such Lender’s Commitment and (y) the unpaid principal amount of the Loans made by such Lender to the Borrower. Each Note shall (i) be dated the Closing Date, (ii) be payable as provided in subsection 2.4(a), and (iii) provide for the payment of interest in accordance with subsection 3.1.

(b) The aggregate Loans of all the Lenders shall be payable in consecutive quarterly installments (subject to reduction as provided in subsection 3.4), on the dates and in the principal amounts equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of the Loans then outstanding):

Payment Date	Principal Amortization Payment Amount
June 30, 2013	$750,000
September 30, 2013	$750,000
December 31, 2013	$750,000
March 31, 2014	$750,000
June 30, 2014	$750,000
September 30, 2014	$750,000
December 31, 2014	$750,000

Payment Date	Principal Amortization Payment Amount
March 31, 2015	$750,000
June 30, 2015	$750,000
September 30, 2015	$750,000
December 31, 2015	$750,000
March 31, 2016	$750,000
June 30, 2016	$750,000
September 30, 2016	$750,000
December 31, 2016	$750,000
March 31, 2017	$750,000
June 30, 2017	$750,000
September 30, 2017	$750,000
December 31, 2017	$750,000
March 31, 2018	$750,000
June 30, 2018	$750,000
September 30, 2018	$750,000
December 31, 2018	$750,000
Termination Date	Remaining Balance

2.3 Procedure for Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time), at least one Business Day (in the case of ABR Loans) or at least two Business Days (in the case of Eurodollar Loans) prior to the Closing Date requesting that the Lenders make the Loans on the Closing Date and specifying (i) the amount to be borrowed, (ii) whether the Loans are to be initially Eurodollar Loans, ABR Loans or a combination and (iii) if the Loans are to be entirely or partly Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of the Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 Noon, New York City time, on the Closing Date in Dollars and in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, the amounts specified in subsection 2.2(b) (or, if less in any case, the aggregate amount of the Loans then outstanding), on the dates set forth in subsection 2.2(b) (or such earlier date on which the Loans become due and payable pursuant to subsection 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.1.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 10.7(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.4(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS

3.1 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the aggregate outstanding amount of the Loans and such overdue amount shall bear interest at a rate per annum which is (A) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00%, (B) in the case of interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this subsection (other than clause (A) above) plus 2.00% and (C) in the case of other amounts, the rate described in paragraph (b) of this subsection for ABR Loans plus 2.00%, in each case from the date of such non-payment until such overdue amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

(e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

3.2 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert outstanding Loans from Eurodollar Loans to ABR Loans by delivering a Conversion/Continuation Notice to the Administrative Agent not later than 12:00 Noon, New York City time, at least three Business Days in advance of the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto unless the Borrower pays all breakage costs incurred in connection with such conversion. The Borrower may elect from time to time to convert outstanding Loans from ABR Loans to Eurodollar Loans by delivering a Conversion/Continuation Notice to the Administrative Agent not later than 12:00 Noon, New York City time, at least three Business Days in advance of the proposed conversion date. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower delivering a Conversion/Continuation Notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the definition of “Interest Period” set forth in subsection 1.1; provided that no Eurodollar Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Termination Date; and provided, further, that in the case of Eurodollar Loans made or outstanding in Dollars, if the Borrower shall fail to give any required notice as described above in this subsection 3.2(b) or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any Conversion/Continuation Notice pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

(c) Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

3.3 Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Set shall be equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and so that there shall not be more than 10 Sets at any one time outstanding.

3.4 Optional and Mandatory Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans in whole or in part, without premium or penalty (except as set forth in subsections 3.4(g) and 3.11 below), upon at least three Business Days’ irrevocable (except as otherwise provided below) notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time) by the Borrower to the Administrative Agent (in the case of Eurodollar Loans) or at least one Business Day’s irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time) by the Borrower to the Administrative Agent (in the case of ABR Loans), specifying, in the case of any prepayment of Loans, the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsections 3.4(g) and (if a Eurodollar Loan is prepaid other than at the end of the Interest Period applicable thereto) 3.11 and accrued interest to such date on the amount prepaid. Partial prepayments of the Loans shall be applied to the remaining installments of principal thereof as directed by the Borrower. Partial prepayments pursuant to this subsection 3.4(a) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this subsection 3.4(a) if such prepayment would have resulted from a refinancing (and payment in full) of the Loans, which refinancing shall not be consummated or otherwise shall be delayed.

(b) If on or after the Closing Date:

(i) the Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 7.2) pursuant to a public offering or private placement or otherwise,

(ii) the Borrower or any of its Subsidiaries shall make an Asset Sale (other than pursuant to clauses (i), (ii), (iii), (iv), (vi), (ix), (x), (xi) and (xii) of subsection 7.6(a)),

(iii) a Recovery Event occurs, or

(iv) a Public Equity Issuance occurs,

then, in each case, the Borrower shall prepay, in accordance with this subsection 3.4(b), the Loans in an amount equal to:

(x) in the case of the incurrence of any such Indebtedness, 100% of the Net Cash Proceeds thereof,

(y) in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof minus any Reinvested Amounts (subject to the requirements of Section 2.4(e) of the ABL Credit Agreement), and

(z) in the case of any such Public Equity Issuance, 50% of the Net Cash Proceeds thereof; provided that, the Borrower shall not be required to prepay the Loans in accordance with this clause (z), if, after giving effect to such Public Equity Issuance on a Pro Forma Basis, the Consolidated Leverage Ratio would not be greater than 2.50:1.00, in each such case with such prepayment to be made (A) in the case of clause (x), on the date of incurrence of such Indebtedness or (B) in the case of clauses (y) and (z), on the fifth Business Day following the date of receipt of any such Net Cash Proceeds.

(c) On or prior to June 30 of each fiscal year, commencing with the fiscal year ending December 31, 2014, the Borrower shall prepay, in accordance with subsection 3.4(d), the Loans in an amount equal to the excess (if any) of (i) the ECF Percentage of the Borrower’s Excess Cash Flow for the fiscal year ending on the immediately preceding December 31 minus (ii) the aggregate principal amount of Loans optionally prepaid pursuant to subsection 3.4(a) during the applicable fiscal year covered by such financial statements.

(d) Prepayments of Loans pursuant to subsections 3.4(b) and (c) shall be applied first, to the next eight scheduled installments of principal thereof in direct order of maturity and thereafter, pro rata to the remaining installments of principal thereof.

(e) Amounts prepaid on account of Loans pursuant to subsection 3.4(a), 3.4(b) or 3.4(c) may not be reborrowed.

(f) Discounted Prepayments.

(i) Notwithstanding anything to the contrary in subsection 3.4(a) or 3.7 (which provisions shall not be applicable to this subsection 3.4(f)) or any other provision of this Agreement, any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Loans at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this subsection 3.4(f); provided that (A) any Discounted Voluntary Prepayment shall be offered to all Lenders with Loans on a pro rata basis and (B) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment) and (2) each of the conditions to such Discounted Voluntary Prepayment contained in this subsection 3.4(f) has been satisfied.

(ii) To the extent a Purchasing Borrower Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit F hereto (each, a “Discounted Prepayment Option Notice”) that such Purchasing Borrower Party desires to prepay Loans in an aggregate principal amount specified therein by the Purchasing Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of Loans shall not be less than Loans having a par value of $20,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with subsection 3.4(f)(ii), the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit G hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Purchasing Borrower Party and subject to rounding requirements, shall determine the applicable discount for Loans (the “Applicable Discount”), which Applicable Discount shall be (I) the percentage specified by the Purchasing Borrower Party if the Purchasing Borrower Party has selected a single percentage pursuant to subsection 3.4(f)(ii) for the Discounted Voluntary Prepayment or (II) otherwise, the lowest Acceptable Price at which the Purchasing Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount. For the avoidance of doubt, any Loans redeemed by the Borrower pursuant to a Discounted Voluntary Prepayment shall immediately cease to be outstanding.

(iv) The Purchasing Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty, upon irrevocable notice substantially in the form of Exhibit H hereto (each, a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 A.M. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with subsection 3.4(f)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Purchasing Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(viii) The aggregate principal amount of the Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Loans prepaid on the date of any such Discounted Voluntary Prepayment.

(ix) Each prepayment of the outstanding Loans pursuant to this subsection 3.4(f) shall be applied at par to principal repayment installments of the Loans on a pro rata basis.

(x) Each of the parties hereto and any Lender participating in any Discounted Voluntary Prepayment acknowledges and agrees that in connection with such assignment, (A) the Purchasing Borrower Party may have, and later may come into possession of, Excluded Information, (B) such Lender has, independently and without reliance on such Purchasing Borrower Party, any of its Subsidiaries, the Administrative Agent or any of its Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Purchasing Borrower Party or any of its Subsidiaries, the Administrative Agent or any of its Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against such Purchasing Borrower Party, any of its Subsidiaries, the Administrative Agent and any of its Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (D) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(g) Call Protection. In the event all or any portion of the Loans (i) are repaid, prepaid, effectively refinanced or repriced pursuant to subsection 3.4 (other than subsection 3.4(b)(iii), 3.4(b)(iv), 3.4(c) or 3.4(f)) or through any waiver, consent or amendment (in connection with any waiver, consent or amendment to the Loans directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Loans or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Loans) including, in each case, in connection with any exercise of the Borrower’s right to replace any Lender in accordance with subsection 3.12(c)) or (ii) become due and payable pursuant to subsection 8.1, in each case on or prior to September 27, 2014, such repayments, prepayments, refinancings or repricings will be made with a prepayment premium in an amount (the “Yield Maintenance Amount”) equal to the present value of the sum of (x) the Applicable Margin that would have been payable for the Eurodollar Rate applicable to the Loans plus (y) the greater of (1) the Eurodollar Rate “floor” (i.e. 1.25%) and (2) the Eurodollar Rate (assuming an Interest Period of three months in effect on the date on which the applicable notice of repayment, prepayment, repricing or refinancing is given), in each case calculated as a rate per annum on the amount of the principal of such Loans repaid, prepaid, refinanced or repriced from the date of such repayment, prepayment, refinancing or repricing until September 27, 2014 plus (z) the prepayment premium on the amount of the principal of such Loans repaid, prepaid, refinanced or repriced that would have been payable on such Loans had such repayment, prepayment, refinancing or repricing been made after September 27, 2014 but on or prior to September 27, 2015 (in each case, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points). After September 27, 2014, such repayments, prepayments, refinancings or repricings will be made with a prepayment premium in an amount equal to (x) 102.5% of the principal amount repaid, prepaid, refinanced or repriced if such repayment, prepayment, refinancing or repricing occurs after September 27, 2014, but on or prior to September 27, 2015 and (y) 101% of the principal amount repaid, prepaid, refinanced or repriced if such repayment, prepayment, refinancing or repricing occurs after September 27, 2015 but on or prior to September 27, 2016. No prepayment premium will be required after September 27, 2016.

(h) Waivable Mandatory Equity Proceeds Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment pursuant to subsection 3.4(b)(iv) (a “Waivable Mandatory Equity Proceeds Prepayment”) of the Loans, not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Equity Proceeds Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Equity Proceeds Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender shall be retained by the Borrower and/or applied by the Borrower in any manner not inconsistent with the terms of this Agreement.

(i) Other Fees. The Borrower agrees to pay to the Administrative Agent any fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent in connection with this Agreement.

3.5 Computation of Interest and Fees. (a) Interest (other than interest based on the Administrative Agent’s “prime rate”) shall be calculated on the basis of a 360-day year for the actual days elapsed, and interest based on the Administrative Agent’s “prime rate” shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Applicable Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.1, excluding any Eurodollar Rate which is based upon the Reuters Screen and any ABR which is based upon the Administrative Agent’s “prime rate”.

3.6 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

3.7 Pro Rata Treatment and Payments. Each payment (including each prepayment other than any prepayment made in accordance with subsection 3.4(f)) by the Borrower on account of principal of and interest on any Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim or, except as permitted under subsection 3.10, other deduction and shall be made on or prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans, at the Administrative Agent’s office specified in subsection 10.2, in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received on or prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

3.8 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert an ABR Loan to a Eurodollar Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make an ABR Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or prepayment of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.11.

3.9 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i) shall subject such Lender to any Tax of any kind whatsoever with respect to any Eurodollar Loans made or maintained by it or its obligation to make or maintain Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (other than Taxes (i) that are Non-Excluded Taxes, (ii) Other Taxes or (iii) Excluded Taxes and the imposition of or changes in taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any Affiliate thereof);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans; provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofor required to be paid to such Lender pursuant to this subsection 3.9(a) and such amounts, if any, as may be required pursuant to subsection 3.11; provided, further, that the Borrower shall not be required to compensate such Lender pursuant to this subsection 3.9(a) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, further, that, if the event giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this subsection 3.9(a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection 3.9(a) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.

(b) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender) subjects any Lender to any Taxes (other than Taxes (i) that are Non-Excluded Taxes, (ii) Other Taxes or (iii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result is an increase in the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender (but subject to the limitations on retroactivity described in subsection 3.9(a)), the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(c) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender), does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this subsection 3.9(c) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such

Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this subsection 3.9(c) for any reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the event giving rise to such reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Such a certificate as to any additional amounts payable pursuant to this subsection 3.9(c) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.

(d) For the avoidance of doubt, this subsection 3.9 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented; provided that the Borrower shall not be required to compensate any Lender pursuant to this subsection 3.9(d) for any increased costs incurred more than 180-days prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, further, that, if the event giving rise to such increased costs is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

3.10 Taxes. (a) Except as provided below in this subsection 3.10(a), all payments made by or on behalf of any Loan Party under this Agreement, any Notes and any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income and franchise taxes or similar taxes, however denominated, imposed in lieu of net income taxes, and branch profit taxes, in each case imposed by reason of any present or former connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or Affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement, any Notes or any other Loan Document, (ii) any taxes imposed under FATCA, and (iii) United States federal, state or local withholding taxes imposed on amounts payable to such Administrative Agent or Lender under the Loans at the time such Administrative Agent or Lender becomes a party to this Agreement, or designates a new lending office hereunder except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment (or sale), to secure additional amounts with respect to such Taxes (any Taxes described in any of clauses (i) through (iii), “Excluded Taxes”). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be paid due to any amounts payable to the Administrative Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts, specified in this Agreement and (B) the applicable Loan Party shall make such deduction or withhold, and pay such amounts to the relevant Governmental Authority in accordance with applicable law; provided, however, that a Loan Party shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender, if such Lender fails to comply with the requirements of paragraph (b), (c) or (d) of this subsection except to the extent that both (i) such Lender’s assignor (if any) was entitled, at the time of assignment (or sale), to secure additional amounts with respect to such Non-Excluded Taxes and (ii) such Non-Excluded Taxes are not attributable to the failure of such Lender to comply with the requirements of paragraph (b), (c) or (d) of this subsection. In addition, the Borrower shall pay any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”) to the relevant Governmental Authority in accordance with applicable law, except any Other Taxes attributable to the sale or grant of an assignment or participation by a Lender. Whenever any Non-Excluded Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof. If a Loan Party fails to pay any Non-Excluded Taxes or Other Taxes that it is required to pay hereunder when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any liability relating thereto, including such amounts, and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(b) Each Lender (which term, for purposes of subsections 3.10(b), (c) and (d), unless the context otherwise requires, shall include Administrative Agent and each other party entitled to receive payments from any of the Loan Parties under this Agreement), at such times as are reasonably requested by the Borrower or Administrative Agent, provide the Borrower and Administrative Agent with any documentation prescribed by law or reasonably requested by the Borrower or Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax (or withholding of Taxes) with respect to any payments to be made to such Lender or Agent under the Loan Documents. Without limiting the generality of the foregoing, each Lender that is a United States person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall:

(X) on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed original signed copies of United States Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income and withholding taxes (or a reduced rate in withholding taxes, if applicable) and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(i) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and

(ii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent (or in the case of a Participant, the Lender which sold such participation); or

(Y) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code,

(i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit B (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from or reduction in rate of withholding with respect to payments under this Agreement and any Notes; provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or

(Z) in the case of any such Lender that is a foreign intermediary or flow-through entity for U.S. federal income tax purposes,

(i) on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender, deliver to the Borrower and the Administrative Agent two accurate and complete original signed copies of United States Internal Revenue Service Form W-8IMY; and

(A)	with respect to each beneficiary or member of such Lender that is a bank within the meaning of Section 881(c)(3)(A) of the Code, on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender, also deliver to the Borrower and the Administrative Agent (I) two duly completed original signed copies of United States Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case certifying that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income and withholding taxes (or a reduced rate in withholding taxes, if applicable) and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)	with respect to each beneficiary or member of such Lender that is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (I) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Borrower and the Administrative Agent on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender, (x) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or successor applicable form, certifying that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, or (y) two U.S. Tax

Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and, obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes; provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider any material costs (to the extent unreimbursed by the Borrower) which would be imposed on such Lender (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Z) above, if later) which renders all such forms inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering, any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.

(c) If a payment to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the reporting requirements of FATCA applicable to such Lender (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(d) Each Lender shall, upon reasonable request by the Borrower, deliver to the Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by the Borrower under this Agreement or any Notes to such Lender may be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of any jurisdiction located outside the United States, provided that such Lender is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender; provided, further, that in determining the reasonableness of a request under this subsection 3.10(d), such Lender shall be entitled to consider any material costs (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request.

(e) Each Person that shall become a Lender or a Participant pursuant to subsection 10.7 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection 3.10(e); provided that, in the case of a Participant, the obligations of such Participant pursuant to subsection 3.10(b) or 3.10(c) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(f) If any party determined that , in its sole discretion, exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified pursuant to this subsection 3.10 (including through the payment of additional amounts under subsection 3.10(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the indemnifying party under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event the indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment of Eurodollar Loans or the conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of

(i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 3.11, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection 3.11 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.

3.12 Certain Rules Relating to the Payment of Additional Amounts. (a) If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of such change, as of the date of such change, would be the sole cause of the Borrower to become obligated to pay any additional amount under subsection 3.9 or 3.10, the Borrower shall not be obligated to pay such additional amount.

(b) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 3.9 or 3.10 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this subsection 3.12(b) shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to subsection 3.9 or 3.10.

(c) The Borrower shall be permitted to replace any Lender (x) that requests reimbursement for amounts owing pursuant to subsection 3.9 or 3.10, (y) that is a Defaulting Lender or (z) whose consent the Borrower is unable to obtain in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by subsection 10.1, where the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) with respect to clause (x) above, prior to any such replacement, such Lender shall have taken no action under subsection 3.11 so as to eliminate the continued need for payment of amounts owing pursuant to subsection 3.9 or 3.10, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under subsection 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of subsection 10.7 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to subsection 3.4(g), 3.9 or 3.10, as the case may be, (ix) in the event such Lender is a Non-Consenting Lender, such replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Lender was a Non-Consenting Lender, (x) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (xi) the replacement of a Lender pursuant to this subsection 3.12 shall not affect any liability or obligation of the Borrower or any other Lender to the replaced Lender which accrued on or prior to the date of such replacement.

(d) If the Administrative Agent or any Lender determines in its sole discretion that it has received a refund directly attributable to taxes for which the Borrower has made additional payments pursuant to subsection 3.9(a) or 3.10(a), the Administrative Agent or such Lender, as the case may be, shall promptly pay such refund (but only to the extent of additional amounts paid) without interest, (other than interest received from the relevant taxing authority) to the Borrower net of all out of pocket expenses; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to the Administrative Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns or any other information that it deems confidential.

3.13 Fees. (a) The Borrower shall pay a closing fee equal to 2.0% (the “Closing Fee”) of the Loans outstanding on the Closing Date, which Closing Fee shall be payable to the Administrative Agent for the account of each Lender as of and on the Closing Date and which Closing Fee may be paid as an additional upfront fee or original issue discount. Such Closing Fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) In addition to the Closing Fee, the Borrower shall pay to the Agents such other fees in the amounts and at the times separately agreed upon.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent to enter into this Agreement and each Lender to make the Loans on the Closing Date, each Loan Party hereby represents and warrants, and with respect to subsections 4.3, 4.4 and 4.5, Holdings hereby represents and warrants, on the Closing Date, to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The audited consolidated balance sheets of each of Holdings and the Borrower as of December 31, 2010, December 31, 2011 and December 31, 2012, and the audited consolidated statements of income and cash flows of each of Holdings and the Borrower for the fiscal periods ended on such dates, reported on by and accompanied by unqualified reports from, Ernst & Young LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal periods then ended, of Holdings and its consolidated Subsidiaries and of the Borrower and its consolidated Subsidiaries, as applicable. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Borrower or Holdings, as applicable, and disclosed in any such schedules and notes, and subject to the omission of notes from such unaudited financial statements).

(b) The pro forma balance sheet of Holdings and its consolidated Subsidiaries (“Holdings’ Pro Forma Balance Sheet”) and of the Borrower and its consolidated Subsidiaries (the “Borrower’s Pro Forma Balance Sheet”, and together with Holdings’ Pro Forma Balance Sheet, the “Pro Forma Balance Sheets”), a copy of which has heretofore been furnished to each Lender, are the balance sheets of Holdings and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries, in each case, as of December 31, 2012, adjusted to give effect (as if such events had occurred on such date) to (i) the making of the Loans to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (ii) the payment/credit of actual or estimated fees, expenses, financing costs and tax payments/credits related to the Transactions.

4.2 No Change; Solvent. Since December 31, 2012, (a) there has been no development or event relating to or affecting the Borrower or any Guarantor which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to the Transactions), and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower, nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by Holdings or the Borrower or any of their respective Subsidiaries. As of the Closing Date, after giving effect to the consummation of the Transactions, the Borrower and the Guarantors on a consolidated basis are Solvent.

4.3 Corporate Existence; Compliance with Law. Holdings and each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Holdings and each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain the Loans hereunder, and each such Person has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the making of the Loans to it, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Holdings or any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the making of the Loans to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 4.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. § 3727 et seq.), in respect of Accounts and contracts of the Borrower and its Subsidiaries, the obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by Holdings and the Borrower, and each other Loan Document to which Holdings or any Loan Party is a party has been or will be duly executed and delivered on behalf of such Person. This Agreement constitutes a legal, valid and binding obligation of Holdings and the Borrower, each other Loan Document to which Holdings or any Loan Party is a party as executed and delivered does constitute, or when executed and delivered will constitute, a legal, valid and binding obligation of Holdings and such Loan Party, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by Holdings and any Loan Party, the making of the Loans hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law, or Contractual Obligation or the certificate or articles of incorporation or formation and by-laws or operating agreement of Holdings or any Loan Party, as applicable, in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by subsection 7.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues, (a) which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and its Domestic Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property that, with respect to owned real property, has a purchase price or a Fair Market Value of at least $1,000,000 and with respect to leased real property, has an annual base rental rate of at least $1,000,000 (excluding, in each case, any residential real estate acquired by SIRVA Relocation, SIRVA Global Relocation, SIRVA Relocation Canada ULC, the Borrower and SIRVA Relocation Properties as part of any of their Employee Relocation Business (“Residential Properties”)), and none of such property is subject to any Lien, except for Permitted Liens. Other than Residential Properties, the properties listed on Part I of Schedule 4.8 constitute all the Material Real Property as of the Closing Date and the properties listed on Part II of Schedule 4.8 constitute all of the United States real properties leased by the Borrower and its Domestic Subsidiaries as of the Closing Date with an annual base rental rate of at least $1,000,000.

4.9 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Borrower and its Subsidiaries owns, or has the legal right to use, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) patents (including all reissues thereof), patent licenses, patent applications (including all divisions, continuations and extensions thereof); (ii) trademarks, service marks, trade names, logos, Internet domain names, and any applications for registration of any of the foregoing, trademark licenses and service mark licenses, together with all goodwill associated with each of the foregoing items within this clause (ii); (iii) copyrights and any registrations and applications for registration therefor, copyright licenses; and (iv) technology, trade secrets, confidential information, know-how, and processes material (the “Intellectual Property”), for each of them to conduct their business as currently conducted, free and clear of all Liens other than Permitted Liens. Except as could not reasonably be expected to have a Material Adverse Effect, all such Intellectual Property owned and used by the Borrower and its Subsidiaries in the conduct of their business as currently conducted remains in full force and effect and is valid and enforceable and all registrations and applications for such Intellectual Property have not expired or been abandoned. Except as provided on Schedule 4.9, no claim, suit, action or proceeding has been asserted or is pending or threatened in writing by any Person challenging or questioning the ownership or use of any such Intellectual Property owned by the Borrower or any of its Subsidiaries or the validity or effectiveness or asserting the misappropriation, infringement or other violation of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person, except for such claims and infringements which, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

4.10 Taxes. The Borrower, each of its Subsidiaries and each other Loan Party has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and all such tax returns are correct in all material respects and has paid (a) all taxes due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower, its Subsidiaries or such other Loan Party, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

4.12 ERISA. Except as would, either individually or in the aggregate, not have or are not reasonably likely to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) there is no Underfunding with respect to any Pension Plan.

4.13 Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages (in the case of the Mortgages, upon execution and delivery thereof by the parties thereto and the due recording thereof) will be effective to create (to the extent provided therein) in favor of the Administrative Agent, for its benefit and for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein (with respect to Intellectual Property if and to the extent perfection may be achieved by the filings set forth in this subsection 4.13) (except in the case of the Mortgages and the Collateral described therein, any Collateral not consisting of real property or fixtures), except as may be limited by applicable Debtor Relief Laws, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the Filings (as defined in the Guarantee and Collateral Agreement) have been duly made, (b) all applicable Instruments, Chattel Paper and Documents (each as defined in the Guarantee and Collateral Agreement) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Administrative Agent, (c) the Consolidation Accounts and Investment Property (each as defined in the Guarantee and Collateral Agreement) (other than any Excluded Account (as defined in the

Guarantee and Collateral Agreement)) in which a security interest is required to be perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) under the Guarantee and Collateral Agreement are under the “control” of the Administrative Agent, (d) the Mortgages have been duly recorded and (e) with respect to Intellectual Property, all applicable filings and recordations have been made with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the security interests granted pursuant thereto shall constitute (to the extent provided therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (other than any Collateral not consisting of real property or fixtures) with respect to such pledgor or mortgagor (as applicable) (with such priority as provided for in the Intercreditor Agreement). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 4.13 and not defined in this Agreement are so used as defined in the applicable Security Document. Nothing in this Agreement shall require the Borrower to make any filings or take any other actions outside the United States to record or perfect the security interest in favor of the Administrative Agent in any Intellectual Property.

4.14 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

4.15 Subsidiaries. Schedule 4.15 sets forth all the Subsidiaries of Holdings at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of Holdings therein.

4.16 Environmental Matters. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) have no reasonable basis to believe that: (x) any of their Environmental Permits will not be, or will entail material expense to be, timely renewed or complied with; (y) any additional Environmental Permits that may be required of any of them will not be, or will entail material expense to be, timely granted or complied with; or (z) that compliance with any Environmental Law that is applicable to any of them will not be, or will entail material expense to be, timely attained and maintained.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law, (ii) interfere with the planned or continued operations of the Borrower or any of its Subsidiaries, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information with respect to releases or threatened releases or any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or, to its knowledge, operation of law, any known or suspected liabilities of any kind, fixed or contingent, as a result of any violation or breach of applicable Environmental Law or with respect to any contamination by any Materials of Environmental Concern.

4.17 No Material Misstatements. No written information, reports, financial statements, exhibits or schedules furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of Holdings, the Borrower and the Borrower’s Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable, (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct and (c) projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any Loan Party, and that no assurance can be given that any particular projections will be realized and variances from the projections may be material.

4.18 Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

4.19 Insurance. The properties of the Borrower and its Subsidiaries are insured with reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are, in the reasonable business judgment of the Borrower, appropriate for a business of the size and character of the Borrower and its Subsidiaries.

4.20 Anti-Corruption Laws and PATRIOT Act. To the extent applicable, there has been no action taken by any Loan Party (or, in the case of subsection 4.20(i) below, any of its Controlled Entities) in violation of (i) the Trading with the Enemy Act, as amended from time to time, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended from time to time) and any other enabling legislation or executive order relating thereto, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended from time to time and any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”) and (iii) the PATRIOT Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

4.21 Compliance with OFAC Rules and Regulations. None of Holdings, the Borrower or any of the Borrower’s Subsidiaries (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Countries or (c) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION 5. CONDITIONS PRECEDENT

The obligation of each Lender to make a Loan on the Closing Date, is subject to the satisfaction or waiver of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below:

(i) this Agreement, executed and delivered by a duly authorized officer of Holdings and the Borrower;

(ii) subject to Schedule 6.16, the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower and each other Loan Party signatory thereto and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party;

(iii) the Intercreditor Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower, each other Loan Party signatory thereto, the Administrative Agent and the ABL Agent; and

(iv) the Intercompany Subordination Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower, each other Loan Party signatory thereto and the Administrative Agent.

(b) Capitalization and Structure of Holdings and its Subsidiaries. The Administrative Agent shall have received a true, complete and accurate organizational chart of Holdings and its Subsidiaries.

(c) Financial Information. The Lenders shall have been provided with copies of and shall be reasonably satisfied, in form and substance, with (i) the financial statements referred to in subsection 4.1(a), (ii) the Pro Forma Balance Sheets and (iii) projections for the Borrower and its consolidated Subsidiaries after giving effect to the Transactions, through December 31, 2016, together with a statement of assumptions underlying such projections, as were modified by reports and updates that were provided to the Lenders.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent search of the Uniform Commercial Code, judgment and tax lien filings which have been filed with respect to personal property of Holdings and the Loan Parties in any of the jurisdictions set forth in Schedule 5(d), and the results of such search shall be reasonably satisfactory to the Administrative Agent.

(e) Legal Opinions. The Administrative Agent shall have received executed legal opinions of Kirkland & Ellis LLP, special counsel to the Borrower and the other Loan Parties, and Faegre Baker Daniels LLP, counsel to the Loan Parties organized under the laws of the State of Indiana, each in a form reasonably satisfactory to the Administrative Agent.

(f) Closing Certificate. The Administrative Agent shall have received a certificate from Holdings and each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments.

(g) Actions to Perfect Liens. Except for those items set forth on Schedule 6.16, the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on Form UCC-1 in each jurisdiction set forth on Schedule 5(g), necessary or, in the reasonable opinion of the Administrative Agent, advisable to perfect the Liens created by the Security Documents, shall have been completed or shall be ready to be completed promptly following the Closing Date, and all agreements, statements and other documents relating thereto shall be in form and substance reasonably satisfactory to the Administrative Agent.

(h) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Administrative Agent shall have received:

(i) the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii) the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(i) Fees. The Administrative Agent and the Lenders shall have received all fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses) required to be paid or delivered by the Borrower to them on or prior to the Closing Date, including, without limitation, the fees referred to in subsections 3.4(i) and 3.13.

(j) Borrowing Notice. The Administrative Agent shall have received notice from the Borrower, substantially in the form of Exhibit D-1, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Borrower.

(k) Corporate Proceedings. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or managers or members of Holdings and each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the making of the Loans to the Borrower contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of Holdings and such Loan Party, as applicable, as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(l) Incumbency Certificates. The Administrative Agent shall have received a certificate of Holdings and each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of Holdings and such Loan Party, as applicable, executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, in each case, executed by the Secretary or any Assistant Secretary of Holdings and such Loan Party, as applicable.

(m) Governing Documents. The Administrative Agent shall have received copies of the certificate or articles of incorporation or formation and by-laws or operating agreement (or other similar governing documents serving the same purpose) of Holdings and each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of Holdings and such Loan Party, as applicable.

(n) Insurance. The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of subsection 6.5 of this Agreement and subsection 5.2.2 of the Guarantee and Collateral Agreement shall have been satisfied.

(o) ABL Credit Agreement. All conditions precedent to the closing of the ABL Credit Agreement shall have been satisfied or waived prior to or contemporaneously with the closing hereunder and the terms and conditions of the ABL Credit Agreement shall be reasonably satisfactory to the Administrative Agent.

(p) Repayment of Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence that the Borrower shall have (i) repaid in full all Existing Indebtedness, terminated any commitments to lend or make other extensions of credit under the Existing Credit Agreements, and discharged and released all guarantees and security in support thereof, if applicable, and (ii) delivered to the Administrative Agent all documents or instruments or a payoff letter in furtherance of clause (i) of this subsection 5(p). Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have outstanding no Indebtedness for borrowed money other than (x) Indebtedness outstanding under this Agreement and (y) Indebtedness set forth on Schedule 7.2(f).

(q) Preferred Stock. The Administrative Agent shall have received satisfactory evidence that not more than 99,443.989 shares of Preferred Stock shall remain outstanding as of the Closing Date.

(r) Representations and Warranties. Each of the representations and warranties made by Holdings and any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of Holdings and any Loan Party pursuant to this Agreement or any other Loan Document, shall be true and correct in all material respects (except that such materiality qualified shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Closing Date as if made on and as of the Closing Date, except to the extent that they expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except that such materiality qualified shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date.

(s) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or immediately after giving effect to the making of the Loans requested to be made on the Closing Date.

(t) Solvency Certificate. The Administrative Agent shall have received a certificate attesting to the Solvency of the Borrower and the Guarantors on a consolidated basis on the Closing Date immediately after giving effect to the Transactions and the incurrence of Indebtedness related thereto, from the Borrower’s chief financial officer in form and substance reasonably satisfactory to the Administrative Agent.

(u) Amendment to Certificate of Designation. All conditions precedent to the closing of the amendment to the Certificate of Designation shall have been satisfied or waived prior to or contemporaneously with the closing hereunder and the terms and conditions of such amendment shall be reasonably satisfactory to the Administrative Agent.

(v) “Know Your Customer” Information. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, at least five days prior to the Closing Date if the request for such documentation and other information is made to the Borrower at least ten days prior to the Closing Date.

(w) Perfection Certificate. The Administrative Agent shall have received a perfection certificate from the Borrower, dated the Closing Date, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Borrower and Holdings.

SECTION 6. AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that, from and after the Closing Date and until the satisfaction of the Termination Conditions, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to, and, with respect to subsections 6.1(a) and (b), 6.2(d), (e) and (g), 6.13 and 6.17, Holdings shall:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to deliver such copies):

(a) as soon as available, but in any event not later than the 90th day following the end of each fiscal year of Holdings ending on or after December 31, 2013, (i) a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows of Holdings and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent and (ii) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements in a form suitable for use in a public offering document (it being agreed that the furnishing of Holdings’ Annual Report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this subsection 6.1(a) with respect to such year);

(b) as soon as available, but in any event not later than the 45th day following the end of each of the first three quarterly periods of each fiscal year of Holdings, (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of income of Holdings and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and the related unaudited consolidated statement of cash flows of Holdings and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year end audit, the absence of footnotes (if there are none), and other adjustments) and (ii) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements in a form suitable for use in a public offering document (it being agreed that the furnishing of Holdings’ Quarterly Report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this subsection 6.1(b) with respect to such quarter);

(c) as soon as available, but in any event not later than the 90th day following the end of each fiscal year of the Borrower ending on or after December 31, 2013, (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows of the Borrower and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent, (ii) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements in a form suitable for use in a public offering document and (iii) a reasonably detailed comparison to the projections delivered pursuant to subsection 6.2(c) with respect to such fiscal year;

(d) as soon as available, but in any event not later than the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of income of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and the related unaudited consolidated statement of cash flows of the Borrower and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year end audit, the absence of footnotes (if there are none), and other adjustments) and (ii) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements in a form suitable for use in a public offering document; and

(e) if the Consolidated Leverage Ratio is greater than 2.50:1.00, as soon as available, but in any event not later than the 30th day following the end of each month (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and certain other inventory data to be agreed by the Borrower and the Administrative Agent of the Borrower and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year end audit, the absence of footnotes (if there are none), and other adjustments);

all such financial statements delivered pursuant to subsection 6.1(a), (b), (c), (d) or (e) to be complete and correct in all material respects in conformity with GAAP and to be prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of the financial statements delivered pursuant to subsection 6.1(b), (d) or (e), for the absence of certain notes).

6.2 Certificates, Other Information. Furnish to the Administrative Agent.

(a) concurrently with the delivery of the financial statements referred to in subsection 6.1(c), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in subsections 6.1(c), 6.1(d) and 6.1(e), a Compliance Certificate signed by a Responsible Officer of the Borrower, (i) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such Compliance Certificate, and (ii) setting forth the calculations required to determine compliance with the covenants set forth in subsections 7.1, 7.7(i), 7.8, 7.9(q), and 7.10(c)(ii);

(c) as soon as available, but in any event not later than the fifth Business Day following the 90th day after the beginning of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for such fiscal year, such projections to include a consolidated balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries prepared on a quarterly basis and to be accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions (for the avoidance of doubt, the projections of the Borrower and its consolidated Subsidiaries delivered pursuant to subsection 5(c)(iii) on the Closing Date shall be deemed to satisfy the requirements of this subsection 6.2(c) for the fiscal year ending December 31, 2013);

(d) within five Business Days after the same are sent, copies of all financial statements and reports which Holdings or the Borrower sends to its public security holders, if any, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holdings or the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holdings or the Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith;

(f) promptly, such additional financial and other information pertaining to any Loan Party as the Administrative Agent may from time to time reasonably request; and

(g) promptly after the receipt thereof by Holdings or the Borrower, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s responses thereto.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be.

6.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as conducted by the Borrower, its Subsidiaries and the other Loan Parties, as applicable, on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower, its Subsidiaries and the other Loan Parties, taken as a whole, except as otherwise expressly permitted pursuant to subsection 7.5; provided that the Borrower, its Subsidiaries and the other Loan Parties shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition (casualty, condemnation and ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business or as is consistent with past practice of the Borrower and its Subsidiaries; and furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried, together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee, as appropriate. The Borrower will, and will cause each of its Subsidiaries to, obtain flood insurance in such amounts as necessary to ensure compliance with applicable law, and without limiting the generality of the foregoing, if at any time the area in which improvements located on the Mortgaged Properties are located is designated as an area in a Flood Zone and in which flood insurance has been made available under the National Flood Insurance Act of 1968, obtain flood insurance in such amounts as necessary to ensure compliance with the National Flood Insurance Reform Act of 1994, as it may be amended from time to time.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent and during the continuance of any Event of Default, any Lender, to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial condition of the Borrower, its Subsidiaries and the other Loan Parties with officers and employees of the Borrower, its Subsidiaries and the other Loan Parties and with its independent certified public accountants, in each case at any reasonable time during normal business hours, upon reasonable notice, and as often as may reasonably be desired; provided, however, that the Borrower shall be provided with prior notice of any meeting with its independent certified public accounts and shall be permitted to attend any such meetings; provided, further, that unless an Event of Default has occurred and is continuing, the Borrower is only required to reimburse the Administrative Agent for reasonable out-of-pocket costs and expenses incurred in connection with one inspection per annum.

(b) If an Event of Default shall have occurred and be continuing, the Borrower shall reimburse the Administrative Agent for any reasonable fees and expenses of third parties incurred in connection with any appraisal of the Borrower’s or any of its Subsidiaries’ real property reasonably requested in writing by the Required Lenders.

6.7 Notices. Promptly give notice to the Administrative Agent of:

(a) as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of the Borrower knows thereof, any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which, if such litigation, investigation or proceeding is (x) not cured or (y) reasonably likely to be adversely determined against the Borrower or such Subsidiary, as the case may be, in each case, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved (not covered by insurance) is greater than $2,000,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(d) as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower becomes aware thereof, any ERISA Event; provided that no such notice will be required unless the event giving rise to such notice, when aggregated with all other such ERISA Events, could reasonably be expected to result in liability to the Borrower or its Subsidiaries in an amount that would exceed $5,000,000;

(e) promptly following receipt thereof, provide copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower or any Guarantor or any member of the ERISA Group may request with respect to any Multiemployer Plan; provided that, if the Loan Parties or any member of the ERISA Group have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or any member of the ERISA Group shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof;

(f) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole; and

(g) as soon as possible after a Responsible Officer of the Borrower knows thereof, and except in each case as would not reasonably be expected to result in a Material Adverse Effect, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority; (ii) any condition, circumstance, occurrence or event that would result in liability pursuant to applicable Environmental Laws or would result in the imposition of any lien or other restriction on the title, ownership or transferability of any properties owned, leased or operated by the Borrower or any of its Subsidiaries; (iii) any proposed action to be taken by the Borrower or any of its Subsidiaries that would reasonably be expected to subject the Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under any applicable Environmental Law; (iv) any Governmental Authority has notified the Borrower or any of its Subsidiaries that any such Person is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries; (v) any Governmental Authority has notified the Borrower or any of its Subsidiaries that it will revoke any Environmental Permit held by the Borrower or any of its Subsidiaries, or deny or refuse to renew any such Environmental Permit sought by the Borrower or any of its Subsidiaries; or (vi) any Governmental Authority has notified the Borrower or any of its Subsidiaries that any property owned, leased, or operated by the Borrower or any of its Subsidiaries is being listed on, or proposed for listing on, the National Priorities List (NPL) or the Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS) maintained by the U.S. Environmental Protection Agency, or on any similar list maintained by any Governmental Authority.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Loan Party, the relevant member of the ERISA Group or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Loan Party, the relevant member of the ERISA Group or Subsidiary) proposes to take with respect thereto.

6.8 Environmental Laws. (a) In all cases where failure to do so could reasonably be expected to give rise to a Material Adverse Effect, (i) comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries.

(b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws the failure to comply with which could reasonably be expected to give rise to a Material Adverse Effect, other than such orders or directives as to which an appeal or other appropriate contest is or has been timely and properly taken, is being diligently pursued in good faith, and as to which appropriate reserves have been established in accordance with GAAP.

(c) Promptly upon the Administrative Agent’s request if the Borrower shall have failed to pay any principal of any Loan when due in accordance with the terms hereof or shall have failed to pay any interest on any Loan within five days after any such interest becomes due in accordance with the terms hereof, permit an environmental consultant, whom the Administrative Agent designates and which consultant is reasonably acceptable to the Borrower, to perform an environmental assessment (including, without limitation: reviewing documents; interviewing knowledgeable persons; and sampling and analyzing soil, air, surface rate, ground water, and/or other media) in or about any property subject to a Mortgage. Such environmental assessment shall be in form, scope and substance reasonably satisfactory to the Administrative Agent. The Borrower or its Subsidiaries shall cooperate fully in the conduct of such environmental assessment, and shall pay the costs of such environmental assessment in accordance with subsection 10.5. Pursuant to this subsection 6.8(c) the Administrative Agent shall have the right, but shall not have any duty, to request and/or obtain such environmental assessment.

6.9 After Acquired Real Property and Fixtures. (a) With respect to any Material Real Property in which the Borrower or any Guarantor acquires ownership rights at any time after the Closing Date, promptly grant to the Administrative Agent, for the ratable benefit of the Lenders, a Lien of record on all such Material Real Property, upon terms reasonably satisfactory in form and substance to the Administrative Agent and in accordance with any applicable requirements of any Governmental Authority (including, without limitation, any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 6.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower, any Subsidiary or any other Person, (ii) no such Lien shall be required to be granted as contemplated by this subsection 6.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by subsection 7.2(d) or (i), in whole or in part through the incurrence of Indebtedness permitted by subsection 7.2(d) or (i), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 7.2(d) or (i)) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing, and (iii) nothing in this subsection 6.9(a) shall require the grant of a Lien of record in respect of any owned residential real property, fixtures, or related assets acquired by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of the Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services, or any property or assets the Disposition of which is permitted under clause (xi) of subsection 7.6(a) in connection with the Employee Relocation Business. In connection with any such grant to the Administrative Agent, for the benefit of the Secured Parties, of a first priority Lien of record on any such Material Real Property in accordance with this subsection 6.9(a), the Borrower or such Subsidiary shall deliver or cause to be delivered to the Administrative Agent such surveys, environmental reports and other documents obtained by it in connection with the acquisition of such ownership rights in such real property, and such Mortgages, fully paid loan title insurance policies, surveys or survey affidavits of no change in form and substance sufficient to cause all standard survey and related exceptions to be deleted from the loan title insurance policies and otherwise reasonably satisfactory to the title company, local counsel opinions and other documents as the Administrative Agent shall reasonably request (in light of the value of such real property and the cost and availability of such Mortgages, surveys, fully paid loan title insurance policies, environmental reports, local counsel opinions and other documents and whether the delivery of such Mortgages, surveys, fully paid loan title insurance policies, environmental reports, local counsel opinions and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Administrative Agent to be necessary or desirable for the creation and perfection of the foregoing Liens or any other Liens created pursuant to the Security Documents.

6.10 Acquired Subsidiaries; Further Security and Guarantees. (a) In the event that the Borrower or any of its Subsidiaries acquires any Material Subsidiary from any third party or creates a new Material Subsidiary, in each case, as permitted by the other provisions of this Agreement, (i) such new Subsidiary (in the case of a new Domestic Subsidiary, but excluding any Excluded Domestic Subsidiaries) shall, to the extent permitted by law, execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement, the Intercreditor Agreement, the Intercompany Subordination Agreement, other Loan Documents, appropriate Mortgages with respect to any Material Real Property and other documents as the Administrative Agent shall reasonably request (including, with respect to Mortgages, the documents listed in subsection 6.9(a)) and take any necessary steps to perfect the security interest to be created thereby and (ii) the relevant parent entity (if such parent entity is the Borrower or another Loan Party) shall execute and deliver to the Administrative Agent a stock pledge agreement (or, if the parent entity is a party to the Guarantee and Collateral Agreement, pledge the Capital Stock of such Material Subsidiary owned by such parent entity pursuant to such agreement) and shall take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to more than 65% of the voting equity in any (x) Foreign Subsidiary or in any (y) Domestic Subsidiary to the extent substantially all of its assets constitute the Capital Stock of any Foreign Subsidiaries and/or other Domestic Subsidiaries described in this clause (y) (any such Domestic Subsidiary described in this clause (y), an “Excluded Domestic Subsidiary”). Notwithstanding anything to contrary in this Agreement, nothing in this subsection 6.10(a) shall require the execution of any documents or the taking of any actions to grant a Lien of record in respect of any owned residential real property, fixtures, or related assets acquired by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of the Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services.

(b) Within 30 days after the due date for delivery of financial statements pursuant to subsection 6.1(a), (b), (c) or (d), (i) the Borrower shall, to the extent permitted by law, cause any Domestic Subsidiary (other than an Excluded Domestic Subsidiary) that qualifies as a Material Subsidiary (based on its total assets as of the end of, or its total revenues for, the most recently completed period of four consecutive fiscal quarters of the Borrower), but which is not a party to the Guarantee and Collateral Agreement, to execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement, other security documents, appropriate Mortgages with respect to any Material Real Property and other documents as the Administrative Agent shall reasonably request (including, with respect to Mortgages, the documents listed in subsection 6.9(a)) and take any necessary steps to perfect the security interest to be created thereby and (ii) the relevant parent entity (if such parent entity is the Borrower or a Guarantor) shall execute and deliver to the Administrative Agent a stock pledge agreement (or, if the parent entity is a party to the Guarantee and Collateral Agreement, pledge the Capital Stock of such Material Subsidiary owned by such parent entity pursuant to such agreement) and shall take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to more than 65% of the voting equity in any Foreign Subsidiary or in any Excluded Domestic Subsidiary); provided that nothing in this subsection 6.10(b) shall require the execution of any documents or the taking of any actions to grant a Lien of record in respect of any owned residential real property, fixtures, or related assets acquired by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of the Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services.

6.11 Employee Relocation Business Entity. Cause all United States residential real estate (and related assets), acquired in connection with the Employee Relocation Business, and not transferred promptly (and in any event within five Business Days after the date of acquisition) to a Relocation SPV in connection with a Relocation SPV Financing, to be held by a Wholly Owned Subsidiary of the Borrower that (a) is a Loan Party, (b) owns no assets other than residential real estate and assets related to such real estate and (c) engages in no business other than the purchase and sale of residential real estate held in inventory.

6.12 Lenders’ Meetings and Conference Calls. Upon the request of the Administrative Agent, participate in a conference call with the Administrative Agent and the Lenders, at such times as may be agreed to by the Borrower and the Administrative Agent not more than (a) for so long as the Consolidated Leverage Ratio is greater than 2.50:1.00, once during each fiscal quarter and (b) otherwise, once during each fiscal year; provided that the Borrower and the Administrative Agent may agree to participate in meetings or additional conference calls pursuant to this subsection 6.12.

6.13 Maintenance of Ratings. With respect to the Borrower or Holdings, as applicable, use commercially reasonable efforts to maintain (i) a private corporate credit rating from S&P in respect of the Borrower or Holdings, as applicable, and (ii) a private credit rating of the Loans by S&P.

6.14 Compliance with Laws. Comply with all the Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

6.15 Flood Zone. No Mortgage shall encumber improved real property that is located in a Flood Zone (except any such property as to which flood insurance has been obtained and is in full force and effect as required by this Agreement).

6.16 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.16 or such later date as the Administrative Agent agrees in its sole discretion, deliver the documents or take the actions specified on Schedule 6.16 that would have been required to be delivered or taken on the Closing Date, in each case except to the extent otherwise agreed to by the Administrative Agent.

6.17 Subordination. Cause all Indebtedness and other obligations now or hereafter owed by any Loan Party to Holdings to be subordinated in right of payment and security to the Obligations owing to the Secured Parties pursuant to the Intercompany Subordination Agreement.

SECTION 7. NEGATIVE COVENANTS

Each Loan Party hereby agrees that, from and after the Closing Date, and until the satisfaction of the Termination Conditions, the Borrower shall not, and shall not permit any of its Subsidiaries to, and, with respect to subsection 7.18, Holdings agrees that it shall not, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Maintenance of Consolidated Interest Coverage Ratio. Permit, for any period of four consecutive fiscal quarters of the Borrower, the Consolidated Interest Coverage Ratio at the last day of such consecutive fiscal quarter period of the Borrower to be less than the correlative ratio set forth below:

Fiscal Quarter	Ratio
June 30, 2013	2.25:1.00
September 30, 2013	2.25:1.00
December 31, 2013	2.25:1.00
March 31, 2014	2.25:1.00
June 30, 2014 and thereafter	2.50:1.00

(b) Maintenance of Consolidated Leverage Ratio. Permit, at the last day of any fiscal quarter period of the Borrower, the Consolidated Leverage Ratio to be greater than the correlative ratio set forth below:

Fiscal Quarter	Ratio
June 30, 2013	5.25:1.00
September 30, 2013	5.25:1.00
December 31, 2013	5.25:1.00
March 31, 2014	5.25:1.00
June 30, 2014	4.875:1.00
September 30, 2014	4.50:1.00
December 31, 2014	4.25:1.00
March 31, 2015	4.25:1.00
June 30, 2015	4.00:1.00
September 30, 2015	3.75:1.00
December 31, 2015	3.50:1.00
March 31, 2016	3.50:1.00
June 30, 2016	3.25:1.00
September 30, 2016	3.25:1.00
December 31, 2016	3.00:1.00
March 31, 2017	3.00:1.00
June 30, 2017 and thereafter	2.75:1.00

(c) Limitation on Relocation Properties. Permit, at the last day of any fiscal quarter ending after the Closing Date but prior to the Termination Date, the Relocation Properties Line Item to exceed $50,000,000 plus $0.50 for each dollar of the Loans paid by the Borrower pursuant to subsections 2.2(b) and 3.4(a), (b), (c) and (f) (such amount, the “Relocation Properties Cap”); provided that, to the extent the Relocation Properties Line Item at the last day of any such fiscal quarter exceeds the Relocation Properties Cap, the Borrower and its Subsidiaries shall have 60 days after such fiscal quarter end to comply with this subsection 7.1(c).

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

(a) Indebtedness of the Borrower under this Agreement and under any Notes;

(b) [Reserved];

(c) Indebtedness of the Borrower to any of its Subsidiaries and of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in subsection 7.9(f)(i), (ii) if the Borrower is the obligor on Indebtedness owing to any Subsidiary (other than SIRVA Mortgage) that is not a Loan Party, such Indebtedness is expressly subordinated in right of payment to the Obligations hereunder and (iii) if a Subsidiary Guarantor is the obligor on Indebtedness owing to any Subsidiary (other than SIRVA Mortgage) that is not a Loan Party, such Indebtedness is subordinated in right of payment to the Guarantees of such Subsidiary Guarantor; provided, further, that in the case of both of the preceding clauses (ii) and (iii), scheduled payments of Indebtedness owing to any Subsidiary that is not a Loan Party are permitted so long as no Event of Default has occurred and is continuing;

(d) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance or refinance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, in an aggregate principal amount not exceeding in the aggregate as to the Borrower and its Subsidiaries $25,000,000 at any time outstanding; provided that such Indebtedness is incurred substantially simultaneously with such acquisition or within six months after such acquisition or in connection with a refinancing thereof; and any refinancing, refunding, renewal or extension of any such Indebtedness; provided, further, that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension; provided, further, that this subsection 7.2(d) shall not permit Indebtedness incurred in connection with financing the acquisition of residential real property, fixtures or related assets by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of the Borrower primarily engaged in the Employee Relocation Business in connection with the provision of relocation services;

(e) Indebtedness of the Borrower and its Subsidiaries under Interest Rate Protection Agreements (including but not limited to Indebtedness of the Borrower under Interest Rate Protection Agreements relating to Indebtedness of the Borrower under this Agreement, if any), to the extent, and only to the extent, that such agreement or arrangement is entered into in the ordinary course of business of the Borrower or any of its Subsidiaries with reputable financial institutions or vendors and not for purposes of speculation;

(f) other Indebtedness outstanding or incurred under facilities in existence on the Closing Date and listed on Schedule 7.2(f) and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to (A) the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension plus (B) the unutilized commitments thereunder and (ii) if such Indebtedness is subordinated, any refinancing, refunding, renewal or extension thereof shall be subordinated to at least the same extent as the Indebtedness so refinanced, refunded, renewed or extended;

(g) to the extent that any Guarantee Obligation permitted under subsection 7.4 constitutes Indebtedness, such Indebtedness;

(h) Indebtedness of Foreign Subsidiaries of the Borrower (in addition to Indebtedness of Foreign Subsidiaries of the Borrower permitted by subsection 7.2(f) and 7.2(i)) not exceeding, as to all such Foreign Subsidiaries, the sum of (x) $15,000,000 in aggregate principal amount at any one time outstanding plus (y) $5,000,000 in aggregate principal amount at any one time outstanding; provided that, with respect to this clause (y) only, after giving effect thereto on a Pro Forma Basis, the Consolidated Leverage Ratio would not be greater than 2.50:1.00, it being understood, for the avoidance of doubt, that any portion of any Indebtedness of a Foreign Subsidiary incurred in connection with a refinancing of any Indebtedness described under subsection 7.2(f) in excess of the amounts permitted under such subsections may be incurred under this subsection 7.2(h);

(i) Indebtedness of a Person existing at the time such Person is merged into or consolidated with any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower at any time outstanding (the “Assumed Indebtedness”) and any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the Assumed Indebtedness; provided that (i) such Indebtedness was not created in contemplation of such merger, consolidation or acquisition, (ii) the principal amount of such Assumed Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed (other than as expressly permitted hereunder) as a result of or in connection with such extension, refunding or refinancing, (iii) after giving effect to the incurrence of any such Indebtedness on a Pro Forma Basis, the Borrower shall be in compliance with subsections 7.1(a) and (b) hereof and (iv) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(j) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(k) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(l) **** Receivables Debt in an aggregate amount outstanding not to exceed $7,000,000;

(m) Indebtedness of SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of the Borrower primarily engaged in the Employee Relocation Business incurred in connection with financing the acquisition of residential real property, fixtures or related assets by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of the Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services, not exceeding $15,000,000 in aggregate principal amount at any time outstanding; provided that such Indebtedness finances expenses of the Employee Relocation Business that are, directly or indirectly, subject to reimbursement, indemnification, guarantee or other support (including by the charging of fees or other compensation at reasonable rates determined by the applicable Subsidiary in good faith) by or from the customers receiving such relocation services;

(n) unsecured Indebtedness of the Borrower or any Subsidiary of the Borrower not exceeding in the aggregate as to the Borrower and its Subsidiaries $30,000,000 at any time outstanding and any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, such Indebtedness; provided that (i) after giving effect to the incurrence of any such Indebtedness on a Pro Forma Basis, the Borrower shall be in compliance with subsections 7.1(a) and (b) hereof, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) all such Indebtedness permitted by this clause (n) shall be Subordinated Debt, (iv) such Indebtedness shall have been originally incurred to finance an acquisition permitted by clause (c) of subsection 7.10 and, after giving effect to the consummation of such acquisition and the incurrence of such Indebtedness on a Pro Forma Basis, the Consolidated Leverage Ratio, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such acquisition had occurred on the first day of the relevant period for testing such compliance, shall be not greater than 0.50 less than the highest Consolidated Leverage Ratio permitted at such time under subsection 7.1(b), and the Borrower shall have delivered to the Administrative Agent such financial information as the Administrative Agent shall reasonably request to demonstrate such compliance on a Pro Forma Basis and (v) the principal amount of such Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed (other than as expressly permitted hereunder) as a result of or in connection with such extension, refunding or refinancing;

(o) Indebtedness of the Borrower or any Subsidiary Guarantor owing to Holdings not exceeding $30,000,000 in aggregate principal amount at any one time outstanding; provided that such Indebtedness shall constitute Subordinated Intercompany Debt;

(p) Indebtedness under the ABL Credit Agreement in an aggregate principal amount not to exceed (x) $50,000,000 outstanding at any time, plus, (y) to the extent the Borrower has capacity under the borrowing base in the ABL Credit Agreement, (1) if the Consolidated Leverage Ratio would not be greater than 4.00:1.00 at the time of the incurrence of any such Indebtedness, $5,000,000 outstanding at any time plus (2) if the Consolidated Leverage Ratio would not be greater than 3.00:1.00 at the time of incurrence of any such Indebtedness, an additional $10,000,000 outstanding at any time, and any refinancing, refunding, renewal or extension of any such Indebtedness permitted by the Intercreditor Agreement; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension; and

(q) additional Indebtedness of the Borrower or any Subsidiary of the Borrower not to exceed $20,000,000 as to the Borrower and its Subsidiaries in aggregate principal amount at any one time outstanding.

For purposes of determining compliance with this subsection 7.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term debt) or committed (in respect of revolving debt) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term debt) or committed (in respect of revolving debt) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term debt) or committed (in respect of revolving debt).

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments and similar charges (including Liens which arise under ERISA) not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

(c) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases; provided that the rental payments secured thereby are not yet due and payable;

(d) pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business that do not secure any monetary obligations and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(h) Liens securing or consisting of (i) Indebtedness of the Borrower and its Subsidiaries permitted by subsection 7.2(d) incurred to finance or refinance the acquisition of fixed or capital assets, (ii) Indebtedness of the Borrower’s Foreign Subsidiaries permitted by subsection 7.2(h), (iii) Indebtedness of the Borrower and its Subsidiaries permitted by subsection 7.2(i) assumed in connection with any acquisition permitted by subsection 7.10 or (iv) any extension, renewal, refunding or refinancing of any such Indebtedness referred to in the foregoing clauses (i) through (iii); provided that (x) such Liens shall be created no later than the date of such acquisition or the date of the assumption of such Indebtedness or the date of such extension, renewal, refunding or refinancing and (y) such Liens securing such Indebtedness are limited to the property financed thereby and, in the case of any such extension, renewal, refunding or refinancing, are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Indebtedness that is extended, renewed, refunded or refinanced (including any after-arising property that would have been secured pursuant to the terms of such Indebtedness);

(i) Liens on the **** Accounts securing the **** Receivables Debt permitted under subsection 7.2(l), but only to the extent that any such Lien relates to the applicable **** Accounts actually sold pursuant to the Permitted **** Accounts Purchase Program;

(j) (i) Liens in existence on the Closing Date and listed on Schedule 7.3(j) and (ii) other Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 7.2(f); provided that (A) any such Lien is limited to all or part of the properties or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) secured thereby on the Closing Date (including any after-arising property that would have been secured under the written agreement under which the original Lien arose), and in the case of any extension, renewal, refunding or refinancing of the Indebtedness secured thereby, any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Indebtedness that is extended, renewed, refunded or refinanced (including any after-arising property that would have been secured pursuant to the terms of such Indebtedness) and (B) the amount of Indebtedness secured thereby is not increased except as permitted by subsection 7.2(f);

(k) Liens securing Guarantee Obligations permitted under subsection 7.4(d) not exceeding (as to the Borrower and all its Subsidiaries) $2,000,000 in aggregate amount at any time outstanding;

(l) Liens arising from any licenses and sublicenses of Intellectual Property in the ordinary course of business;

(m) Liens on equipment in favor of lessees or conditional purchasers of such equipment leased on a Financing Lease basis or sold on a conditional basis by the Borrower or any of its Subsidiaries to Local Agents or Owner/Operators in the ordinary course of business of the Borrower and its Subsidiaries;

(n) any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Borrower or any of its Subsidiaries to comply with subsection 7.15(b);

(o) Liens on residential real property, fixtures and related assets acquired as contemplated by subsection 7.2(m) securing Indebtedness permitted by subsection 7.2(m);

(p) Liens created pursuant to the Security Documents or otherwise securing Indebtedness permitted by subsection 7.2(a) and any cash management services or Permitted Hedging Arrangements that are permitted to be secured on a ratable basis with such Indebtedness;

(q) Liens on the Collateral securing Indebtedness permitted by subsection 7.2(p), provided that the Liens on the Collateral securing Indebtedness permitted by subsection 7.2(p) are subject to the terms of the Intercreditor Agreement;

(r) Liens not otherwise permitted hereunder, all of which Liens permitted pursuant to this subsection 7.3(r) secure obligations not exceeding (as to the Borrower and all its Subsidiaries) $3,000,000 in aggregate amount at any time outstanding; and

(s) Liens on property transferred in a transaction permitted by subsection 7.6(a)(xi) to a Relocation SPV in connection with a Relocation SPV Financing, but only to the extent that any such Lien relates to the applicable property actually sold pursuant to such Relocation SPV Financing.

7.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a) Guarantee Obligations in existence on the Closing Date and listed in Schedule 7.4(a), and any refinancings, refundings, extensions or renewals thereof, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by subsection 7.2(f);

(b) Guarantee Obligations for performance, appeal, judgment, replevin and similar bonds, or suretyship arrangements, all in the ordinary course of business;

(c) Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by subsection 7.11(iii) or similar agreements by the Borrower;

(d) Guarantee Obligations in respect of third-party loans and advances to officers or employees of Holdings, the Borrower or any of their respective Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business or (iii) for any other purpose and, in the case of this clause (iii), in an aggregate principal amount (as to Holdings and all its Subsidiaries), together with the aggregate amount of all Investments permitted under subsection 7.9(e)(iii), of up to $4,000,000 outstanding at any time;

(e) obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(f) obligations of the Borrower and its Subsidiaries under Interest Rate Protection Agreements, including obligations of the Borrower under any Interest Rate Protection Agreements relating to Indebtedness of the Borrower under this Agreement;

(g) guarantees made by the Borrower or any of its Subsidiaries of obligations of the Borrower or any of its Subsidiaries, which obligations are otherwise permitted under this Agreement; provided that guarantees by any Loan Party of obligations of any Subsidiary that is not a Loan Party shall be subject to the limitations set forth in subsection 7.9(f)(i);

(h) Guarantee Obligations in connection with sales or other dispositions permitted under subsection 7.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(i) accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Subsidiaries in the ordinary course of business of obligations of the Borrower or any of its Subsidiaries, which obligations are otherwise permitted by this Agreement;

(j) Guarantee Obligations with respect to an aggregate principal amount of up to $10,000,000 of third-party loans and advances to Local Agents and Owner/Operators, provided that such amount shall be reduced by the aggregate then outstanding principal amount of loans and Investments permitted by subsection 7.9(l);

(k) Guarantee Obligations of the Borrower and its Subsidiaries in respect of obligations in connection with any Relocation SPV Financing; provided that such obligations shall not constitute payment of any Indebtedness;

(l) Guarantee Obligations incurred pursuant to the Guarantees or otherwise in respect of Indebtedness permitted by subsection 7.2(a);

(m) guarantees made by any Foreign Subsidiary of third-party obligations under leases, provided that the aggregate amount of such guarantees shall not exceed $300,000 at any one time outstanding;

(n) Guarantee Obligations in respect of Indebtedness of a Person in connection with a joint venture or similar arrangement which as to all of such Persons do not at any time exceed $10,000,000 in aggregate principal amount; provided that such amount shall be reduced by the aggregate amount of then existing Investments permitted by subsection 7.9(g);

(o) Guarantee Obligations of the Borrower or any Subsidiary Guarantor in respect of Indebtedness permitted by subsection 7.2(n); provided that if such Indebtedness is Subordinated Debt, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Debt; and

(p) Guarantee Obligations of any Subsidiary Guarantor in respect of Indebtedness permitted by subsection 7.2(p);

provided that, in no event shall the Borrower or any Guarantor guarantee any obligation of Holdings or any Finance Subsidiary.

7.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries of the Borrower shall be the continuing or surviving entity; and provided, further, that no Subsidiary that is a Loan Party may be merged or consolidated with or into a Subsidiary that is not a Loan Party unless the continuing or surviving entity is a Loan Party);

(b) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Wholly Owned Subsidiary of the Borrower; provided that Dispositions of assets by any Loan Party to any Subsidiary that is not a Loan Party shall be subject to the limitations set forth in subsection 7.9(f)(i); and

(c) as expressly permitted by subsection 7.6.

7.6 Limitation on Sale of Assets. (a) Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock, to any Person other than the Borrower or any Wholly Owned Subsidiary of the Borrower, except:

(i) the sale or other Disposition of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii) the sale or other Disposition of any property (including Inventory and the granting of Intellectual Property licenses) in the ordinary course of business;

(iii) except as permitted pursuant to subsection 7.6(a)(xii) below, the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business and the aggregate amount of any such recourse shall (to the extent such recourse is required by GAAP to be included as Indebtedness on the consolidated balance sheet of Holdings and its consolidated Subsidiaries) be included in the determination of such Foreign Subsidiary’s Indebtedness for purposes of subsection 7.2;

(iv) as permitted by subsection 7.5(b);

(v) any other Asset Sales by the Borrower or any of its Subsidiaries the non-cash portion of the consideration for which does not exceed 25% thereof; provided that (A) all Asset Sales permitted by this clause (v) shall be made for Fair Market Value and (B) an amount equal to 100% of such Net Cash Proceeds of any such Asset Sale less the Reinvested Amount is applied in accordance with subsection 3.4(b) (it being understood that this proviso does not apply to any license, sublease or other similar Disposition pursuant to clause (x) below);

(vi) the abandonment or other Disposition of any patent, trademark or other intellectual property that is, in the reasonable judgment of the Borrower, no longer (A) material and economically practicable to maintain or (B) useful in the conduct of the business of the Borrower and its Subsidiaries, in each case taken as a whole;

(vii) Dispositions permitted by subsection 7.9(k); provided that an amount equal to 100% of the Net Cash Proceeds of any such Asset Sale is applied in accordance with subsection 3.4(b);

(viii) Dispositions of equipment, and (in the case of any Disposition by any Foreign Subsidiary) other property, to Local Agents and Owner/Operators, including sales pursuant to lease or conditional sales agreements; provided that an amount equal to 100% of the Net Cash Proceeds of any such Asset Sale less the Reinvested Amount is applied in accordance with subsection 3.4(b) (it being understood that this proviso does not apply to any license, sublease or other similar Disposition pursuant to clause (x) below);

(ix) the Disposition of any Subsidiary that is not a Material Subsidiary;

(x) licenses, subleases and other similar Dispositions in connection with any Disposition permitted by clauses (v) and (viii) of this subsection 7.6(a);

(xi) Dispositions by the Borrower, SIRVA Relocation, SRHL, any of their respective Subsidiaries engaged in the Employee Relocation Business to a Relocation SPV or to SIRVA Mortgage, in each case, in connection with the Employee Relocation Business, of the following, for value that is reasonable (as determined by the Borrower in good faith): (A) any residential property, fixtures or related assets purchased in connection with the Employee Relocation Business, (B) any notes or receivables (x) from relocating employees or customers of the Employee Relocation Business representing an advance of any portion of the purchase price for residential properties, fixtures or related assets or (y) otherwise created in the ordinary course of the Employee Relocation Business, (C) any contractual rights in respect of reimbursement or indemnification for losses upon resale of any residential properties, fixtures or related assets disposed pursuant to clause (A) above, or (D) a portion of the fees due from customers of the Employee Relocation Business, the transfer of which shall, in the good faith determination of the Borrower, be limited in amount to the amount necessary to compensate such Relocation SPV or SIRVA Mortgage, as the case may be, for expected losses upon resales of residential properties, fixtures or related assets for which the customer has not agreed to make indemnification or reimbursement;

(xii) the sale or assignment of **** Purchased Accounts pursuant to the terms of the **** Receivables Documents; and

(xiii) transfers of property subject to casualty, eminent domain, or deed in lieu thereof.

(b) Convey, sell or otherwise transfer shares of Capital Stock of a Foreign Subsidiary to any Loan Party or any Domestic Subsidiary of such Loan Party unless at the time of such conveyance, sale or transfer (or promptly thereafter) such Loan Party or such Domestic Subsidiary shall execute and deliver to the Administrative Agent a Capital Stock pledge agreement and take any necessary steps to perfect the security interest to be created thereby; provided that only 65% of the total outstanding voting Capital Stock of (x) any first tier Foreign Subsidiary (and none of the Capital Stock of any Subsidiary of such Foreign Subsidiary) or (y) any Excluded Domestic Subsidiary, shall be required to be pledged.

7.7 Limitation on Loans and Dividends to Holdings. Make any advance, loan or extension of credit to Holdings or declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or options, warrants or other rights to purchase common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or Holdings or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Borrower or options, warrants or other rights to purchase common stock of the Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except that:

(a) the Borrower and any of its Subsidiaries may make loans and advances, and the Borrower may pay cash dividends, to Holdings in an aggregate amount sufficient to allow Holdings to pay:

(i) costs (including all professional fees and expenses) incurred by Holdings in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Loan Documents or any other agreement or instrument relating to Indebtedness of the Borrower or any Subsidiary of the Borrower, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder;

(ii) indemnification and reimbursement obligations of Holdings owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person relating to their serving in any such capacity;

(iii) obligations of Holdings in respect of director and officer insurance (including premiums therefor);

(iv) professional fees and expenses and other operational expenses of Holdings relating to its status, existence or operation as a public company, or to the ownership, management or operation of the business of the Borrower, any Subsidiary of the Borrower, or any Subsidiary of Holdings the principal business of which relates to supporting or financing the business of the Borrower or any of its Subsidiaries, in each case, incurred in the ordinary course of business and in an aggregate amount not to exceed $3,500,000 in any fiscal year;

(v) expenses incurred by Holdings in connection with any registrations, public offerings or exchange listings of equity securities or Indebtedness and maintenance of the same (A) where the net proceeds of such offering are to be received by or contributed or loaned to the Borrower or a Subsidiary of the Borrower, or (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary of the Borrower out of the proceeds of such offering promptly if completed; and

(vi) fees and expenses incurred in connection with the Transactions; provided that any such dividend is made on the Closing Date;

(b) the Borrower and any of its Subsidiaries may make loans and advances and the Borrower may pay cash dividends to Holdings (or its successor) to make payments under the Tax Sharing Agreement;

(c) [Reserved];

(d) the Borrower and any of its Subsidiaries may make loans and advances to Holdings to allow Holdings to capitalize any Relocation SPV; provided that the aggregate amount of such Investments is permitted by subsection 7.9(p) or 7.9(q); provided, further, that such loans and advances shall be evidenced by promissory notes which shall constitute “Pledged Collateral” under the Guarantee and Collateral Agreement;

(e) [Reserved];

(f) on the Closing Date, the Borrower may declare and pay a dividend to Holdings in connection with the redemption of $109,000,000 of Preferred Stock;

(g) the Borrower and any of its Subsidiaries may make loans and advances, and the Borrower may pay cash dividends, to Holdings in an aggregate amount sufficient to allow Holdings to repurchase shares of its common stock or options in respect thereof held by any existing or former employees or management or directors of the Borrower, Holdings or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that (i) such common stock or options were received for services related to, or for the benefit of, the Borrower or its Subsidiaries and (ii) the aggregate amount of such loans, advances and dividends does not exceed $2,500,000 in any fiscal year;

(h) the Borrower and any of its Subsidiaries may make loans and advances to Holdings in an aggregate amount not to exceed $3,000,000; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in subsections 7.1(a) and (b) immediately after giving effect thereto on a Pro Forma Basis and (C) such loans and advances shall not be used to fund the Cure Right; and

(i) in addition to the loans, advances and dividend payments otherwise permitted under clauses (a) through (h) of this subsection 7.7, the Borrower and any of its Subsidiaries may make loans and advances, and the Borrower may pay cash dividends to Holdings, in an amount not to exceed to the Available Amount at such time; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) immediately after giving effect to such loans, advances or cash dividends on a Pro Forma Basis, (x) the Consolidated Leverage Ratio would not be greater than 2.50:1.00 and (y) the Borrower and its Subsidiaries shall be in compliance with the Consolidated Interest Coverage Ratio covenant set forth in subsection 7.1(a).

7.8 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditures (excluding any expenses incurred in connection with normal replacement and maintenance programs properly charged to current operations and excluding any Reinvested Amounts); provided that the Borrower and its consolidated Subsidiaries may make Capital Expenditures in an amount not to exceed $20,000,000 in any fiscal year; provided, further, that, in the event the entire $20,000,000 is not utilized in any fiscal year, one hundred percent (100%) of such unutilized portion may be carried over and expended during the next succeeding fiscal year of the Borrower (it being understood and agreed that Capital Expenditures made pursuant to this subsection during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above, and second, in respect of amounts carried over from the prior fiscal year pursuant to the second proviso above), (x) commencing with the fiscal year any acquisition permitted under subsection 7.10 (or other Investment constituting an acquisition of substantially all of the assets of any Person, or a division or line of business, or substantially all of the Capital Stock of any Person) is consummated, by an amount equal to 10% of EBITDA of any Person (or attributable to any such assets, division or line of business) acquired in connection with such acquisition or other transaction for the most recent four fiscal quarter period for which financial results are available preceding such acquisition or other transaction and (y) if (i) no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom and (ii) after giving effect thereto on a Pro Forma Basis, the Borrower and its Subsidiaries would be in compliance with the financial covenants set forth in subsections 7.1(a) and (b), additional Capital Expenditures up to the Available Amount at such time.

7.9 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each, an “Investment”), any Person, except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments existing on the Closing Date and described in Schedule 7.9(c), setting forth the respective amounts of such Investments as of a recent date;

(d) Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by subsection 7.6(a)(iii);

(e) loans and advances to officers, directors or employees of Holdings, the Borrower or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment or relocation expenses, (ii) existing on the Closing Date and described in Schedule 7.9(c), (iii) made after the Closing Date for other purposes, not to exceed (as to Holdings and all its Subsidiaries), together with the amount of all Guarantee Obligations permitted pursuant to subsection 7.4(d)(iii), $4,000,000 in the aggregate outstanding at any time or (iv) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in subsection 7.11;

(f) (i) Investments by the Borrower in its Wholly Owned Subsidiaries and by such Subsidiaries in the Borrower and in Wholly Owned Subsidiaries of the Borrower; provided that the aggregate amount of Investments made by any Loan Party in any Subsidiary that is not a Loan Party shall not exceed $20,000,000 in the aggregate at any one time outstanding; provided further that in addition to the foregoing amounts, any Loan Party may make Investments in any Subsidiary that is not a Loan Party in an amount not exceeding the aggregate amount of dividends paid by such non-Loan Party Subsidiary to any Loan Party; and

(ii) Investments in Holdings in amounts and for purposes for which dividends are permitted under subsection 7.7; provided that at no time does the aggregate amount of such Investments (or relevant dividends) exceed the permitted amount of such dividends;

(g) Investments by the Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in an aggregate amount not to exceed at any time an amount equal to $10,000,000; provided that such amount shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by subsection 7.4(n);

(h) Investments by the Borrower and its Subsidiaries under Interest Rate Protection Agreements, including Investments of the Borrower under Interest Rate Protection Agreements relating to Indebtedness of the Borrower under this Agreement, if any;

(i) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in subsection 7.3(c), (d) or (f);

(j) Investments representing non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any Asset Sale; provided that in the case of any Asset Sale permitted under subsection 7.6(a)(v), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Asset Sale and any such non-cash consideration received by the Borrower or any of its Subsidiaries (other than Foreign Subsidiaries to the extent that the Borrower’s obligations would be secured by a pledge of such non-cash consideration) is pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents;

(k) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Borrower or any of its Subsidiaries; provided that any such securities or other property received by the Borrower or any of its Subsidiaries (other than Foreign Subsidiaries (to the extent that the Borrower’s obligations would be secured by a pledge of such securities or other property)) is, to the extent required under the Guarantee and Collateral Agreement, pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents; and provided, further, that in the event that the aggregate expected value of such securities or other property received with respect to a Person is less than $1,000,000, the Borrower or such Subsidiary may, rather than pledge such securities and other property to the Administrative Agent, dispose of such securities and other property within 180 days of the receipt thereof and any such securities and other property not so disposed of by such 180th day shall, to the extent required under the Guarantee and Collateral Agreement, be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents;

(l) loans to Local Agents and Owner/Operators in the ordinary course of business for working capital purposes, and Investments by the Borrower and its Subsidiaries represented by any Financing Lease or conditional sale of equipment by the Borrower or any of its Subsidiaries to Local Agents or Owner/Operators, in an aggregate amount not to exceed $10,000,000 outstanding at any one time; provided that such amount shall be reduced by the aggregate principal amount of loans and advances in respect of Guarantee Obligations permitted by subsection 7.4(j);

(m) loans and advances by the Borrower or any of its Subsidiaries to Holdings expressly permitted by subsection 7.7;

(n) loans and advances made by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of the Borrower primarily engaged in the Employee Relocation Business to a relocating employee for the purpose of financing a portion of the purchase price for the acquisition of residential real estate, including any fixtures or related assets; provided that such loans and advances are (i) made by SIRVA Relocation, SRHL or any such Subsidiaries in the ordinary course of business in connection with the provision of relocation services and (ii) guaranteed by the relocating employee’s employer;

(o) acquisitions expressly permitted by subsection 7.10;

(p) Investments comprised of loans or advances to Holdings to allow Holdings to capitalize a Relocation SPV; provided that (i) the aggregate amount of all such Investments outstanding at any time shall not exceed an amount that is equal to $30,000,000 and (ii) within five Business Days after the making of such Investment, the Relocation SPV shall have acquired from the Borrower or any of its Subsidiaries assets pursuant to subsection 7.6(a)(xi) or repaid all amounts owed by the Relocation SPV to Holdings (which shall promptly contribute such amount to the Borrower), the Borrower or any of its Subsidiaries, in an amount substantially equal (after giving effect to any ordinary course discounts in connection with such transactions) to the amount of such Investment; and

(q) (i) Investments not otherwise permitted by the preceding clauses of this subsection 7.9 not to exceed in the aggregate the sum of (x) $5,000,000 outstanding at any time plus (y) $5,000,000 outstanding at any time; provided that, with respect to this clause (y) only, after giving effect thereto on a Pro Forma Basis, the Consolidated Leverage Ratio would not be greater than 2.50:1.00 and (ii) additional Investments up to the Available Amount at such time; provided that, in the case of clause (ii), (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in subsection 7.1(a) after giving effect thereto on a Pro Forma Basis and (C) after giving effect thereto on a Pro Forma Basis, the Consolidated Leverage Ratio would not be greater than 2.50:1.00.

7.10 Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Borrower and its Subsidiaries shall be allowed to make any such acquisitions so long as:

(a) such acquisition is expressly permitted by subsection 7.5;

(b) the aggregate consideration consists of any combination of:

(i) Capital Stock of Holdings; and/or

(ii) cash in an amount equal to the Net Cash Proceeds of the sale or issuance of Capital Stock of Holdings which amount (if such cash consideration is paid by the Borrower or any of its Subsidiaries) is contributed to the Borrower within 90 days prior to the date of the relevant acquisition; or

(c) (i) the aggregate consideration consists of any combination of cash and other property (excluding cash and other property covered under subsection 7.10(b)) and Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (c)(i), does not exceed $50,000,000 (of which not more than $25,000,000 in the aggregate may be used to acquire the Capital Stock of any Person that is not a Loan Party or other assets that are not Collateral);

(ii) the aggregate consideration consists of any combination of additional cash and other property (excluding cash and other property covered under subsection 7.10(b) and/or subsection 7.10(c)(i)) and Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (c)(ii), does not exceed the Available Amount at such time, provided that at the time of such acquisition, the Consolidated Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such acquisition, is less than 2.50:1.00;

provided in each case under clauses (b) and (c) above that, (x) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition, with the covenants contained in subsections 7.1(a) and (b), and (y) after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such acquisition.

7.11 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of the Borrower unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate; provided that nothing contained in this subsection 7.11 shall be deemed to prohibit:

(i) the Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of Holdings or any of its Subsidiaries, provided that the annual aggregate base compensation with respect to any such director, in its capacity as such, is not in excess of $500,000;

(ii) the payment of transaction expenses in connection with this Agreement and the other transactions related hereto and thereto;

(iii) the Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of each person who becomes a director, officer, agent or employee of Holdings, the Borrower or any of their respective Subsidiaries, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by Holdings, the Borrower or any of their Subsidiaries, (B) incurred with respect to third parties for any action or failure to act of Holdings, the Borrower or any of their Subsidiaries, predecessors or successors, (C) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of Holdings, the Borrower or any of their Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (D) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of Holdings, the Borrower or any of their Subsidiaries;

(iv) the Borrower or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Closing Date and described on Schedule 7.11(iv);

(v) any transaction permitted under subsection 7.3(k), 7.4(c), 7.4(d), 7.4(k), 7.5(a), 7.5(b), 7.6(a)(xi), 7.7, 7.9(e), 7.9(f), 7.9(l) or 7.9(p), or any transaction with a Wholly Owned Subsidiary of the Borrower; or

(vi) the Borrower or any of its Subsidiaries from performing its respective obligations under the Tax Sharing Agreement.

For purposes of this subsection 7.11, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence of this subsection 7.11 if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Borrower or the applicable Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of the Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

7.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (any of such arrangements, a “Sale and Leaseback Transaction”), other than in connection with any Disposition permitted under subsection 7.6, unless (a) in the case of any Financing Lease pursuant to such arrangement, the incurrence of such Financing Lease is permitted under subsection 7.2(d), or (b) in the case of any other lease pursuant to such arrangements, (i) the lease payments thereunder will be treated as an operating expense for purposes of determining EBITDA and (ii) the aggregate Net Cash Proceeds from all Sale and Leaseback Transactions permitted by this clause (b) (A) shall not during the term of this Agreement exceed an amount permitted by subsection 7.6(a)(v), and (B) shall be applied to prepay the Loans pursuant to subsection 3.4(b).

7.13 Limitations on Dispositions of Collateral. Convey, sell, transfer, lease, or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except for (a) mergers, consolidations, sales, leases, transfers or other Dispositions expressly permitted under subsection 7.5 and (b) sales or other Dispositions expressly permitted under subsection 7.6, including sales of Inventory in the ordinary course of business; and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower may reasonably request in connection with the foregoing.

7.14 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than the last day of December.

7.15 Limitation on Lines of Business; Creation of Subsidiaries. (a) Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in subsection 7.9(g), except for those businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged on the Closing Date, or which are related thereto.

(b) Create any new Subsidiaries of the Borrower other than any other new Subsidiary that (in the case of a new Domestic Subsidiary) shall execute and deliver to the Administrative Agent, as applicable, the Guarantee and Collateral Agreement, the Intercreditor Agreement and appropriate Mortgages and other security documents and take any necessary steps to perfect the security interest to be created thereby and for which the relevant parent entity (if such parent entity is the Borrower or a Guarantor) shall execute and deliver to the Administrative Agent a stock pledge agreement and take any necessary steps to perfect the security interest to be created thereby; provided, that in the case of a Foreign Subsidiary, only 65% of the voting stock of such Subsidiary will be required to be pledged by the relevant parent under such stock pledge agreement.

7.16 Limitation on Modifications of Tax Sharing Agreement. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by the Borrower or any of its Subsidiaries thereunder in any manner that could reasonably be expected to be materially adverse to the Lenders, other than amendments reasonably reflecting changes in law or regulations after the date hereof, or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

7.17 Use of Proceeds. Use the proceeds of the Loans for purposes other than (a) to repay in full on the Closing Date all amounts outstanding under the Existing Credit Agreements, (b) to redeem $109,000,000 of Preferred Stock and (c) to pay fees and expenses incurred in connection therewith.

7.18 Covenants of Holdings. With respect to Holdings (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than:

(i) those incidental to its ownership of its Subsidiaries, including the provision of administrative, legal, accounting and management services to or on behalf of any of its Subsidiaries,

(ii) the entry into, and the exercise of rights and performance of obligations in respect of, (A) this Agreement and any other Loan Document to which Holdings is a party, (B) the ABL Credit Agreement and any other ABL Collateral Document to which Holdings is a party (subject to the Intercreditor Agreement), (C) contracts and agreements with officers, directors and employees of Holdings or its Subsidiaries relating to their employment or directorships, (D) insurance policies and related contracts and agreements, and (E) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters and other agreements in respect of its equity securities,

(iii) (A) the offering, issuance, sale and repurchase or redemption of, and dividends or distributions on, its equity securities to the extent not constituting Disqualified Stock and (B) the issuance of the Preferred Stock,

(iv) the making of any loans, dividends or other distributions to the extent such loans, dividends or other distributions are permitted to be made to Holdings pursuant to subsection 7.7 (it being agreed that to the extent any loans are made to Holdings pursuant to subsection 7.7, Holdings may in turn make loans, dividends or distributions based on such provisions); provided that, with respect to any loans, dividends or other distributions permitted to be made to Holdings pursuant to subsection 7.7(h) or (i) as it relates to loans, dividends or other distributions to be made by Holdings, the Consolidated Leverage Ratio, after giving effect to such loan, dividend or other distribution on a Pro Forma Basis, would not be greater than 2.50:1.00,

(v) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws,

(vi) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith,

(vii) the retention of (and the entry into, and the exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants,

(viii) compliance with applicable reporting and other obligations, under federal, state or other securities laws,

(ix) the performance of obligations under and compliance with (A) its certificate of incorporation and by-laws or (B) other organizational documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries,

(x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable,

(xi) the making of loans to or other Investments in, or incurrence of Indebtedness to, its Subsidiaries (to the extent not prohibited by this Agreement),

(xii) the ownership of, and the exercise of rights and performance of obligations in respect of, Intellectual Property and foreign patents, trademarks, trade names, copyrights, technology, know-how and processes and licensing such Intellectual Property and foreign patents, trademarks, trade names, copyrights, technology, know-how and processes (other than Intellectual Property which is material to the business of the Borrower and its Subsidiaries, which Intellectual Property shall be owned by the Borrower and its Subsidiaries), and

(xiii) other activities incidental or related to the foregoing;

(b) Guarantee any Indebtedness or other obligations of any of its Subsidiaries, (it being understood that this provision shall not restrict Holdings from incurring or suffering to exist any Lien on any Capital Stock or Indebtedness of, or other ownership interests in, the Borrower, to secure its Guarantee of the Obligations and the ABL Obligations);

(c) own, lease, manage or otherwise operate any material tangible properties or assets (it being understood that cash and cash equivalents do not constitute tangible properties or assets) other than the ownership of shares of Capital Stock of its Subsidiaries, or otherwise as contemplated by or in connection with any activity permitted under the preceding clause (a) of this subsection 7.18; and

(d) make any amendment, waiver, consent, supplement or other modification to any of its certificate or articles of incorporation or by-laws if the effect of such amendment, restatement, supplement or other modification would be materially adverse to the Lenders.

7.19 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries (other than any Foreign Subsidiaries or Subsidiaries thereof) to create, incur, assume or suffer to exist any Lien in favor of the Lenders with respect to the Obligations upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and any related documents, (b) the ABL Credit Agreement and the ABL Collateral Documents, (c) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby) or operating leases of real property entered into in the ordinary course of business and (d) any agreements in connection with any Relocation SPV Financing (in which cases, any prohibition or limitation shall only be effective against the residential properties, fixtures, notes, receivables, fees and related assets subject thereto).

7.20 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make any advance, loan or declare or pay any dividend in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the ABL Credit Agreement and the ABL Collateral Documents and (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.21 Modifications of Organizational Documents. Make any amendment, waiver, consent, supplement or other modification to any of its certificate or articles of incorporation or by-laws if the effect of such amendment, restatement, supplement or other modification would be materially adverse to the Lenders.

7.22 **** Receivables Debt.

(a) Permit any payment of principal or interest to be made on the **** Receivables Debt except as set forth in the **** Receivables Documents;

(b) Prepay, redeem, defease, purchase or otherwise acquire any **** Receivables Debt;

(c) Fail to give the Administrative Agent prompt written notice of any material notice received from the **** Accounts Purchaser or any holder of the **** Receivables Debt including, without limitation, any notice of any default under any agreement or instrument relating thereto by reason whereof such Indebtedness might become or be declared to be due or payable; or

(d) Enter into or consent to any modification or alteration of any **** Receivables Document, which modification or alteration is adverse to the interests of the Lenders, without the prior written consent of the Administrative Agent acting in its reasonable discretion; it being agreed and understood that any modification or alteration that permits **** Accounts Purchaser to purchase Accounts other than **** Accounts is adverse to the Lenders.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by Holdings or any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of Holdings or any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect (except that such materiality qualified shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on or as of the date made or deemed made; or

(c) (i) Any Loan Party shall default in the observance or performance of any agreement of such Person contained in subsection 6.3, subsection 6.7(a), subsection 6.12 or Section 7 of this Agreement or (ii) Holdings shall default in the observance or performance of any agreement of Holdings contained in subsection 7.18; or

(d) Holdings or any Loan Party, as applicable, shall default in the observance or performance of any other agreement of such Person contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period ending on the earlier of (i) the date 30 days after a Responsible Officer of the Borrower shall have discovered such default and (ii) the date 30 days after written notice has been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e) Holdings, the Borrower or any of the Borrower’s Subsidiaries, as applicable, shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans) in excess of $7,500,000 or in the payment of any Guarantee Obligation in excess of $7,500,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

(f) (i) Holdings, the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any Debtor Relief Laws now or hereafter in effect, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Material Subsidiary shall make a general assignment for the benefit of their respective creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Material Subsidiary under any Debtor Relief Laws now or hereafter in effect, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their respective assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any Material Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any Material Subsidiary shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) The occurrence of one or more ERISA Events, if such ERISA Event, together with all other such ERISA Events, if any, constitutes or would be reasonably expected to result in liability which would have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or Holdings or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document); or

(j) Any Guarantee shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Guarantor shall so assert in writing; or

(k) A Change of Control shall have occurred; or

(l) Any Loan Document (other than this Agreement, any of the Security Documents or any Guarantee) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

(m) An early redemption event, early amortization event or event of default shall have occurred and be continuing under the Securitization or any Alternative Financing the effect of which is to cause such financing to amortize prior to its scheduled amortization date; or

(n) The Borrower or any of the Borrower’s Subsidiaries shall make any payment in respect of any amounts outstanding under any Relocation SPV Financings with SIRVA Mortgage, or shall make any advance to SIRVA Mortgage, for such purpose; excluding in each case, any payment or advance in respect of interest payments, costs and expenses (other than principal) on mortgages made by SIRVA Relocation to SIRVA Mortgage in connection with services rendered by SIRVA Mortgage in the ordinary course of SIRVA Mortgage’s business;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and any Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and any Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (ii) the Administrative Agent may set-off amounts in any accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with Section 6.5 of the Guarantee and Collateral Agreement; and (iii) the Administrative Agent may exercise any and all remedies under this Agreement, and applicable law available to the Administrative Agent and the Lenders.

Except as expressly provided above in this subsection 8.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

8.2 Right to Cure. (a) Notwithstanding anything to the contrary contained in subsection 8.1, for purposes of determining whether the Borrower has failed to comply with the requirement of subsection 7.1, the Borrower shall have the right (the “Cure Right”) to increase EBITDA for any fiscal quarter by the amount of cash proceeds (the “Cure Amount”) actually received by Holdings from the issuance by Holdings of common equity or other Capital Stock that is not Disqualified Stock or from common equity contributions to Holdings, in each case so long as the respective such amounts are then contributed by Holdings as cash to the common equity of the Borrower, after the first day of such fiscal quarter and on or prior to the date that is ten days after the date on which financial statements with respect to such fiscal quarter or such fiscal year are required to be delivered pursuant to subsection 6.1 (the “Cure Date”) (it being understood and agreed that a given Cure Amount shall only increase EBITDA as provided herein for a single fiscal quarter (and any period which includes such fiscal quarter) and that, on or prior to the Cure Date the Borrower shall inform the Administrative Agent of the Cure Amount and the respective fiscal quarter for which the same shall be deemed to increase EBITDA as provided herein), whereupon the financial covenants in subsection 7.1 shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the financial covenants in subsection 7.1 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of subsection 7.1, the Borrower shall be deemed to have satisfied the requirements of subsection 7.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of or default under subsection 7.1 that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be a period of at least two fiscal quarters in which no Cure Right is made, (ii) during the term of this Agreement there shall be no more than five fiscal quarters in which a Cure Right is made and (iii) the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with subsection 7.1.

SECTION 9. AGENTS

9.1 Appointment of Agents. Goldman Sachs is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Goldman Sachs to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 9 (other than as expressly provided herein) are solely for the benefit of the Agents and the Secured Parties and no Loan Party shall have any rights as a third-party beneficiary of any of the provisions of this Section 9 (other than as expressly provided herein). In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and shall not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers, the Joint Bookrunners and the Syndication Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Lead Arrangers, the Joint Bookrunners and the Syndication Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Section 9. Without limitation of the foregoing, none of the Joint Lead Arrangers, the Joint Bookrunners or the Syndication Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes the Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to the Security Documents to reflect such arrangements on terms acceptable to the Administrative Agent. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or in any of the other Loan Documents, a fiduciary relationship or other implied duties in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, or for the creation, perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party or to any Agent or Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 5 or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of Holdings or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by any Agent (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Loan Party to perform its obligations under this Agreement or any other Loan Document. No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each

Agent shall be entitled to refrain from any act or the taking of any action in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under subsection 10.1) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (x) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (y) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under subsection 10.1).

(c) Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it. Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory, indemnification and other provisions of this subsection 9.3 and subsection 9.6 shall apply to any of the Affiliates of the Administrative Agent or the Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this subsection 9.3 and of subsection 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third-party beneficiary or otherwise, against such sub-agent.

(d) Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Loan Party or a Lender. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders, provided that failure to give such notice shall not result in any liability on the part of the Administrative Agent.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.

9.5 Lenders’ Representations, Warranties and Acknowledgment. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or delivering its signature page to an Assignment and Assumption shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable, on the Closing Date or as of the date such Person becomes a Lender hereunder.

9.6 Right to Indemnity. Each Lender, in proportion to its pro rata share of the Loans, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share of the Loans; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent and Collateral Agent. (a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the approval of the Borrower (so long as no Event of Default pursuant to subsection 8.1(a) or (f) has occurred and is continuing) (such approval not to be unreasonably withheld or delayed) and the approval of the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earlier of (x) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (y) the thirtieth day after such notice of resignation. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If neither Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Required Lenders or the Administrative Agent, the Administrative Agent, by notice to the Borrower and Required Lenders, may retain its role as the Collateral Agent under any Security Document. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Goldman Sachs or its successor as the Administrative Agent pursuant to this subsection 9.7 shall also constitute the resignation of Goldman Sachs or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this subsection 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If Goldman Sachs or its successor as the Administrative Agent pursuant to this subsection 9.7 has resigned as the Administrative Agent but retained its role as the Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, Goldman Sachs or its successor may resign as the Collateral Agent upon notice to the Borrower and Required Lenders at any time.

(b) In addition to the foregoing, the Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Guarantors. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the approval of the Borrower (such approval not to be unreasonably withheld or delayed) and the approval of the Required Lenders and the Collateral Agent’s resignation shall become effective on the earlier of (x) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (y) the thirtieth day after such notice of resignation. Upon any such notice of resignation, Required Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

9.8 Security Documents and Guarantee.

(a) Agents under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the

Secured Parties with respect to the Guarantee, the Collateral and the Security Documents; provided that, except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations. Subject to subsection 10.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under subsection 10.1) have otherwise consented or (ii) release any Guarantor from the Guarantee pursuant to the Guarantee and Collateral Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under subsection 10.1) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the satisfaction of the Termination Conditions, the Collateral Agent’s security interest in all Collateral and all Guarantee Obligations provided for in any Loan Document shall be automatically released and upon the request of the Borrower, the Administrative Agent and the Collateral Agent shall, without notice to or vote or consent of any Lender, take such actions as shall be reasonably requested to evidence such release. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

9.9 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection 10.1(a). The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (1) enter into with Holdings, the Borrower and the other Loan Parties, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding, changing or deleting any provisions to or of this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of Holdings, the Borrower and the other Loan Parties, as the case may be, hereunder or thereunder or (2) waive at the request of Holdings, the Borrower or any other Loan Party, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby,

(ii) amend, modify or waive any provision of this subsection 10.1(a) or reduce the percentages (or, as applicable, amounts) specified in the definition of Required Lenders, or consent to the assignment or transfer by Holdings or any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 7.5, 10.1(b) or 10.7(a)), in each case without the written consent of all the Lenders,

(iii) release all or substantially all of the Collateral or the Guarantors without the consent of all of the Lenders, except as expressly permitted hereby or by any Guarantee or Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof),

(iv) amend, modify or waive any provision of Section 9 without the written consent of each Agent affected thereby,

(v) change subsection 3.7 or 10.8(a) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby,

(vi) amend the definition of “Termination Date” in a manner which extends the date of maturity of any Loan of any Lender without the written consent of such Lender, or

(vii) amend, modify or waive this Agreement or the Guarantee and Collateral Agreement so as to alter the ratable treatment of the Obligations arising under the Loan Documents and the Obligations arising under Permitted Hedging Arrangements or the definition of “Interest Rate Protection Agreement”, “Lender Counterparty”, “Obligations”, “Permitted Hedging Arrangement” or “Secured Parties” in each case in a manner adverse to any Lender Counterparty with obligations then outstanding without the written consent of such Lender Counterparty.

Any waiver and any amendment, supplement or modification pursuant to this subsection 10.1 shall apply to each of the Lenders and shall be binding upon Holdings, the Borrower, the other Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, Holdings, the Borrower, the other Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Further, notwithstanding anything to the contrary contained herein, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provisions and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.

(b) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all or any portion of the outstanding Loans (“Refinanced Loans”) with a replacement term loan tranche (“Replacement Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (ii) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (iii) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Refinanced Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (iv) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing and (v) this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Loans, but such amendment shall not change the terms of any other Loans or Commitments hereunder (other than solely to the extent necessary to reflect that the Replacement Loans shall rank pari passu in right of payment and security with the Loans and to the extent necessary to amend the definition of “Required Lenders”).

(c) Notwithstanding anything to the contrary contained herein, Loan Modification Offers and Permitted Amendments shall be permitted in accordance with this paragraph, regardless of the preceding provisions of this subsection 10.1. The Borrower may make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments as to which such Lender’s acceptance has been made. The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a loan modification agreement (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders as Loans and/or Commitments, it being understood that all borrowings and repayments will be made pro rata between all Loans (provided that to the extent any Permitted Amendment extends the final maturity of the Commitments of the Accepting Lenders, (x) the Loans and related Obligations may be repaid on the Termination Date on a non-ratable basis with the Commitments of the Accepting Lenders and (y) any Loan Modification Agreement may provide that the Accepting Lenders participate on a less than pro rata basis in any mandatory or voluntary prepayment or commitment reduction)). “Permitted Amendments” shall mean (i) a change to (including an extension of) the scheduled maturity of the applicable Loans and Commitments of the Accepting Lenders, (ii) a change in rate of interest (including a change to the Applicable Margin and any provision establishing a minimum rate), premium or other amount with respect to the applicable Loans and/or Commitments of the Accepting Lenders and/or a change in the fees to the Accepting Lenders (such payments to be in the form of cash, Capital Stock or other property to the extent not prohibited by this Agreement); provided that in the event that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or Eurodollar Rate or ABR floors (but not arranger, underwriting, commitment or similar fees), assuming, in the case of original issue discount and upfront fees, four-year life to maturity) applicable to the Commitments of the Accepting Lenders is greater than the all-in yield (giving effect to interest rate margins, original issue discount paid in the initial primary syndication thereof, upfront fees and Eurodollar Rate and ABR floors) for the Loans under this Agreement by more than 0.50%, then the all-in yield for the Loans under this Agreement shall be increased to the extent necessary so that the all-in yield for such Commitments of the Accepting Lenders is no more than 0.50% greater than the all-in yield for the Loans under this Agreement, and (iii) any other amendment to a Loan Document that is made to give effect to any of the foregoing amendments described in the preceding clauses (i) and (ii).

(d) Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower:	SIRVA Worldwide, Inc.
700 Oakmont Lane
Westmont, Illinois 60559
Attention: Treasurer
Telecopy: (630) 468-4706
Telephone: (630) 570-3000

with a copy to:	Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Linda K. Myers, P.C.
Telecopy: (312) 862-2200
Telephone: (312) 862-2000

The Administrative Agent and the Collateral Agent:	Goldman Sachs Bank USA
c/o Goldman, Sachs & Co.
30 Hudson Street, 5th Floor
Jersey City, New Jersey 07302
Attention: Michelle Latzoni
Telecopy: (646) 769-7700
Telephone: (212) 902-8517

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 3.2, 3.4 or 3.7 shall not be effective until received.

(b) Electronic Communications.

(i) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Section 3 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents, Joint Lead Arrangers, Joint Bookrunners, the Syndication Agent nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform. In no event shall any Agent nor any of the Agent Affiliates have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s or any Agent Affiliates’ transmission of communications through the internet.

(iv) Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) All uses of the Platform shall be governed by and subject to, in addition to this subsection 10.2, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vi) Any notice of Default or Event of Default may be provided by telephonic notice if confirmed promptly thereafter by delivery of written notice thereof.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender, or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in subsections 3.8, 3.9, 3.10, 3.11, 10.5, 10.6 and 10.8 and the agreements of Lenders set forth in subsections 3.7, 3.12, 9.3(b), 9.6 and 9.9 shall survive the payment of the Loans and the termination hereof.

10.5 Expenses. The Borrower agrees to pay promptly (a) all reasonable documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; (b) the reasonable documented fees, expenses and disbursements of counsel to the Agents, the Joint Lead Arrangers, the Joint Bookrunners and the Syndication Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (c) all reasonable documented out-of-pocket expenses of (i) creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, and (ii) terminating and releasing Liens in accordance with Section 8.16 of the Guarantee and Collateral Agreement, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Agents and of counsel providing any opinions that any Agent or Required Lenders may reasonably request in respect of the Collateral or the Liens created or released pursuant to the Security Documents; (d) all reasonable documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all reasonable documented expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable documented out-of-pocket costs and expenses incurred by each Agent, Joint Lead Arranger, Joint Bookrunner and the Syndication Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; and (g) all reasonable documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that the Borrower shall not be liable for the fees of more than (i) one counsel to the Administrative Agent and Collateral Agent and one counsel to the other Lenders (as a group), (ii) if applicable, one local counsel in each relevant jurisdiction to the Administrative Agent and the other Lenders (as a group), (iii) if applicable, one regulatory or special counsel to the Administrative Agent and the other Lenders (as a group) and (iv) in the event of a conflict of interest, one additional counsel in each relevant jurisdiction to each similarly situated group of affected Lenders taken as a whole.

10.6 Indemnity.

(a) In addition to the payment of expenses pursuant to subsection 10.5, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, each Agent, Joint Lead Arranger, Joint Bookrunner, Lender and the Syndication Agent and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents, sub-agents and Affiliates of each Agent, Joint Lead Arranger, Joint Bookrunner, Lender and the Syndication Agent, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent (i) such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of such Indemnitee or the material breach of such Indemnitee’s obligations under any Loan Document and (ii) the proceeding does not involve an act or omission by the Borrower or any of its Affiliates and is brought by an Indemnitee against any other Indemnitee (other than a dispute involving claims against any Agent, any Joint Lead Arranger, any Joint Bookrunner or the Syndication Agent in its capacity as such or in fulfilling its role as an Agent, Joint Lead Arranger, Joint Bookrunner or the Syndication Agent, as applicable), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, further, that the Borrower shall not be liable for the fees of more than (x) one counsel for all Indemnitees, (y) if applicable, one local counsel in each relevant jurisdiction for all Indemnitees and (z) in the event of a conflict of interest, one additional counsel in each relevant jurisdiction to each similarly situated group of Indemnitees taken as a whole. Without limiting the foregoing, and to the extent permitted by applicable law, each Loan Party agrees not to assert and hereby waives all rights for contribution or any other rights of recovery with respect to all Indemnified Liabilities relating to or arising out of any Environmental Costs. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.6 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the internet, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Loan Party also agrees that no Indemnitee will have any liability to any Loan Party or any person asserting claims on behalf of or in right of any Loan Party or any other person in connection with or as a result of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Loan Party, to the extent that any losses, claims, damages, liabilities or expenses incurred by such Loan Party or its Affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee in performing its obligations under this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or (ii) any material breach in bad faith by such Indemnitee of the terms of this Agreement or any Loan Document; provided, however, that in no event will any Indemnitee or Loan Party have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnitee’s activities related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and without otherwise limiting the indemnification obligations of the Borrower).

(d) All amounts due under this subsection 10.6 shall be due and payable within ten Business Days after written demand therefor, which written demand shall set forth such amounts in reasonable detail.

10.7 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection 10.7(b), (ii) by way of participation in accordance with the provisions of subsection 10.7(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 10.7(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 10.7(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or (y) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection 10.7 (b) (i) (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default pursuant to subsection 8.1(a) or (f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) No consent shall be required for any assignment except to the extent required by subsection 10.7(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default pursuant to subsection 8.1(a) or (f) has occurred and is continuing at the time of such assignment or (2) with respect to the Loans such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver pursuant to subsection 3.10, together with a processing and recordation fee in the amount of $3,500 (unless such fee is waived by the Administrative Agent in its sole discretion); provided that (A) only one such fee shall be payable in the case of contemporaneous assignments to or by two or more Approved Funds and (B) no such fee shall be due in the case of assignments to or by Goldman Sachs or any Affiliate thereof. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (other than a Purchasing Borrower Party pursuant to subsection 3.4(f) and an Affiliated Lender pursuant to subsection 10.7(f)(ii)), or (B) any Person who, upon becoming a Lender hereunder, would constitute a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 10.7(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement arising from and after such effective date (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of subsections 3.6, 3.8, 3.9, 10.5 and 10.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.7(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including successors and permitted assignees), and the Commitments of, and principal amounts of the Loans owing to, each Lender (including successors and permitted assignees) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Loan Party or an Affiliate of a Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in subsection 10.1(a)(i). Subject to subsection 10.7(e), the Borrower agrees that each Participant shall be entitled to the benefits of subsections 3.6, 3.8 and 3.9 (subject to the requirements and limitations thereof) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.7(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of this subsection 10.7 as though it were a Lender, provided that such Participant agrees to be subject to subsection 10.8 as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) A Participant shall not be entitled to receive any greater payment under subsections 3.6, 3.8, 3.9 and 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant as of the time the participation was sold, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and the Borrower specifically waives the benefit of this provision in writing at the time of such participation.

(f) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans to any Affiliated Lender; provided that:

(i) after giving effect to such assignment, no Event of Default shall have occurred and be continuing,

(ii) the aggregate principal amount of all Loans held by each of Aurora and EGI (excluding, in each case, for the avoidance of doubt, the Borrower and its Subsidiaries), respectively, shall at no time exceed 10% of the aggregate principal amount of all Loans under this Agreement,

(iii) prior to any such assignment where an Affiliated Lender becomes a Lender, such Affiliated Lender shall inform the assigning Lender in writing (which may be in the respective Assignment and Assumption) that the assignee is an Affiliated Lender,

(iv) at the time any Affiliated Lender becomes a Lender (or acquires additional Loans hereunder), such Affiliated Lender shall provide the Administrative Agent with notice thereof (and the aggregate principal amount of Loans to be made or acquired by it),

(v) Affiliated Lenders will not be permitted to receive information or material provided solely to Lenders and will not be permitted to attend or participate (including by telephone) in lender meetings or discussion attended solely by the Lenders,

(vi) for purposes of any amendment, waiver, or modification of this Agreement or any other Loan Document, that does not in each case adversely affect such Affiliated Lender as a Lender as compared to other Lenders or treat such Affiliated Lender as a Lender in a different manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter and each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion, to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (vi),

(vii) each Affiliated Lender, solely in its capacity as a Lender, hereby further agrees that if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law, each such Affiliated Lender shall be deemed to have voted in such proceeding in the same proportion as the allocation of voting with respect to such proceeding by those non-Affiliated Lenders, except to the extent that any matter under such proceeding adversely affects such Affiliated Lender as a Lender as compared to other Lenders or treat such Affiliated Lender as a Lender in a different manner as compared to other Lenders. Each Affiliated Lender agrees and acknowledges that the foregoing constitutes an irrevocable proxy in favor of the Administrative Agent to vote or consent on behalf of such Affiliated Lender in any proceeding in the manner set forth above, and

(viii) each of the parties hereto and any Lender participating in any assignment to an Affiliated Lender acknowledges and agrees that in connection with such assignment, (A) the assignee may have, and later may come into possession of Excluded

Information, (B) such Lender has, independently and without reliance on such Affiliated Lender, any of its Subsidiaries, the Administrative Agent or any of its Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Affiliated Lenders or any of its Subsidiaries, the Administrative Agent or any of its Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against such Affiliated Lender, any of its Subsidiaries, the Administrative Agent and any of its Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (D) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(g) Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection 10.7 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee for such Lender as a party hereto.

(h) The list of Disqualified Persons will be available to the Lenders upon written request to the Administrative Agent. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent shall not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this subsection 10.7(h), nor shall the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Persons or Competitors, or otherwise take (or omit to take) any action with respect thereto.

10.8 Adjustments; Set-off. (a) Except to the extent that this Agreement or any of the other Loan Documents provides for payments to be allocated to a particular Lender under any Loan, if any Lender (for purposes of this sentence, a “benefitted Lender”) shall at any time prior to any date in which the Commitments are terminated and the Loans become due and payable pursuant to subsection 8.1 receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such benefitted Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of the Obligations owing to each such other Lender or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 8.1(a) to set-off and appropriate and apply against any amount then due and payable under subsection 8.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of subsection 3.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.9 Counterparts. This Agreement maybe executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic method), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings and each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings or any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.13 Submission to Jurisdiction; Waivers. (a) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or any claim that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 10.13 any indirect, special, consequential or punitive damages.

(b) Acknowledgments. The Borrower hereby acknowledges, and, solely with respect to clause (vi) below, each Loan Party hereby acknowledges, that:

(i) each Agent, each Lender, each Joint Lead Arranger, each Joint Bookrunner, the Syndication Agent and their respective Affiliates (collectively, solely for purposes of this subsection 10.13(b), the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates;

(ii) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated herein and the process leading thereto;

(iii) nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other;

(iv) the Borrower will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the transactions contemplated herein or the process leading thereto;

(v) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders; and

(vi) (A) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (B) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.

10.14 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.15 Confidentiality. The Administrative Agent and each Lender agrees to keep confidential any information (a) provided to it and marked “Confidential” by or on behalf of Holdings, the Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings, the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this subsection 10.15 pursuant to an instrument for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument), (iii) to its Affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates; provided that such Lender shall inform each such Person of the agreement under this subsection 10.15 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with such agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 10.15), (iv) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over such Lender or its Affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law; provided that such Lender shall, unless prohibited by any Requirement of Law, except in connection with any request as part of a regulatory audit or examination conducted by accountants or any governmental or regulatory authority, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder or under any Permitted Hedging Arrangement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having or purporting to have jurisdiction over such Lender or its Affiliates (to the extent applicable), (viii) on a confidential basis (a) to any rating agency when required by it and (b) the CUSIP Service Bureau or any similar agency in connection with the issuance and maintaining of CUSIP numbers with respect to the Loans, (ix) in connection with any litigation to which such Lender (or, with respect to any Permitted Hedging Arrangement, any Affiliate of any Lender or Agent party thereto) may be a party, subject to the proviso to clause (iv), and (x) if, prior to such information having been so provided or obtained, such information was already in the Administrative Agent’s or a Lender’s possession on a nonconfidential basis without a duty of confidentiality to the Borrower being violated. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

10.16 Purchasing Borrower Parties. Each Purchasing Borrower Party acknowledges that any Loans acquired by such Purchasing Borrower Party shall be immediately cancelled and no Purchasing Borrower Party shall have any right to vote on amendments, modifications or waivers of the Loan Documents in a capacity as a Lender, or to attend any meetings of Lenders to which representatives of the Borrower are not permitted to attend.

10.17 PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and each Loan Party, which information includes the name and address of Holdings and each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify notifies Holdings and such Loan Party in accordance with the PATRIOT Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[Signature Page to Credit Agreement]

[Signature Page to Credit Agreement]

[Signature Page to Credit Agreement]

Schedule A to Credit Agreement (Term)

NOTICES

To a Loan Party:	For any Loan Party
c/o SIRVA Worldwide, Inc.
700 Oakmont Lane
Westmont, Illinois 60559
Attention: Treasurer
Telecopy: (630) 570-3390
Telephone: (630) 570-3000

with a copy to:	Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Linda Myers, P.C.
Telecopy: (312) 862-2200
Telephone: (312) 862-2000

The Administrative	Goldman Sachs Bank USA
Agent and the	c/o Goldman, Sachs & Co.
Collateral Agent:	30 Hudson Street, 5th Floor
Attention: Michelle Latzoni
Jersey City, New Jersey 07302
Telecopy: (646) 769-7700
Telephone: (212) 902-8517

Schedule 4.4 to Credit Agreement (Term)

REQUIRED CONSENTS

None.

Schedule 4.8 to Credit Agreement (Term)

REAL PROPERTY

Part I - Owned Material Real Property:

LOAN PARTY	ADDRESS
North American Van Lines, Inc.	5001 US Highway 30 West Fort Wayne, IN 46818
Part II - Leased Real Property:

LOAN PARTY	ADDRESS
SIRVA Relocation LLC	33171 Paseo Cerveza, Suite 212 San Juan, CA 92675

North American Van Lines, Inc.	700 Oakmont Lane Westmont, IL 60559

North American Van Lines, Inc.	457 Crossen Avenue Elk Grove Village, IL 60007

North American Van Lines, Inc.	3300 Fernbrook Lane North Plymouth, MN 55447

SIRVA Relocation LLC	211 North Broadway St. Louis, MO 63102

Alliance Relocation Services, LLC	110 Limestone Plaza Fayetteville, NY 13066

DJK Residential LLC	141 Franklin Ave. Nutley, NJ 07110

SIRVA Relocation LLC*	101 Fifth Ave., 7th Floor New York, NY 10003

SIRVA Relocation LLC*	295 W. Thames New York, NY 10280

SIRVA Worldwide, Inc.	6200 Oak Tree Boulevard, Suite 300 Independence, OH 44131

Allied Van Lines, Inc.	6945 E. 38th Street, Suite D Tulsa, OK 74145

North American Van Lines, Inc.	10403 172nd Street Edmonton, AB T5K 1S9 Canada

North American Van Lines, Inc.	Centre 170 5405 Eglington Avenue West Suite 114 Etobicoke, ONT M9C 5K6 Canada

*	Lease remains in the name of DJ Knight & Co., whose assets were purchased by SIRVA Relocation LLC.

Schedule 4.9 to Credit Agreement (Term)

INTELLECTUAL PROPERTY CLAIMS

None.

Schedule 4.15 to Credit Agreement (Term)

SUBSIDIARIES

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary
A Five Star Forwarding, LLC	Delaware	100% owned by North American Van Lines, Inc.

A Relocation Solutions Management, LLC	Delaware	100% owned by Allied Van Lines, Inc.

A Three Rivers Forwarding, LLC	Indiana	100% owned by North American Van Lines, Inc.

A.V.L. Transportation, LLC	Delaware	100% owned by Allied Van Lines, Inc.

Alaska USA Van Lines, LLC	Indiana	100% owned by North American Van Lines, Inc.

Alliance Relocation Services, LLC	Delaware	100% owned by North American Van Lines, Inc.

Allied Alliance Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Continental Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Domestic Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Freight Forwarding, LLC	Delaware	100% owned by Allied Van Lines Terminal Company

Allied Intermodal Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied International N.A., Inc.	Delaware	100% owned by Allied Van Lines, Inc.

Allied Interstate Transportation, Inc.	Delaware	100% owned by Allied Van Lines, Inc.

Allied Transcontinental Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Transportation Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Van Lines, Inc.	Delaware	100% owned by North American Van Lines, Inc.

Allied Van Lines, Inc. of Indiana	Indiana	100% owned by Allied Van Lines, Inc.

Allied Van Lines Terminal Company	Delaware	100% owned by Allied Van Lines, Inc.

ALNAV Platinum Company	Canada	100% owned by North American Van Lines, Inc.

Americas Quality Van Lines, LLC	Indiana	100% owned by North American Van Lines, Inc.

Anaheim Moving Systems, LLC	Delaware	100% owned by North American Van Lines, Inc.

Cartwright Moving & Storage , LLC	Delaware	100% owned by Allied Van Lines, Inc.

Schedule 4.15 to Credit Agreement (Term)

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary
Cartwright Van Lines, LLC	Delaware	100% owned by Allied Van Lines, Inc.

City Storage & Transfer, Inc.	Colorado	100% owned by North American Van Lines, Inc.

CMS Holding, LLC	Delaware	100% owned by SIRVA, Inc.

CMSR Reinsurance, Ltd.	Turks & Caicos	100% owned by SIRVA Relocation LLC

DJK Residential LLC	New York	100% owned by SIRVA Relocation LLC

Federal Traffic Service, LLC	Indiana	100% owned by North American Van Lines, Inc.

Fleet Insurance Management, Inc.	Indiana	100% owned by North American Van Lines, Inc.

FrontRunner Worldwide, Inc.	Delaware	100% owned by North American Van Lines, Inc.

Global Van Lines, LLC	Indiana	100% owned by North American Van Lines, Inc.

Global Worldwide, LLC	Indiana	100% owned by North American Van Lines, Inc.

J.D.C. International, Inc.	Illinois	100% owned by North American Van Lines, Inc.

Lyon Van Lines, LLC	Indiana	100% owned by North American Van Lines, Inc.

Lyon Worldwide Shipping, LLC	Indiana	100% owned by North American Van Lines, Inc.

Meridian Mobility Resources, Inc.	Delaware	100% owned by Allied Van Lines, Inc.

Move Management Services, Inc.	Indiana	100% owned by North American Van Lines, Inc.

NACAL, LLC	California	100% owned by North American Van Lines, Inc.

NorAm Forwarding, LLC	Indiana	100% owned by North American Van Lines, Inc.

North American Forwarding, LLC	Indiana	100% owned by North American Van Lines, Inc.

North American International Holding Corporation	Delaware	100% owned by North American Van Lines, Inc.

North American International N.A., Inc.	Delaware	100% owned by North American Van Lines, Inc.

North American Platinum Transportation Group Ltd.	Canada	100% owned by ALNAV Platinum Company

North American Van Lines of Texas, LLC	Texas	100% owned by North American Van Lines, Inc.

North American Van Lines, Inc.	Delaware	100% owned by SIRVA Worldwide, Inc.

2

Schedule 4.15 to Credit Agreement (Term)

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary
Relocation Risk Solutions, LLC	Delaware	100% owned by North American Van Lines, Inc.

RS Acquisition Holding, LLC	Delaware	100% owned by SIRVA, Inc.

RS Acquisition, LLC	Delaware	100% owned by RS Acquisition Holding, LLC

SIRVA Australian Holdings Pty. Ltd	Australia	100% owned by North American Van Lines, Inc.

SIRVA Canada LP	Canada	100% owned by North American Platinum Transportation Group Ltd. (general partner) and ALNAV Platinum Company (limited partner)

SIRVA Container Lines, Inc.	Florida	100% owned by North American Van Lines, Inc.

SIRVA Finance Limited	England & Wales	100% owned by RS Acquisition Holding, LLC

SIRVA Freight Forwarding, Inc.	Indiana	100% owned by North American Van Lines, Inc.

SIRVA Global Relocation, Inc.	Delaware	100% owned by SIRVA Relocation LLC

SIRVA Imaging Solutions, Inc.	Delaware	100% owned by North American Van Lines, Inc.

SIRVA MLS, Inc.	Indiana	100% owned by North American Van Lines, Inc.

SIRVA Mortgage, Inc.	Ohio	100% owned by CMS Holding, LLC

SIRVA Move Management, Inc.	Indiana	100% owned by North American Van Lines, Inc.

SIRVA Relocation Credit, LLC	Delaware	100% owned by RS Acquisition Holding, LLC

SIRVA Relocation Funding, LLC	Delaware	100% owned by RS Acquisition Holding, LLC

SIRVA Relocation LLC	Delaware	100% owned by North American Van Lines, Inc.

SIRVA Relocation Properties, LLC	Delaware	100% owned by SIRVA Relocation LLC

SIRVA Relocation Holdings Limited	England & Wales	97.5% owned by North American Van Lines, Inc.; 2.5% owned by SIRVA Relocation LLC

SIRVA Relocation (No. 1) Limited	England & Wales	100% owned by SIRVA Relocation Holdings Limited

SIRVA Relocation (No. 2) Limited	England & Wales	100% owned by SIRVA Relocation (No. 1) Limited

SIRVA Relocation (No. 3) Limited	England & Wales	100% owned by SIRVA Relocation Holdings Limited

3

Schedule 4.15 to Credit Agreement (Term)

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary
SIRVA Settlement of Alabama, LLC	Alabama	100% owned by SIRVA Settlement, Inc.

SIRVA Settlement, Inc.	Ohio	100% owned by SIRVA Relocation LLC

SIRVA Worldwide, Inc.	Delaware	100% owned by SIRVA, Inc.

Trident Transport International, Inc.	Delaware	100% owned by Allied Van Lines, Inc.

Direct and indirect subsidiaries of North American International Holding Corporation:

SIRVA Relocation Canada ULC (Canada)

Allied Moving Services (HK) Limited (Hong Kong)

SIRVA Relocation Limited (Hong Kong)

SIRVA Business Consulting (Shanghai) Co Ltd (China)

SIRVA International Freight Forwarding (Shanghai) Co Ltd (China)

SIRVA (Asia) Pte. Ltd. (Singapore)

Allied Moving Services (S) Pte. Ltd. (Singapore)

Allied Moving Services (M) Sdn Bhd (Malaysia)

SIRVA Relocation Malaysia Sdn Bhd. (Malaysia)

SIRVA (Asia Pacific) Pty. Ltd. (Australia)

Pickfords Australia Pty. Ltd. (Australia)

SIRVA Group (NZ) Ltd. (New Zealand)

Allied Pickfords Ltd. (New Zealand)

Nelson Removals Ltd. (New Zealand)

Pickfords Imaging Ltd. (New Zealand)

Pickfords New Zealand Ltd. (New Zealand) SIRVA Relocations (NZ) Ltd.

Pickfords No. 2 Limited (New Zealand)

SIRVA Pty. Ltd. (Australia)

Allied Pickfords Pty. Ltd. (Australia)

Trans International Moving & Shipping Pty. Ltd. (Australia)

SIRVA Relocation Pty. Ltd. (Australia)

SIRVA Belgium NV (Belgium)

SIRVA, s.r.o. (Czech Republic)

SIRVA Real Estate (HK) Limited

Duta Allied Relocation Sdn. Bhd. (Mal)

A.L. Records Management Private Ltd. (India)

Concept Mobility Servicos de Mobilidade LTD (Brazil)

4

Schedule 4.15 to Credit Agreement (Term)

Entities that are not Subsidiaries (indirect or direct ownership by SIRVA is 50% or less):

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary
A.L. Movers Private Ltd.	India	45% owned by NAIHC

Allied Relocation Services LLC	United Arab Emirates	49% owned by NAIHC

National Settlement Management, LLC	Pennsylvania	50% owned by SIRVA Settlement, Inc.

5

Schedule 5(d) to Credit Agreement (Term)

LIEN SEARCHES

Loan Party	Jurisdiction Searched
A Five Star Forwarding, LLC Prior Name: A Five Star Forwarding, Inc.	Delaware Secretary of State

A Five Star Forwarding, LLC Prior Name: A Five Star Forwarding, Inc.	Allen County, Indiana

A Relocation Solutions Management, LLC Prior Name: A Relocation Solutions Management Company	Delaware Secretary of State

A Relocation Solutions Management, LLC Prior Name: A Relocation Solutions Management Company	DuPage County, Illinois

A Three Rivers Forwarding, LLC Prior Name: A Three Rivers Forwarding, Inc.	Indiana Secretary of State

A Three Rivers Forwarding, LLC Prior Name: A Three Rivers Forwarding, Inc.	Allen County, Indiana

A.V.L. Transportation, LLC Prior Name: A.V.L. Transportation, Inc.	Delaware Secretary of State

A.V.L. Transportation, LLC Prior Name: A.V.L. Transportation, Inc.	DuPage County, Illinois

Alaska USA Van Lines, LLC Prior Name: Alaska USA Van Lines, Inc.	Indiana Secretary of State

Alaska USA Van Lines, LLC Prior Name: Alaska USA Van Lines, Inc.	Allen County, Indiana

Alliance Relocation Services, LLC Prior Name: Alliance Relocation Services, Inc. (New York Corporation)	Delaware Secretary of State

Alliance Relocation Services, LLC Prior Name: Alliance Relocation Services, Inc.	Allen County, Indiana

Alliance Relocation Services, LLC Prior Name: Alliance Relocation Services, Inc.	New York Department of State

Alliance Relocation Services, LLC Prior Name: Alliance Relocation Services, Inc.	Onondaga County, New York

Allied Alliance Forwarding, LLC Prior Name: Allied Alliance Forwarding, Inc.	Delaware Secretary of State

Schedule 5(d) to Credit Agreement (Term)

Loan Party	Jurisdiction Searched
Allied Alliance Forwarding, LLC Prior Name: Allied Alliance Forwarding, Inc.	DuPage County, Illinois

Allied Continental Forwarding, LLC	Delaware Secretary of State

Allied Continental Forwarding, LLC	Illinois Secretary of State

Allied Continental Forwarding, LLC	DuPage County, Illinois

Prior Name: Allied Continental Forwarding, Inc.	New York Secretary of State

Prior Name: Allied Continental Forwarding, Inc.	Illinois Secretary of State

Prior Name: Allied Continental Forwarding, Inc.	DuPage County, Illinois

Allied Domestic Forwarding, LLC Prior Name: Allied Domestic Forwarding, Inc.	Delaware Secretary of State

Allied Domestic Forwarding, LLC Prior Name: Allied Domestic Forwarding, Inc.	DuPage County, Illinois

Allied Freight Forwarding, LLC Prior Name: Allied Freight Forwarding, Inc.	Delaware Secretary of State

Allied Freight Forwarding, LLC Prior Name: Allied Freight Forwarding, Inc.	DuPage County, Illinois

Allied Intermodal Forwarding, LLC Prior Name: Allied Intermodal Forwarding, Inc.	Delaware Secretary of State

Allied Intermodal Forwarding, LLC Prior Name: Allied Intermodal Forwarding, Inc.	DuPage County, Illinois

Allied International, N.A. Inc.	Delaware Secretary of State

Allied International, N.A. Inc.	DuPage County, Illinois

Allied Interstate Transportation, Inc.	Delaware Secretary of State

Allied Interstate Transportation, Inc.	DuPage County, Illinois

Allied Transcontinental Forwarding, LLC Prior Name: Allied Transcontinental Forwarding, Inc.	Delaware Secretary of State

Allied Transcontinental Forwarding, LLC Prior Name: Allied Transcontinental Forwarding, Inc.	DuPage County, Illinois

Allied Transportation Forwarding, LLC Prior Name: Allied Transportation Forwarding, Inc.	Delaware Secretary of State

Allied Transportation Forwarding, LLC Prior Name: Allied Transportation Forwarding, Inc.	DuPage County, Illinois

Allied Van Lines Terminal Company	Delaware Secretary of State

Allied Van Lines Terminal Company	DuPage County, Illinois

Allied Van Lines, Inc.	Delaware Secretary of State

Allied Van Lines, Inc.	DuPage County, Illinois

Allied Van Lines, Inc.	Tulsa County, Oklahoma

Allied Van Lines, Inc. of Indiana	Indiana Secretary of State

Allied Van Lines, Inc. of Indiana	DuPage County, Illinois

2

Schedule 5(d) to Credit Agreement (Term)

Loan Party	Jurisdiction Searched
Americas Quality Van Lines, Inc.	Indiana Secretary of State

Americas Quality Van Lines, Inc.	DuPage County, Illinois

Anaheim Moving Systems, LLC Prior Name: Anaheim Moving Systems, Inc.	Delaware Secretary of State

Anaheim Moving Systems, LLC Prior Name: Anaheim Moving Systems, Inc.	Allen County, Indiana

Cartwright Moving & Storage Co., LLC Prior Name: Cartwright Moving & Storage Co., Inc.	Delaware Secretary of State

Cartwright Moving & Storage Co., LLC Prior Name: Cartwright Moving & Storage Co., Inc.	DuPage County, Illinois

Cartwright Van Lines, LLC Prior Name: Cartwright Van Lines, Inc.	Delaware Secretary of State

Cartwright Van Lines, LLC Prior Name: Cartwright Van Lines, Inc.	DuPage County, Illinois

City Storage & Transfer, Inc.	Colorado Secretary of State

City Storage & Transfer, Inc.	Allen County, Indiana

DJK Residential LLC	New York Secretary of State

DJK Residential LLC	DuPage County, Illinois

DJK Residential LLC	Hudson County, New Jersey

Federal Traffic Service, LLC	Indiana Secretary of State

Federal Traffic Service, LLC	Allen County, Indiana

Fleet Insurance Management, Inc.	Indiana Secretary of State

Fleet Insurance Management, Inc.	Allen County, Indiana

FrontRunner Worldwide, Inc.	Delaware Secretary of State

FrontRunner Worldwide, Inc.	Allen County, Indiana

Global Van Lines, LLC Prior Name: Global Van Lines, Inc.	Indiana Secretary of State

Global Van Lines, LLC Prior Name: Global Van Lines, Inc.	Allen County, Indiana

Global Worldwide, LLC Prior Name: Global Worldwide, Inc.	Indiana Secretary of State

Global Worldwide, LLC Prior Name: Global Worldwide, Inc.	Allen County, Indiana

Great Falls North American, Inc.	Montana Secretary of State

Great Falls North American, Inc.	Allen County, Indiana

J.D.C. International, Inc.	Illinois Secretary of State

J.D.C. International, Inc	Allen County, Indiana

Lyon Van Lines, LLC Prior Name: Lyon Van Lines, Inc.	Indiana Secretary of State

3

Schedule 5(d) to Credit Agreement (Term)

Loan Party	Jurisdiction Searched
Lyon Van Lines, LLC Prior Name: Lyon Van Lines, Inc.	Allen County, Indiana

Lyon Worldwide Shipping, LLC Prior Name: Lyons Worldwide Shipping, Inc.	Indiana Secretary of State

Lyon Worldwide Shipping, LLC Prior Name: Lyons Worldwide Shipping, Inc.	Allen County, Indiana

Manufacturing Support Services, L.L.C.	Delaware Secretary of State

Manufacturing Support Services, L.L.C.	Allen County, Indiana

Meridian Mobility Resources, Inc.	Delaware Secretary of State

Meridian Mobility Resources, Inc.	DuPage County, Illinois

Move Management Services, Inc.	Indiana Secretary of State

Move Management Services, Inc.	Allen County, Indiana

NA (UK) GP Corporation	Delaware Secretary of State

NA (UK) GP Corporation	Allen County, Indiana

NACAL, LLC Prior Name: NACAL, Inc.	California Secretary of State

NACAL, LLC Prior Name: NACAL, Inc.	Allen County, Indiana

NorAm Forwarding, LLC Prior Name: NorAm Forwarding, Inc.	Indiana Secretary of State

NorAm Forwarding, LLC Prior Name: NorAm Forwarding, Inc.	Allen County, Indiana

North American Forwarding, LLC Prior Name: North American Forwarding, Inc.	Indiana Secretary of State

North American Forwarding, LLC Prior Name: North American Forwarding, Inc.	Allen County, Indiana

North American International Holding Corporation	Delaware Secretary of State

North American International Holding Corporation	Allen County, Indiana

North American International N.A., Inc.	Delaware Secretary of State

North American International N.A., Inc.	Allen County, Indiana

North American Van Lines of Texas, LLC Prior Name: North American Van Lines of Texas, Inc.	Texas Secretary of State

North American Van Lines of Texas, LLC Prior Name: North American Van Lines of Texas, Inc.	Allen County, Indiana

North American Van Lines, Inc.	Delaware Secretary of State

North American Van Lines, Inc.	Allen County, Indiana

North American Van Lines, Inc.	DuPage County, Illinois

North American Van Lines, Inc.	Cook County, Illinois

North American Van Lines, Inc.	Hennepin County, Minnesota

4

Schedule 5(d) to Credit Agreement (Term)

Loan Party	Jurisdiction Searched
Relocation Risk Solutions, LLC	Delaware Secretary of State

Relocation Risk Solutions, LLC	Allen County, Indiana

SIRVA, Inc.	Delaware Secretary of State

SIRVA, Inc.	DuPage County, Illinois

SIRVA Container Lines, Inc.	Florida Secretary of State

SIRVA Container Lines, Inc	DuPage County, Illinois

SIRVA Freight Forwarding, Inc.	Indiana Secretary of State

SIRVA Freight Forwarding, Inc.	Allen County, Indiana

SIRVA Global Relocation, Inc.	Delaware Secretary of State

SIRVA Global Relocation, Inc.	Allen County, Indiana

SIRVA Imaging Solutions, Inc.	Delaware Secretary of State

SIRVA Imaging Solutions, Inc.	Allen County, Indiana

SIRVA MLS, Inc.	Indiana Secretary of State

SIRVA MLS, Inc.	Allen County, Indiana

SIRVA Move Management, Inc.	Indiana Secretary of State

SIRVA Move Management, Inc.	Allen County, Indiana

SIRVA Relocation LLC	Delaware Secretary of State

SIRVA Relocation LLC	DuPage County, Illinois

SIRVA Relocation LLC	Orange County, California

SIRVA Relocation LLC	New York County, New York

SIRVA Relocation LLC	St Louis City, an Independent City, Missouri

SIRVA Relocation Properties, LLC	Delaware Secretary of State

SIRVA Relocation Properties, LLC	DuPage County, Illinois

SIRVA Settlement of Alabama, LLC	Alabama Secretary of State

SIRVA Settlement of Alabama, LLC	DuPage County, Illinois

SIRVA Settlement, Inc.	Ohio Secretary of State

SIRVA Settlement, Inc.	DuPage County, Illinois

SIRVA Worldwide, Inc.	Delaware Secretary of State

SIRVA Worldwide, Inc.	DuPage County, Illinois

SIRVA Worldwide, Inc.	Contra Costa County, California

SIRVA Worldwide, Inc.	Cuyahoga County, Ohio

Trident Transport International, Inc.	Delaware Secretary of State

Trident Transport International, Inc.	DuPage County, Illinois

5

Schedule 5(g) to Credit Agreement (Term)

FILING JURISDICTIONS

Loan Party	Filing Jurisdiction
A Five Star Forwarding, LLC	Delaware

A Relocation Solutions Management, LLC	Delaware

A Three Rivers Forwarding, LLC	Indiana

Alaska USA Van Lines, LLC	Indiana

Alliance Relocation Services, LLC	Delaware

Allied Alliance Forwarding, LLC	Delaware

Allied Continental Forwarding, LLC	Delaware

Allied Domestic Forwarding, LLC	Delaware

Allied Freight Forwarding, LLC	Delaware

Allied Intermodal Forwarding, LLC	Delaware

Allied International N.A., Inc.	Delaware

Allied Interstate Transportation, Inc.	Delaware

Allied Transcontinental Forwarding, LLC	Delaware

Allied Transportation Forwarding, LLC	Delaware

Allied Van Lines, Inc.	Delaware

Allied Van Lines, Inc. of Indiana	Indiana

Allied Van Lines Terminal Company	Delaware

Americas Quality Van Lines, LLC	Indiana

Anaheim Moving Systems, LLC	Delaware

A.V.L. Transportation, LLC	Delaware

Cartwright Moving & Storage, LLC	Delaware

Cartwright Van Lines, LLC	Delaware

City Storage & Transfer, Inc.	Colorado

DJK Residential LLC	New York

Federal Traffic Service, LLC	Indiana

Fleet Insurance Management, Inc.	Indiana

FrontRunner Worldwide, Inc.	Delaware

Global Van Lines, LLC	Indiana

Global Worldwide, LLC	Indiana

J.D.C. International, Inc.	Illinois

Lyon Van Lines, LLC	Indiana

Lyon Worldwide Shipping, LLC	Indiana

Meridian Mobility Resources, Inc.	Delaware

Move Management Services, Inc.	Indiana

NACAL, LLC	California

NorAm Forwarding, LLC	Indiana

North American Forwarding, LLC	Indiana

North American International N.A., Inc.	Delaware

North American Van Lines of Texas, LLC	Texas

North American Van Lines, Inc.	Delaware

Schedule 5.1(h) to Credit Agreement (Term)

Loan Party	Filing Jurisdiction
Relocation Risk Solutions, LLC	Delaware

SIRVA Container Lines, Inc.	Florida

SIRVA Freight Forwarding, Inc.	Indiana

SIRVA Global Relocation, Inc.	Delaware

SIRVA Imaging Solutions, Inc.	Delaware

SIRVA MLS, Inc.	Indiana

SIRVA Move Management, Inc.	Indiana

SIRVA Relocation LLC	Delaware

SIRVA Relocation Properties, LLC	Delaware

SIRVA Settlement, Inc.	Ohio

SIRVA Settlement of Alabama, LLC	Alabama

SIRVA Worldwide, Inc.	Delaware

Trident Transport International, Inc.	Delaware

2

Schedule 6.16 to Credit Agreement

POST-CLOSING OBLIGATIONS

1.	Within 90 days following the Closing Date (or such longer period as permitted by the Administrative Agent in its sole discretion), with respect to each Mortgaged Property listed on Schedule 4.8, Part I to the Credit Agreement, (i) the Borrower shall deliver counterparts of a first Lien Mortgage with respect to such Mortgaged Property, duly executed and delivered by the record owner of such Mortgaged Property, (ii) a currently dated loan policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid first Lien on the Mortgaged Property (such lien position subject to delivery of the Mortgage Subordination Agreement described below) described therein, free of any other Liens except for Permitted Liens, in form and substance satisfactory to the Collateral Agent, with evidence that all premiums and mortgage and other similar taxes and fees in connection therewith have been fully paid, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) such surveys, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and the title company, abstracts, appraisals (to the extent required by law) and such other documents as the Collateral Agent may reasonably request with respect to such Mortgage or Mortgaged Property; provided, however, that an existing survey for any Mortgaged Property shall be deemed acceptable if such survey shall be sufficient for the title company to delete any standard printed survey exception contained in the applicable loan policy or policies of title insurance and provide survey related endorsements, (iv) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property, and if any improvement located on the Mortgaged Property is located in a Flood Zone, evidence of flood insurance in accordance with subsection 6.5 of the Credit Agreement, and (v) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in the state in which such Mortgaged Property is located with respect to the enforceability of the Mortgage and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent.

2.	Within 90 days after the Closing Date, the Borrower shall use, or shall cause its Domestic Subsidiaries to use, commercially reasonable efforts to provide a mortgage subordination agreement (the “Mortgage Subordination Agreement”), subordinating the lien of the IEDC Mortgage (as defined in the Mortgage Subordination Agreement) to the liens and security interests granted to the Collateral Agent under this Agreement and the ABL Credit Agreement, including, without limitation, the Mortgage, in recordable form and otherwise satisfactory to the Collateral Agent and the title company.

3.	Within 90 days after the Closing Date, the Loan Parties shall execute and deliver, or shall cause to be executed and delivered, an authenticated Control Agreement (which may include a Controlled Account Agreement) from each bank maintaining a Deposit Account which is not an Excluded Account for such Loan Party, in each case in form and substance reasonably satisfactory to the Collateral Agent, duly authorized, executed and delivered by each such bank and applicable Loan Party.

Schedule 6.16 to Credit Agreement (Term)

4.	Within 30 days after the Closing Date, the Collateral Agent shall have received a Lender’s Loss Payable Endorsement, in form and substance reasonably satisfactory to the Administrative Agent, duly authorized, executed and delivered by the insurance company providing the Borrower’s hazard insurance policies.

5.	Within 30 days after the Closing Date, the Collateral Agent shall have received executed, original signature pages to the Intercompany Note from each of SIRVA Relocation No. 1 Limited (UK), SIRVA Relocation Limited (HK), SIRVA Pty. Ltd. (AU), Concept Mobility Servicos De Mobilidade LTDA Brazil, SIRVA Relocation Credit, LLC, Allied Moving Services (S) Pte. Ltd. (SG), Allied Relocation Services LLC (UAE) and Allied Moving Services (HK) Limited.

6.	Within 30 days after the Closing Date, the Collateral Agent shall have received executed, original signature pages to the Intercompany Subordination Agreement from each of SIRVA Relocation No. 1 Limited (UK), SIRVA Relocation Limited (HK), SIRVA Pty. Ltd. (AU), Concept Mobility Servicos De Mobilidade LTDA Brazil, SIRVA Relocation Credit, LLC, Allied Moving Services (S) Pte. Ltd. (SG), Allied Relocation Services LLC (UAE) and Allied Moving Services (HK) Limited.

7.	Within 30 days after the Closing Date, the Collateral Agent shall have received executed, original Acknowledgement and Consent Forms from each of SIRVA Relocation Holdings Limited, North American International Holding Corporation, ALNAV Platinum Company, SIRVA Australia Holdings Pty. Ltd. and CMSR Reinsurance, Ltd.

The Administrative Agent in its sole discretion may elect to extend any of the time periods referenced above.

Schedule 7.2(f) to Credit Agreement (Term)

PERMITTED INDEBTEDNESS

1.	Westpac Bank has provided group credit facilities, including a line for bank guarantees, in the amount of NZD $1,200,000 and AUD $5,600,000 for SIRVA Group (NZ) Ltd. and SIRVA Pty. Ltd. and its subsidiaries, respectively.

2.	Corporation Bank has provided an overdraft facility in the amount of INR 6,000,000 to A. L. Movers Private Ltd (India).

3.	HSBC has provided an overdraft facility in the amount of INR 14,700,000 to A. L. Movers Private Ltd (India) which is secured by funds in a separate secured account.

4.	Standard Charter Bank has provided bank guarantees in the amount of AED 500,000 to Allied Relocation Services LLC (UAE).

5.	Capital Leases are as follows:

a.	Issued through Somerset Leasing Corp. VXIII in the amount of $137,997.26

b.	Issued through Allen Systems Group in the amount of $53,097.36

c.	Issued through Microsoft Licensing, GP in the amount of $2,046,015.25

d.	Issued through ORTEC International USA, Inc in the amount of $399,779.15

e.	Issued through Oracle America, Inc in the amount of $283,882.64

6.	Miscellaneous financing is as follows:

a.	Issued through Indiana Economic Development Corporation in the amount of $1,800,000 (supported by mortgage on Fort Wayne, IN facility)

7.	North American Van Lines, Inc. promise to pay SIRVA Pty. Ltd. AUD7,000,000.

8.	North American Van Lines, Inc. promise to pay SIRVA Relocation (No. 1) Limited GBP 2,225,086.

9.	North American Van Lines, Inc. promise to pay SIRVA Canada, LP CAD2,785,000.

10.	SIRVA Worldwide, Inc promise to pay Alnav Platinum Company $2,329,238.

11.	North American Van Lines, Inc. promise to pay Allied Moving Services (S) Pte. Ltd. SGD2,170,000.

12.	North American Van Lines, Inc. promise to pay Allied Relocation Services LLC $650,000.

13.	North American Van Lines, Inc. promise to pay SIRVA (Asia) Pte Ltd (SG) SGD175,870.60.

Schedule 7.3(j) to Credit Agreement (Term)

PERMITTED LIENS

North American Van Lines, Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20091716403 06/01/2009	NORTH AMERICAN VAN LINES, INC. 5001 U.S. HIGHWAY 30, WEST FORT WAYNE, IN 46818	HEWLETT- PACKARD FINANCIAL SERVICES COMPANY 420 MOUNTAIN AVE MURRAY HILL, NJ 07974	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20091975082 06/22/2009	NORTH AMERICAN VAN LINES, INC. 5001 U.S. HIGHWAY 30, WEST FORT WAYNE, IN 46818	INDIANA ECONOMIC DEVELOPMENT CORPORATION ONE NORTH CAPITOL AVENUE SUITE 700 INDIANAPOLIS, IN 46204	Fixture filing.

Secretary of State, Delaware	UCC 02/13/2013	20102402752 07/09/2010	NORTH AMERICAN VAN LINES, INC. 5001 U.S. HIGHWAY 30, WEST FORT WAYNE, IN 46818	DATA SALES CO., INC. 3450 W BURNSVILLE PARKWAY BURNSVILLE, MN 55337	Lease of specific equipment.

Schedule 7.3(j) to Credit Agreement (Term)

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Recorder, Allen County, Indiana	FIXT 02/22/2013	U20090189 06/23/2009	North American Van Lines, Inc. 5001 U.S. Highway 30 West Fort Wayne, IN 46818	Indiana Economic Development Corporation One North Capitol Avenue, Suite 700 Indianapolis, IN 46204	All real estate, together with all improvements on, rights privileges, interest, easements, herditaments, appurtenances, fixtures.

Recorder, Allen County, Indiana	Mortgage	Instrument No. 2009032525 06/23/2009	North American Van Lines, Inc.	Indiana Economic Development Corporation	All real estate, together with all improvements on, rights privileges, interest, easements, herditaments, appurtenances, fixtures.

Clerk of the Circuit Court, Allen County, Indiana	JL 02/22/2013	BK2003 PG994 06/02/2003	Defendant: North American Vanlines Inc.	Plaintiff: State of Indiana	$387.24

Clerk of the Circuit Court, Allen County, Indiana	JL 02/22/2013	LIT: 02C0101402- MF-000210 filed 02/16/2004 JL: BK20 PG130 04/14/2004	Defendant: Williams Heidi M North American Van Lines Kiddie Prep School Lot 209 & E 20 FT Lot 201	Plaintiff: Mortgage Electronic	$62,066.39

2

Schedule 7.3(j) to Credit Agreement (Term)

SIRVA Relocation LLC

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	51089854 04/08/2005	SIRVA RELOCATION LLC 505 NORTH HWY. SUITE 335 MINNEAPOLIS, MN 55411	RELATIONAL, LLC 3701 ALGONQUIN ROAD ROLLING MEADOWS, IL 60008	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	41829318 06/30/2004	SIRVA Relocation LLC 700 Oakmont Lane Westmont, IL 60559	LaSalle Bank National Association, as Agent for the Purchasers 135 S. LaSalle Street Chicago, IL 60674 Assignor: SIRVA Relocation Credit, LLC 700 Oakmont Lane Westmont, IL 60559	All Debtor’s right, title and interest to Receivables and Collections.

Secretary of State, Delaware	AMEND 02/13/2013	43645464 12/27/2004			Restatement of collateral. All Debtor’s right, title and interest to Receivables and Collections.

Secretary of State, Delaware	AMEND 02/13/2013	50998436 04/01/2005			Restatement of collateral. All Debtor’s right, title and interest to Receivables and Collections.

3

Schedule 7.3(j) to Credit Agreement (Term)

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	AMEND 02/13/2013	20073718805 10/02/2007			Restatement of collateral. All Debtor’s right, title and interest to Receivables and Collections.

Secretary of State, Delaware	ASSGN 02/13/2013	20083332507 10/01/2008		SIRVA Relocation Credit, LLC 700 Oakmont Lake Westmont, IL 60559	Secured Party assignment to: SIRVA Relocation Credit, LLC 700 Oakmont Lake Westmont, IL 60559

Secretary of State, Delaware	ASSGN 02/13/2013	20083334453 10/01/2008		Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit Division, as Agent 230 W. Monroe Street, Suite 2405 Chicago, IL 60606	Secured Party assignment to: Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit Division, as Agent 230 W. Monroe Street, Suite 2405 Chicago, IL 60606

Secretary of State, Delaware	AMEND 02/13/2013	20083334503 10/01/2008			Restatement of collateral. All Debtor’s right, title and interest to Employee Receivables and/or Employer Receivables under an Included Relocation Services Agreement and Collections thereto.

Secretary of State, Delaware	CONT 02/13/2013	20091372710 04/30/2009			Continuation.

4

Schedule 7.3(j) to Credit Agreement (Term)

SIRVA Worldwide, Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20081400702 04/16/2008	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Harbor Capital, LLC 1364 Estate Lane East Lake Forest, IL 60045 Assignor: Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20082032967 06/11/2008	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20082171211 06/19/2008	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

5

Schedule 7.3(j) to Credit Agreement (Term)

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	ASSGN 02/13/2013	20090260478 01/14/2009		Harbor Capital LLC 1364 Estate Lane East Lake Forest, IL 60045	Secured Party assignment to: Harbor Capital LLC 1364 Estate Lane East Lake Forest, IL 60045

Secretary of State, Delaware	UCC 02/13/2013	20090863529 03/12/2009	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	200908631719 03/12/2009	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20100500771 02/16/2010	SIRVA WORLDWIDE, INC 700 OAKMONT LANE WESTMONT, IL 60559	SOMERSET LEASING CORP. XVIII 612 WHEELERS FARMS ROAD MILFORD, CT 06461	Lease of specific equipment.

6

Schedule 7.3(j) to Credit Agreement (Term)

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20112452723 06/27/2011	SIRVA WORLDWIDE, INC. 700 OAKMONT LANE WESTMONT, IL 60559	MACQUARIE EQUIPMENT FINANCE, LLC 2285 FRANKLIN ROAD SUITE 100 BLOOMFIELD HILLS, MI 48302	Lease of specific equipment.

Secretary of State, Delaware	ASSGN 02/13/2013	20113698936 09/27/2011		CCA FINANCIAL, LLC 7275 GLEN FOREST DRIVE SUITE 100 RICHMOND, VA 23226	Secured Party assignment to: CCA FINANCIAL, LLC 7275 GLEN FOREST DRIVE SUITE 100 RICHMOND, VA 23226

Secretary of State, Delaware	AMEND 02/13/2013	20114032986 10/19/2011			Addition of collateral. Specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20112494055 06/29/2011	SIRVA WORLDWIDE, INC. 700 OAKMONT LANE WESTMONT, IL 60559	MACQUARIE EQUIPMENT FINANCE, LLC 2285 FRANKLIN ROAD SUITE 100 BLOOMFIELD HILLS, MI 48302	Lease of specific equipment.

7

Schedule 7.3(j) to Credit Agreement (Term)

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20113732750 09/29/2011	SIRVA WORLDWIDE, INC. 700 OAKMONT LANE WESTMONT, IL 60559	CCA FINANCIAL, LLC 7275 GLEN FOREST DRIVE SUITE 100 RICHMOND, VA 23226	Lease of specific equipment.

Secretary of State, Delaware	ASSGN 02/13/2013	20113868794 10/07/2011		FIRST TENNESSEE BANK OF NATIONAL ASSOCIATION 7301 FOREST AVE. SUITE 102 RICHMOND, VA 23226	Assignment of equipment and software subject to Schedule No. 1 of Master Lease Agreement dated 5/25/11.

Secretary of State, Delaware	ASSGN 02/13/2013	20120362923 01/30/2012		WELLS FARGO BANK 1021 E. CARY ST., 7TH FL TWO JAMES CENTER RICHMOND, VA 23219	Assignment of equipment and software subject to Schedule No. 2 of Master Lease Agreement dated 5/25/11.

8

Schedule 7.3(j) to Credit Agreement (Term)

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20114032796 10/19/2011	SIRVA WORLDWIDE, INC. 700 OAKMONT LANE WESTMONT, IL 60559	MACQUARIE EQUIPMENT FINANCE, LLC 2285 FRANKLIN ROAD SUITE 100 BLOOMFIELD HILLS, MI 48302	Lease of specific equipment.

Secretary of State, Delaware	ASSGN 02/13/2013	20114856319 12/19/2011		CCA FINANCIAL, LLC 7275 GLEN FOREST DRIVE SUITE 100 RICHMOND, VA 23226	Secured Party assigns equipment under Schedule No. 2 to the Assignee.

9

Schedule 7.4(a) to Credit Agreement (Term)

PERMITTED GUARANTEE OBLIGATIONS

1.	Letter of comfort provided to Westpac Bank by North American International Holding Company in support of Allied Pickfords Pty Ltd (now SIRVA Pty. Ltd.) and its subsidiaries in the amount of AUD$7,500,000.

2.	Indemnity Agreement: General Indemnity Agreement between International Fidelity Insurance Company and SlRVA, Inc., Allied Worldwide, Inc., North American Van Lines, Inc., dated as of April 8, 2003, entered into in connection with the execution of bonds in the approximate amount of USD $9,000,000 for SIRVA, Inc. and its subsidiaries, as supplemented. Outstanding balance in March 2013 is approximately $11,000,000

3.	Place in funds letter provided to International Fidelity Insurance Company by SIRVA Worldwide, Inc., dated as of June 10, 2005, entered into in connection with the execution of bonds in the approximate amount of USD $9,000,000 for SIRVA Worldwide, Inc. and its subsidiaries, as supplemented. Outstanding balance in March 2013 is approximately $11,000,000.

4.	The following foreign letters of credit:

a.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $86,625 in favor of McDonald Bros Holdings Pty Limited dated as of 12/13/07 with an expiration date of 03/12/2013.

b.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $16,500 in favor of Melissa Jane Gillespie Pty Ltd dated as of 11/01/09 with an expiration date of 4/30/13.

c.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $6,196.66 in favor of Rdub Pty Ltddated as of 07/22/09 with an expiration date of 12/30/14.

d.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $35,000 in favor of Toll Transport Pty Ltd dated as of 08/22/07.

e.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $91,300 in favor of N & C nominees Pty Ltd dated as of 09/17/09 with an expiration date of 8/19/13.

f.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $380,431.44 in favor of Walker Corp dated as of 9/10/10 with an expiration date of 9/30/16.

g.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $270,000 in favor of Toll Transport Pty Ltd dated as of 10/20/05.

h.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $540,625 in favor of Perpetual Trustee Company Limited dated as of 12/19/05.

i.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $376,238.36 in favor of Walker Corp Pty Ltd dated as of 9/10/10 with an expiration date of 9/30/26.

Schedule 7.4(a) to Credit Agreement (Term)

j.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $14,000 in favor of Australian Furniture Removers Association Inc. dated as of 11/23/05.

k.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $379,500 in favor of Mario De Palma dated as of 09/20/2011.

l.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $25,000 in favor of Petre & Ellen Everett dated as of 10/05/2012.

m.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $21,480.32 in favor of Glentham Pty Ltd. dated as of 02/01/2013.

5.	Letter of comfort provided to SIRVA Relocation (No. 1) Limited by SIRVA Worldwide, Inc. in respect of financial year ended 31 December 2006.

6.	Letter of comfort provided to SIRVA Relocation Holdings Limited by SIRVA Worldwide, Inc. in respect of financial year ended 31 December 2006.

7.	Letter of comfort provided to SIRVA Conveyancing Limited by SIRVA Worldwide, Inc. in respect of financial year ended 31 December 2006.

8.	Guarantee provided to Allied Pickfords Limited (now Allied Moving Services (HK) Limited) by North American International Holding Corporation guaranteeing the HK$8,314,583 liability that SIRVA Relocation Limited owes to Allied Pickfords Limited.

9.	Letter of comfort provided to Allied Pickfords Limited (now Allied Moving Services (HK) Limited) by North American International Holding Corporation regarding financial support.

10.	Letter of comfort and guarantee provided to Ernest & Young by SIRVA Worldwide, Inc. regarding non trade intercompany balance between SIRVA Relocation (Dubai) Branch and Allied Pickfords LLC (now Allied Relocation Services LLC).

11.	Letter of support provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Conveyancing Limited.

12.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of Rowan Corporate Relocation Limited (now SIRVA Relocation (No. 1) Limited) .

13.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of Simmons Corporate Relocation Limited (now SIRVA Relocation (No. 3) Limited.

2

Schedule 7.4(a) to Credit Agreement (Term)

14.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited.

15.	Letter of comfort provided to SIRVA Holdings Limited (in liquidation) by SIRVA Worldwide, Inc. regarding financial support of SIRVA Holdings Limited.

16.	Guarantee provided to Government of Canada by SIRVA Worldwide, Inc. in connection with guarantee of up to CAD 15.0 million of SIRVA Canada LP’s obligations under its household goods relocation contract.

17.	Letter of comfort provided to The Manager Westpac Banking Corporation by North American International Holding Corporation and its subsidiaries in the amount of $A 8,200,000.

18.	Guarantee provided to Lloyds TSB Bank PLC (the “Bank”) by SIRVA Relocation Holdings Limited, Rowan Corporate Relocation Limited, Rowan Attorney Limited, Rowan International Relocation Limited, Rowan Property Services Limited, Rowan Outsourcing Limited, Rowan Simmons Relocation Limited (formerly Orbus Limited), SIRVA Conveyancing Limited, Simmons Corporate Relocation Limited in connection with liabilities to the Bank.

19.	Guarantee provided by SIRVA Worldwide, Inc. and North American Van Lines, Inc. to SIRVA Relocation Credit, LLC in connection with Receivables Sale Agreement.

20.	Guarantee provided by SIRVA Worldwide, Inc. to IM Australia Holdings Pty. Ltd.,, IM New Zealand Holdings ULC and Iron Mountain Incorporated in connection with sale of Australian records management business by SIRVA Asia Pacific Pty. Ltd.

21.	Guarantee provided by SIRVA Worldwide, Inc. to IM New Zealand Holdings ULC and Iron Mountain Incorporated in connection with sale of New Zealand records management business by SIRVA Asia Pacific Pty. Ltd.

22.	Guarantee provided by SIRVA Worldwide, Inc. to Transeuro Amertrans International Holdings BV, Smit Matrix BV, and Zenic International Holdings Limited in connection with the sale of the continental European moving businesses by North American International Holding Corporation, SIRVA Holdings Limited, Pierre Finance Nederland Renting BV and Allied Arthur Pierre NV.

23.	Guarantee provided by SIRVA Worldwide, Inc. in connection with the sale of the European specialized transportation business by SIRVA UK Limited, midiData Spedition GmbH and Allied Arthur Pierre SA to Wincanton Trans European Holdings GmbH, Wincanton Trans European Holdings BV and Wincanton Holdings Limited.

24.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Conveyancing, Inc. in respect of financial year ended 31 December 2007

3

Schedule 7.4(a) to Credit Agreement (Term)

25.	Guarantee provided by North American International Holding Corporation in connection with SIRVA Relocation Limited’s outstanding liability to Allied Pickfords Limited (now Allied Moving Services (HK) Limited).

26.	Letter of comfort provided by North American International Holding Corporation regarding financial support of Allied Pickfords Limited (now Allied Moving Services (HK) Limited.

27.	Letter of comfort provided by North American International Holding Corporation regarding financial support of SIRVA Relocation Limited (HK).

28.	Letters of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited, SIRVA Relocation (No. 1) Limited, SIRVA Relocation (No. 3) Limited and SIRVA Conveyancing Limited in respect of financial year ended 31 December 2007.

29.	Letter of comfort provided by RS Acquisition Holding, LLC regarding financial support of SIRVA Finance Limited in respect of financial year ended 31 December 2007.

30.	Guarantee provided by SIRVA Worldwide, Inc. in connection with North American Van Lines, Inc.‘s subordinated promissory note payable to SIRVA Australian Holdings Pty. Ltd and letter of comfort regarding financial support of North American Van Lines, Inc.

31.	Letter of comfort provided by RS Acquisition Holding, LLC regarding financial support of SIRVA Finance Limited in respect of financial year ended 31 December 2008.

32.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited, SIRVA Relocation (No. 1) Limited, SIRVA Relocation (No. 3) Limited and SIRVA Conveyancing Limited in respect of financial year ended 31 December 2008.

33.	Letter of comfort provided by SIRVA Worldwide, Inc. to The Secretary of State for Defence regarding financial support of SIRVA Relocation Holdings Limited.

34.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited, SIRVA Relocation (No. 1) Limited, SIRVA Relocation (No. 3) Limited and SIRVA Conveyancing Limited in respect of financial year ended 31 December 2009.

35.	Letter of comfort provided by RS Acquisition Holding, LLC regarding financial support of SIRVA Finance Limited in respect of financial year ended 31 December 2009.

36.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited, SIRVA Relocation (No. 1) Limited, and SIRVA Relocation (No. 3) Limited in respect of financial year ended 31 December 2010.

4

Schedule 7.4(a) to Credit Agreement (Term)

37.	Letter of comfort provided by RS Acquisition Holding, LLC regarding financial support of SIRVA Finance Limited in respect of financial year ended 31 December 2010.

38.	Letter of comfort provided by North American International Holding Corporation in connection with Allied Moving Services (HK) Limited to SIRVA Relocation Limited and SIRVA Business Consulting (Shanghai) Co Limited.

39.	Letter of comfort provided by North American International Holding Corporation in connection with SIRVA s.r.o. outstanding liability to ECOVIS blf s.r.o.

40.	Letter of comfort provided by North American International Holding Corporation in connection with Allied Moving Services (HK) Limited) to SIRVA Relocation Limited, SIRVA Real Estate (HK) Limited and SIRVA Business Consulting (Shanghai) Co Limited.

5

Schedule 7.9(c) to Credit Agreement (Term)

PERMITTED INVESTMENTS

1.	North American International Holding Corporation holds a 76% interest in A.L. Movers Private Ltd. (India). Allied Moving Services (S) Pte. Ltd. has also lent funds to this entity. As of December 31, 2012, this Investment’s monetary value is $492,464.

2.	North American International Holding Corporation holds a 49% interest in Allied Relocation Services LLC (UAE). The monetary value of this Investment is $0.

3.	SIRVA Settlement, Inc. f/k/a SIRVA Title Agency, Inc. (Ohio) holds a 50% interest in National Settlement Management, LLC (Pennsylvania), which is in the process of being dissolved. The monetary value of this Investment is $0.

4.	North American Intl Holding Corp holds a 76% interest in A.L. Records Management Private Ltd (India). The monetary value as of Dec 31, 2012 is $4,588

5.	Receivables under the Transguard Purchase Agreement. The monetary value of this Investment’s monetary value as of December 31, 2012 is $3,978,349.

6.	North American Van Lines, Inc. is the holder of a note to be paid GBP 3,490,860.54 from SIRVA Relocation (No. 1) Limited.

7.	North American Van Lines, Inc. is the holder of a note to be paid $572,587.7 from SIRVA, s.r.o.

8.	North American Van Lines, Inc. is the holder of a note to be paid AUD 500,000 from SIRVA Pty. Ltd.

9.	SIRVA Worldwide, Inc. is the holder of notes to be paid $364,500 in aggregate from Concept Mobility Servicos De Mobilidade LTDA.

10.	North American Van Lines, Inc. is the holder of a note to be paid HKD 440,597 Allied Moving Services (HK) Limited.

11.	Funds lent from SIRVA Worldwide, Inc. to SIRVA, Inc. pertaining to transaction fees and expenses as described below:

(a)	$6.546 million for transaction fees related to North American Van Lines acquisition.

(b)	$3.862 million for transaction fees related to Allied Van Lines acquisition.

(c)	$2.967 million for SIRVA related expenses incurred per section 8.7(a) of the Prepetition Credit Facility prior to 2003.

(d)	$0.812 million for SIRVA related expenses incurred per section 8.7(a) of the Prepetition Credit Facility in 2003.

(e)	$5.911 million LTD to pay taxes of SIRVA preferred stock owned by (Excel) NFC.

(f)	$1.356 million for expenses related to IPO occurring prior to 12/1/03.

Schedule 7.9(c) to Credit Agreement (Term)

(g)	$11.404 million to repurchase SIRVA stock and options from management investors since 11/19/1999.

(h)	$0.850 million to repurchase SIRVA stock and options from management investors prior to 11/19/1999.

(i)	$82.861 million for fees associated with public investigation incurred per section 8.7(a)(iv) of the Prepetition Credit Facility thru 9/30/07.

(j)	$10.419 million for Sarbanes-Oxley related costs incurred per section 8.7(a)(iv) of the Prepetition Credit Facility thru 9/30/07.

(k)	$5.035 million for interest on SIRVA Inc. convertible preferred notes incurred per section 8.7(g) of the Prepetition Credit Facility.

(l)	$35.440 million for other costs incurred per section 8.9(c) of the Exit Credit Facility thru 9/30/07.

(m)	$(107.908 million) write-down and adjustments of intercompany balance with SIRVA, Inc. on May 12, 2008 opening balance sheet.

(n)	$16.662 million for fees relating to the board of directors and corporate management between May 12, 2008 and December 31, 2010.

(o)	$3.645 million for other costs incurred per section 7.7 and section 7.9 of the March 17, 2011 Credit Facility thru 12/31/2012.

(p)	All other costs incurred per section 7.7 of the March 17, 2011 Credit Facility from December 31, 2012 thru effective date of this facility.

12.	Other Equity Interest (Various stocks and bonds obtained as settlement for unpaid trade receivables due from bankrupt entities):

North American Van Lines

CUSTOMER NAME	SHARES	CUSIP NUMBER
Camex Energy Corp	4	133657106
Continental Information Systems Corp	76	21149710 2
Continental Information Systems Corp	6	211497 10 2
Continental Information Systems Corp	1	211497 10 2
Federated Department Stores/Macy’s	399	556616P104
Federated Department Stores/Macy’s	21.783	556616P104
Tetrahedron Associates Inc.	173	881622 10 4
XO Holdings Inc.	21	98417K10 6

2

Schedule 7.11(iv) to Credit Agreement (Term)

PERMITTED TRANSACTIONS WITH AFFILIATES

1.	Tax Sharing Agreement.

2.	Settlement Agreement, dated as of April 27, 2007, among SIRVA, Inc., Allied Van Lines, Inc., North American Van Lines, Inc., Global Van Lines, LLC., TFC, Inc., and Owner-Operator Independent Drivers Association, Inc., et al.

3.	Amended and Restated Agreement, dated April 20, 2007, by and among North American International Holding Corporation, SIRVA Holdings Limited, Pierre Finance Nederland Renting BV, Allied Arthur Pierre NV, SIRVA Worldwide, Inc., Transeuro Amertrans International Holdings BV, Smit Matrix BV and Zenic International Holdings Limited.

4.	Purchase Agreement, dated as of September 21, 2005 by and among SIRVA, Inc., SIRVA Worldwide, Inc., North American Van Lines, Inc., Allied Van Lines, Inc. and IAT Reinsurance Company Ltd.

5.	Subsidiaries of SIRVA Worldwide, Inc. have a receivables sale agreement with SIRVA Relocation Credit, LLC (“SRC”), which is an indirect wholly-owned subsidiary of SIRVA. SIRVA has a program to sell certain receivables generated by SIRVA Relocation LLC (“SIRVA Relocation”), a relocation services subsidiary of SIRVA Worldwide, Inc., to an independent third-party financial institution.

6.	A subsidiary of SIRVA Worldwide, Inc. has an agreement with SIRVA Relocation Funding, LLC (“SRF”), which is an indirect wholly-owned subsidiary of SIRVA. Pursuant to the agreement, SIRVA Worldwide, Inc. assigns the contract of sale for certain qualifying properties to SRF at the lesser of the current sales price as provided in the Multiple Listing Service or SIRVA Worldwide, Inc.‘s actual cost to acquire the property.

7.	A subsidiary of SIRVA Worldwide, Inc. has an agreement with SIRVA Mortgage whereby SIRVA Worldwide, Inc. collects a monthly management fee for expenses such as corporate office space rent, equipment rental, sales and marketing, depreciation, amortization and management information systems costs

8.	SIRVA Worldwide, Inc. reimburses SIRVA Mortgage for estimated direct loan origination costs incurred as part of a loan program sponsored by SIRVA Relocation.

EXHIBIT A

[FORM OF]

NOTE

FOR THE PURPOSES OF SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). BEGINNING NO LATER THAN [10 DAYS AFTER ISSUE DATE], THE LENDER MAY, UPON REQUEST, OBTAIN FROM THE BORROWER THE ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY BY CONTACTING THE [CHIEF FINANCIAL OFFICER] OF THE BORROWER AT [INSERT CONTACT INFORMATION].

$[ ]	New York, New York
[ ], 201[ ]

FOR VALUE RECEIVED, the undersigned, SIRVA WORLDWIDE, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [                    ] (the “Lender”) or its successors and permitted assigns, at the office of Goldman Sachs Bank USA, located at 30 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, in Dollars and in immediately available funds, the principal amount of the lesser of (a) [                    ] Dollars ($[                    ]) and (b) the aggregate unpaid principal amount of the Loan made by the Lender to the undersigned pursuant to subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable in accordance with subsection 2.4(a) of the Credit Agreement.

The Borrower further agrees to pay interest in Dollars at such office on the unpaid principal amount hereof from time to time at the applicable rates and at the times provided in the Credit Agreement until such principal amount is paid in full (both before and after judgment).

Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, each Agent and the Lenders shall be entitled to deem and treat the Lender as the owner and holder of this Note and the obligations evidenced hereby.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

This Note is one of the Notes referred to in, and is subject in all respects to, the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, SIRVA, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (including the Lender, the “Lenders”), and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties, and is secured and guaranteed as provided in the Guarantee and Collateral Agreement and the other Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof. Each holder hereof, by its acceptance of this Note, agrees to the terms of, and to be bound by and observe the provisions applicable to the Lenders contained in, the Credit Agreement and the other Loan Documents. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all notices of any kind under this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

SIRVA WORLDWIDE, INC.

By:
Name:
Title:

SCHEDULE A TO NOTE

LOANS, CONTINUATIONS, CONVERSIONS AND

REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of ABR Loans	Amount of Eurodollar Loans Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made by

SCHEDULE B TO NOTE

LOANS, CONVERSIONS AND

REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount of Eurodollar Loans Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made by

EXHIBIT B

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned,                      (the “Non-U.S. Lender”), pursuant to the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SIRVA Worldwide, Inc., a Delaware corporation, SIRVA, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties. The Non-U.S. Lender is providing this Certificate pursuant to subsection 3.10(b)(Y)(ii) of the Credit Agreement. The Non-U.S. Lender hereby certifies that:

(1) The undersigned, (a) if it is not treated as a partnership for U.S. federal income tax purposes, is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is supplying this certificate, and (b) if it is treated as a partnership for U.S. federal income tax purposes, is the sole record owner of the Loans in respect of which it is supplying this certificate, and its partners/members are the sole beneficial owners of such Loans. If the undersigned is a partnership, references to “the Non-U.S. Lender” in the following paragraphs shall be deemed to apply instead to each of the undersigned’s partners/members;

(2) The income from the Loan(s) held by the Non-U.S. Lender is not effectively connected with the conduct of a trade or business within the United States;

(3) With respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, the Non-U.S. Lender is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code;

(4) The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

(5) The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN or other applicable Internal Revenue Service Form. By executing this Certificate, the undersigned agrees that (1) if the information provided on this Certificate changes, the undersigned shall so inform the Borrower (for the benefit of the Administrative Agent) in writing within 30 days of such change and (2) the undersigned shall furnish the Borrower (for the benefit of the Administrative Agent) a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment.

Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the date written below.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Address:

Date:

EXHIBIT C

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:
__________

2. Assignee[s]:
__________

a. [Assignee is [a Lender][[Affiliate][Approved Fund] of [identify Lender]]]

b. [Assignee is an Eligible Assignee (other than a Lender or an Affiliate or Approved Fund of a Lender)]

c. [Assignee is an Affiliated Lender]

3.	Borrower: SIRVA WORLDWIDE, INC., a Delaware corporation

4.	Administrative Agent: GOLDMAN SACHS BANK USA

5. Credit Agreement: Credit Agreement dated as of March 27, 2013, among the Borrower, SIRVA, Inc., a Delaware corporation, the lenders from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent

6.	Assigned Interest[s]:

Assignor[s][4]	Assignee[s][5]	Aggregate Amount of Commitment for all Lenders[6]	Amount of Commitment Assigned	Percentage Assigned of Commitment[7]		CUSIP Number

		$	$		%

		$	$		%

		$	$		%

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

[4]	List each Assignor, as appropriate.
[5]	List each Assignee, as appropriate.
[6]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

8. [The][Each] Assignee agrees to comply with the terms of the Credit Agreement, including, without limitation, subsection 3.10(b) of the Credit Agreement, and the delivery of the forms and/or information requested therein.

[9.	Trade Date: ][8]

10.	Effective Date: , 20_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[SIGNATURE PAGE FOLLOWS]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]9 Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Authorized Signatory

[Consented to:

SIRVA WORLDWIDE, INC.

By:
Name:
Title:][10]

[9]	To be added unless assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.
[10]	To be added unless (1) an Event of Default described in subsection 8.1(a) or (f) of the Credit Agreement has occurred and is continuing at the time of such assignment or (2) assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transaction contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transaction contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.7(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.7(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1

[FORM OF]

BORROWING NOTICE

Date:

Pursuant to subsection 5(j) of the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SIRVA Worldwide, Inc., a Delaware corporation (the “Borrower”), SIRVA, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties, and in connection with the Borrowing requested in Annex A attached hereto, the Borrower hereby certifies that:

(1) Each of the representations and warranties of the Borrower pursuant to the Credit Agreement and each of the other Loan Documents to which the Borrower is a party or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to the Credit Agreement or any other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of such earlier date; and

(2) No Default or Event of Default has occurred and is continuing as of the date hereof or immediately after giving effect to the Loans to be made on the date hereof.

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Notice to be duly executed and delivered on its behalf as of the date first written above.

SIRVA WORLDWIDE, INC.

By:
Name:
Title:

ANNEX A TO BORROWING NOTICE

[Letterhead of the Borrower]

Date:

Goldman Sachs Bank USA, as Administrative Agent

c/o Goldman, Sachs & Co.

30 Hudson Street, 5th Floor

Jersey City, New Jersey 07302

Attention: Michelle Latzoni

Telephone No.: (212) 902-8517

Facsimile No.: (646) 769-7700

To Whom It May Concern:

Reference is made to the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SIRVA Worldwide, Inc., a Delaware corporation (the “Borrower”), SIRVA, Inc., a Delaware corporation, the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

A.	Type of Loan (if Eurodollar, the duration of the Interest Period):	[ABR] [Eurodollar and the Interest Period is: ]

B.	Date of Borrowing:

C.	Principal Amount of Borrowing:

D.	[ABR] [Eurodollar] Balance (including the Principal Amount of Borrowing in Item C above):

E.	Funds are requested to be disbursed to the Borrower at:

EXHIBIT D-2

[FORM OF]

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SIRVA Worldwide, Inc., a Delaware corporation (the “Borrower”), SIRVA, Inc., a Delaware corporation, the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to subsection 3.2 of the Credit Agreement, the Borrower desires to convert or continue the following Loan(s), each such conversion and/or continuation to be effective as of [            ], 20[    ]:

$[ ]	Eurodollar Loans[1] to be converted to ABR Loans

$[ ]	ABR Loans to be converted to Eurodollar Loans[2] with Interest Period of [one] [two] [three] [six] [nine] [twelve] month[s][3]

$[ ]	Eurodollar Loans[4] to be continued with Interest Period of [one] [two] [three] [six] [nine] [twelve] month[s][5]

[SIGNATURE PAGE FOLLOWS]

[1]	Eurodollar Loans may only be converted on the expiration of the applicable Interest Period unless the Borrower shall pay all breakage costs incurred in connection with such conversion.
[2]	No Loan may be converted into a Eurodollar Loan (i) when any Default or Event of Default has occurred and is continuing and, in the case of any Event of Default, the Administrative Agent has given notice to the Borrower that no such conversion may be made and (ii) after the date that is one month prior to the Termination Date.
[3]	Nine and twelve month Interest Periods must be agreed to by all applicable Lenders.
[4]	No Eurodollar Loan may be continued (i) when any Default or Event of Default has occurred and is continuing and, in the case of any Event of Default, the Administrative Agent has given notice to the Borrower that no such conversion may be made and (ii) after the date that is one month prior to the Termination Date.
[5]	Nine and twelve month Interest Periods must be agreed to by all applicable Lenders.

The Borrower hereby certifies that as of the date hereof, no event has occurred or is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.

Date: [ ], 201[_]	SIRVA WORLDWIDE, INC.,

By:
Name:
Title:

EXHIBIT E

[FORM OF]

CLOSING CERTIFICATE

Date: [            ], 201[    ]

Pursuant to (i) subsection 5(f) of the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”; terms used but not otherwise defined herein having the meanings assigned to them in the Term Credit Agreement), among SIRVA Worldwide, Inc., a Delaware corporation (the “Borrower”), SIRVA, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties, and (ii) [subsection 3.1 of the ABL Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”) among Holdings, SIRVA Worldwide, Inc. a Delaware corporation (“SWI”), North American Van Lines, Inc., a Delaware corporation (“NAVL”), SIRVA Relocation LLC, a Delaware limited liability company (“Relocation”), Allied Van Lines, Inc., a Delaware corporation (together with SWI, NAVL and Relocation, each an “ABL Borrower” and collectively the “ABL Borrowers”), the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent for the Lenders (as defined in the ABL Credit Agreement) and as collateral agent for the Secured Parties (as defined in the ABL Credit Agreement), the undersigned [            ], the duly elected, appointed, qualified and acting [            ] of [NAME OF LOAN PARTY] (the “Certifying Loan Party”), hereby certifies as follows:

(1) Each of the representations and warranties of the Certifying Loan Party pursuant to the Term Credit Agreement or the ABL Credit Agreement, as applicable, and each of the Loan Documents (as defined in the Term Credit Agreement or the ABL Credit Agreement, as applicable) to which it is a party as of the date hereof or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any such Loan Documents are true and correct in all material respects on and as of the date hereof (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date.

(2) [            ] is the duly elected or appointed, qualified and acting [            ] of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

(3) No Default (as defined in the Term Credit Agreement or the ABL Credit Agreement, as applicable) or Event of Default (as defined in the Term Credit Agreement or the ABL Credit Agreement, as applicable) under the Term Credit Agreement or the ABL Credit Agreement, as applicable, has occurred and is continuing as of the date hereof or immediately after giving effect to the Loans (as defined in the Term Credit Agreement or the ABL Credit Agreement, as applicable) pursuant to the Term Credit Agreement and the ABL Credit Agreement, as applicable, to be made on the date hereof.

(4) Not more than [            ] shares of Preferred Stock remain outstanding as of the Closing Date.

The undersigned Secretary of the Certifying Loan Party certifies as follows:

(5) Attached hereto as Annex 1 is a true, correct and complete copy of the resolutions duly adopted by the [Board of Directors] [Board of Managers] [Sole Member] of the Certifying Loan Party on [            ]; such resolutions have not in any way been amended, restated, supplemented, annulled, revoked, rescinded or otherwise modified, have been in full force and effect since their adoption to and including the date hereof, are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

(6) Attached hereto as Annex 2 is a true, correct and complete copy of the bylaws or operating agreement (or other similar governing document serving the same purpose) of the Certifying Loan Party; such by-laws or operating agreement (or other similar governing document serving the same purpose) have not been amended, restated, supplemented, annulled, revoked, rescinded or otherwise modified, have been in full force and effect since their adoption to and including the date hereof, are now in full force and effect.

(7) Attached hereto as Annex 3 is a true, correct and complete copy of the certificate or articles of incorporation or formation (or other similar governing document serving the same purpose) of the Certifying Loan Party (the “[Certificate] [Articles] of [Incorporation] [Formation]”) as in effect on the date hereof; as of the date hereof, no amendment, restatement, supplement or other modification to such [Certificate] [Articles] of [Incorporation] [Formation] of the Certifying Loan Party has been filed by the Certifying Loan Party in the office of the Secretary of State of the State of [            ] since the later of (i) the initial filing date referenced in such [Certificate] [Articles] of [Incorporation] [Formation] or (ii) the date of the most recent certificate of amendment, restatement, amendment and restatement or correction, if any, included in such [Certificate] [Articles] of [Incorporation] [Formation]. No action has been taken by the Certifying Loan Party to dissolve, terminate, transfer or withdraw its existence as a [            ] [corporation] [limited liability company].

(8) Attached as Annex 4 are the persons duly elected or appointed, qualified and acting officers of the Certifying Loan Party holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents (as defined in the Term Credit Agreement or the ABL Credit Agreement, as applicable) to the Term Credit Agreement or ABL Credit Agreement, as applicable, to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to such Loan Documents.

(9) Attached as Annex 5 is a true, correct and complete copy of the certificate of good standing of the Certifying Loan Party issued by the Secretary of State of the State of [            ].

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

[NAME OF CERTIFYING LOAN PARTY]

By:
Name:
Title:

The undersigned, being the duly elected or appointed, qualified and acting [            ] of the Certifying Loan Party, hereby certifies that [            ] is the duly elected or appointed, qualified and acting [            ] of the Certifying Loan Party and that the foregoing signature appearing above [his/her] name is [his/her] genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the aforementioned corporations as of the date first written above.

[NAME OF CERTIFYING LOAN PARTY]

By:
Name:
Title:

ANNEX 1

[Resolutions]

ANNEX 2

[By-Laws] [Operating Agreement]

ANNEX 3

[Certificate] [Articles] of [Incorporation] [Formation]

ANNEX 4

Name	Office	Signature
[ ]	[ ]
[ ]	[ ]

ANNEX 5

[Good Standing Certificate]

EXHIBIT F

[FORM OF]

DISCOUNTED PREPAYMENT OPTION NOTICE

Goldman Sachs Bank USA, as Administrative Agent

c/o Goldman, Sachs & Co.

30 Hudson Street, 5th Floor

Jersey City, New Jersey 07302

Attention: Michelle Latzoni

Telephone No.: (212) 902-8517

Facsimile No.: (646) 769-7700

[            ], 201[    ]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SIRVA Worldwide, Inc., a Delaware corporation (the “Borrower”), SIRVA, Inc., a Delaware corporation, the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives notice that it desires to make a Discounted Voluntary Prepayment on the terms set forth in the Credit Agreement in an aggregate principal amount and at the discount specified below:

•	Proposed Discounted Prepayment Amount: $[ ][1]

•	Discount: not less than [ ]% nor greater than [ ]% of par of the principal amount of Loans (the “Discount Range”)

The Borrower hereby invites each Lender to specify an Acceptable Price for a principal amount of Loans at which such Lender is willing to receive a Discounted Voluntary Prepayment by submitting an offer via fax or email to the attention of [            ] at the Administrative Agent no later than [    ] p.m., New York time, on [            ], 201[_] (the “Acceptance Date”)2.

[1]	Amount not to be less than Loans having a par value of $20,000,000.
[2]	Such date shall be at least five Business Days following the date of the Discounted Prepayment Option Notice.

This notice may be withdrawn only by written notice received by the Administrative Agent at any time prior to the delivery of a Discounted Voluntary Prepayment Notice.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

SIRVA WORLDWIDE, INC.

By:
Name:
Title:

EXHIBIT G

[FORM OF]

LENDER PARTICIPATION NOTICE

Goldman Sachs Bank USA, as Administrative Agent

c/o Goldman, Sachs & Co.

30 Hudson Street, 5th Floor

Jersey City, New Jersey 07302

Attention: Michelle Latzoni

Telephone No.: (212) 902-8517

Facsimile No.: (646) 769-7700

[            ], 201[_]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SIRVA Worldwide, Inc., a Delaware corporation (the “Borrower”), SIRVA, Inc., a Delaware corporation, the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice that it is willing to permit the Discounted Voluntary Prepayment on the terms set forth in the Credit Agreement of the following principal amount of Loans held by such Lender at the Acceptable Price specified below next to such principal amount:

Aggregate Principal Amount of Loans Offered for Prepayment[1]	Acceptable Price (within the Discount Range)
$[ ]	[ ]%

This notice may be withdrawn only by written notice received by the Administrative Agent at any time prior to the delivery of a Discounted Voluntary Prepayment Notice.

[SIGNATURE PAGE FOLLOWS]

[1]	Subject to rounding requirements specified by the Administrative Agent

Very truly yours,

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT H

[FORM OF]

DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Goldman Sachs Bank USA, as Administrative Agent

c/o Goldman, Sachs & Co.

30 Hudson Street, 5th Floor

Jersey City, New Jersey 07302

Attention: Michelle Latzoni

Telephone No.: (212) 902-8517

Facsimile No.: (646) 769-7700

[            ], 201[_]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SIRVA Worldwide, Inc., a Delaware corporation (the “Borrower”), SIRVA, Inc., a Delaware corporation, the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives irrevocable notice of its intent to make a Discounted Voluntary Prepayment on [            ], 201[_], on the terms set forth in the Credit Agreement in an aggregate principal amount and at the discount specified below:

•	Discounted Voluntary Prepayment: $[ ]

•	Applicable Discount: [__]%

•	Effective Date: [ ]

The undersigned acknowledges that by giving this notice it will be obligated to pay, on the Effective Date, to the applicable Lenders the Discounted Voluntary Prepayment specified above, subject to the Applicable Discount on the applicable Loans, together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

SIRVA WORLDWIDE, INC.

By:
Name:
Title:

EXHIBIT I

[FORM OF]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the [                    ]1 of SIRVA Worldwide, Inc., a Delaware corporation (the “Borrower”).

2. I have reviewed the terms of the Credit Agreement, dated as of March 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, among the Borrower, SIRVA, Inc., a Delaware corporation, the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the Secured Parties; the terms defined therein and not otherwise defined herein being used herein as therein defined), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of an Event of Default or Default that has occurred and is continuing at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of [            ], 201[_], pursuant to subsection 6.2(b) of the Credit Agreement.

SIRVA WORLDWIDE, INC.

By:
Name:
Title:

[1]	Compliance Certificate to be signed by a Responsible Officer of the Borrower.

ANNEX A TO COMPLIANCE CERTIFICATE20

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

[To be conformed to final Credit Agreement]

1.	Consolidated Cash Interest Expense: (i) – (ii)[21] =		$[ , , ]

	(i)	interest expense (accrued and paid or payable in cash for such period, and in any event excluding (a) any amortization or write off of financing costs, (b) any non-cash or deferred interest financing costs, (c) all fees (including, without limitation, any agency fees and any cash management fees) and (d) any prepayment penalty related to the termination and/or payoff of the Existing Term Loan Credit Agreement) on Indebtedness of the Borrower and its consolidated Subsidiaries for such period:	$[ , , ]

	(ii)	interest income (accrued and received or receivable in cash for such period) of the Borrower and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP:	$[ , , ]

2.	Consolidated Indebtedness: (i) – (ii) =		$[ , , ]

	(i)	at the date of determination thereof, the sum (without duplication) of: (a) Consolidated Long Term Debt: (b) Consolidated Short Term Debt:	$[ , , ] $[ , , ]

	(ii)	the aggregate amount of cash and Cash Equivalents of such Person and its Subsidiaries as of such date not to exceed $20,000,000; provided that such cash and Cash Equivalents shall be Unrestricted Cash:	$[ , , ]

[20]	The description of the calculations set forth in this Compliance Certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.
[21]	In calculating Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters ended prior to the fiscal quarter ending December 31, 2013, the applicable calculation period shall be from March 31, 2013 to the date of determination, and the amount of Consolidated Cash Interest Expense for such period shall be the aggregate amount of Consolidated Cash Interest Expense for such calculation period times (x) in the case of the fiscal quarter ending March 31, 2013, four, (y) in the case of the fiscal quarter ending June 30, 2013, two and (z) in the case of the fiscal quarter ending September 30, 2013, 4/3.

3.	EBITDA: (i) + (ii) – (iii) =		$[ , , ]

	(i)	Consolidated Net Income for such period adjusted to exclude the following items (without duplication) ofincome or expense to the extent that such items areincluded in the calculation of Consolidated Net Income:	$[ , , ]

		(a) net interest expense:	$[ , , ]

		(b) total income tax expense:	$[ , , ]

		(c) depreciation expenses:	$[ , , ]

		(d) the expense associated with amortization of intangible and other assets (including amortization or other expenserecognition of any costs associated with asset write-ups inaccordance with APB Nos. 16 and 17):	$[ , , ]

		(e) income and/or loss from discontinued operations:	$[ , , ]

		(f) any gain or loss associated with the sale or write-down of assets not in the normal course of business, (it beingunderstood that sales of operating assets to Local Agents or Owner/Operators and sales of home inventory are in thenormal course of business):	$[ , , ]

		(g) gains/losses from the extinguishment of liabilities (including any prepayment penalty related to thetermination and/or payoff of the Existing Term Loan Credit Agreement):	$[ , , ]

		(h) non-cash long-term asset impairment charges:	$[ , , ]

		(i) any nonrecurring or extraordinary expenses, gains orlosses:	$[ , , ]

		(j) gains/losses arising in connection with foreign exchangetransactions:	$[ , , ]

	(ii)	without duplication and to the extent deducted in determining Consolidated Net Income for such period:	$[ , , ]

		(a) cash and non-cash fees (including legal fees and other similar advisory and consulting fees, administrative fees and working fees), charges, payments and expenses takenor paid in connection with the consummation of the Transactions and, to the extent permitted hereunder, any permitted acquisition, Investment, disposition of property or assets, issuance of Capital Stock or Indebtedness issuance (in each case, whether or not consummated):	$[ , , ]

		(b) indemnification payments, fees and expense reimbursement paid to directors in the ordinary course of business:	$[ , , ]

		(c) all non-cash charges, expenses or losses:	$[ , , ]

		(d) proceeds from business interruption insurance:	$[ , , ]

		(e) expenses and charges which are actually reimbursed (pursuant to indemnity or otherwise):	$[ , , ]

		(f) net periodic benefit cost or income related to the SIRVA Employees’ Retirement Plan and the SIRVA Nonqualified Pension Plan:	$[ , , ]

	(iii)	to the extent not already deducted in determining Consolidated Net Income for such period:	$[ , , ]

		the amount of any loan, advance or cash dividend made by the Borrower or any of its Subsidiaries to Holdings pursuant to subsection 7.7(a)(iv) of the Credit Agreement; provided that for the avoidance of doubt, regardless of whether any Discounted Voluntary Prepayment pursuant to subsection 3.4(f) of the Credit Agreement or any other payment of Indebtedness is deemed to result in a non-cash gain, no such gain shall increase EBITDA:	$[ , , ]

4.	Excess Cash Flow: (i) – (ii) +/- (iii) + (iv) =		$[ , , ]

		(i) EBITDA for such period:	$[ , , ]

		(ii) (a) the amounts for such period paid or payable in cash from internally generated cash for any Capital Expenditures during such period:	$[ , , ]

		(b) any principal payments (other than (i) voluntary principal payments of the Loans during such period pursuant to subsection 3.4(a) of the Credit Agreement and (ii) Discounted Voluntary Prepayments made during such period pursuant to subsection 3.4(f) of the Credit Agreement) of the Loans:	$[ , , ]

		(c) the aggregate amount of cash used to make Discounted Voluntary Prepayments during such period pursuant to subsection 3.4(f) of the Credit Agreement:	$[ , , ]

(d) any principal payments resulting in a permanent reduction of any other Indebtedness (excluding the Loans)of the Borrower or any of its Subsidiaries made during such period:	$[ , , ]

(e) Consolidated Cash Interest Expense for such period,plus, without duplication, any cash fees for such periodexcluded from the definition of Consolidated Cash Interest Expense pursuant to clause (i)(c) of the definition thereof:	$[ , , ]

(f) any taxes paid or payable (including, for the avoidance of doubt, any amounts paid or payable under the Tax Sharing Agreement) in cash during such period:	$[ , , ]

(g) the Net Cash Proceeds from any Asset Sale to the extent that such Net Cash Proceeds (i) (without duplication of clause (a) or (h) above) consist of any Reinvested Amount or are otherwise applied in accordance with subsection 3.4(b) of the Credit Agreement and (ii) are included in the calculation of EBITDA:	$[ , , ]

(h) (without duplication of clause (a) above) the amounts for such period paid in cash from internally generated cash for any Investment made in accordance with subsection 7.9(e), (g), (l), (o) or (q) of the Credit Agreement:	$[ , , ]

(i) (without duplication of clause (b) or (c) above) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Subsidiaries in accordance with subsection 7.12 of the Credit Agreement during such period to the extent included in EBITDA:	$[ , , ]

(j) to the extent not otherwise subtracted from EBITDA in this paragraph 4, any cash dividends, and other loans and advances, made during such period by the Borrower or any of its Subsidiaries to Holdings, so long as such dividends, loans and advances are expressly permitted by clauses (a) through (g) of subsection 7.7 of the Credit Agreement:	$[ , , ]

(k) to the extent not subtracted in the calculation of EBITDA, the amount of any cash contributions required bylaw to be made by the Borrower or any of its Subsidiaries to any Plan:	$[ , , ]

		(l) fees (including legal fees and other similar advisory and consulting fees, administrative fees and working fees), charges, payments and expenses paid or payable in cash during such period in connection with the consummation of the Transactions and, to the extent permitted hereunder, any permitted acquisition, Investment, disposition of property or assets, issuance of Capital Stock or Indebtedness issuance (in each case, whether or not consummated):	$[ , , ]

		(m) indemnification payments, fees and expense reimbursement paid to directors in cash during such period in the ordinary course of business:	$[ , , ]

		(n) any prepayment penalty during such period related to the termination and/or payoff of the Existing Term Loan Credit Agreement:	$[ , , ]

	(iii)	(a) any nonrecurring or extraordinary cash expenses, gains or losses during such period: (b) cash gains or losses arising in connection with foreign exchange transactions during such period:	$[ , , ] $[ , , ]

	(iv)	the Change in Consolidated Working Capital for such period:	$[ , , ]

5.	Consolidated Interest Coverage Ratio: (i)/(ii) =		$[ , , ]

	(i)	EBITDA for such period:	$[ , , ]

	(ii)	Consolidated Cash Interest Expense for such period: Actual: Required:	$[ , , ] _.__:1.00 _.__:1.00

6.	Consolidated Leverage Ratio: as of the last day of such period, (i)/(ii) =		$[ , , ]

	(i)	Consolidated Indebtedness on such day:	$[ , , ]

	(ii)	EBITDA for the period of four full fiscal quarters ending on such date: Actual: Required:	$[ , , ] _.__:1.00 _.__:1.00

7.	Available Amount: (i) + (ii) + (iii) – (iv) =	$[ , , ]

(i) Excess Cash Flow, commencing with the fiscal year ending December 31, 2013, that is not required to be applied to the prepayment of the Loans pursuant to subsection 3.4(c) of the Credit Agreement:		$[ , , ]

(ii) the Net Cash Proceeds or Fair Market Value received after the Closing Date from the issuance and sale of Capital Stock (other than Disqualified Stock) or other cash contributions to the capital of the Borrower or assets or property contributed to the Borrower:		$[ , , ]

(iii) an amount equal to any returns in cash and cash equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments pursuant to subsection 7.9(q) of the Credit Agreement; provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to subsection 7.9(q) of the Credit Agreement:		$[ , , ]

(iv) the sum of the aggregate amount of (a) Investments made after the Closing Date using the Available Amount pursuant to subsection 7.9(q) of the Credit Agreement, (b) loans, advances and cash dividends made after the Closing Date using the Available Amount pursuant to subsection 7.7(i) of the Credit Agreement, (c) any Capital Expenditures made using the Available Amount after the Closing Date pursuant to subsection 7.8 of the Credit Agreement, and (d) any permitted acquisitions made using the Available Amount after the Closing Date subject to subsection 7.10(c)(iii) of the Credit Agreement:		$[ , , ]

Appendix A

Commitments

Lender	Commitment
Goldman Sachs Bank USA	$300,000,000

Appendix B

Competitors

None.